As filed with the Securities and Exchange Commission on April 15, 2016

Registration No. 333-208894

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4 TO
FORM S-11
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

MANHATTAN BRIDGE CAPITAL, INC.

(Exact Name of Registrant as Specified in its Charter)

New York	11-3474831
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

MBC FUNDING II CORP.

(Exact Name of Registrant as Specified in its Charter)

New York	81-0758358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

60 Cutter Mill Road, Suite 205
Great Neck, New York 11021
(516) 444-3400

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Assaf Ran
Chief Executive Officer
Manhattan Bridge Capital, Inc.
60 Cutter Mill Road, Suite 205
Great Neck, New York 11021
(516) 444-3400

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Stephen A. Zelnick, Esq. Morse, Zelnick, Rose & Lander, LLP 825 Third Avenue, 16th Floor New York, New York 10022 Tel: (212) 838-8040 Fax: (212) 208-6809	Brad L. Shiffman, Esq. Blank Rome LLP 405 Lexington Avenue New York, New York 10174 Tel: (212) 885-5442 Fax: (917) 332-3725

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is deemed effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED APRIL , 2016

$6,000,000   % Senior Secured Notes due         , 2026

MBC Funding II Corp

MBC Funding II Corp. (“Funding”), a wholly-owned subsidiary of Manhattan Bridge Capital, Inc., a real estate investment trust, is offering $     aggregate principal amount of its   % senior notes due            , 2026 (the “Notes”) in accordance with the terms and conditions set forth in the Indenture relating to the Notes (the “Indenture”). The material terms of the Notes offered by this prospectus are as follows:

•	Unless redeemed earlier as set forth in the Indenture, the entire outstanding principal balance of the Notes and all accrued but unpaid interest thereon will become due and payable on , 2026 (the tenth anniversary of the issue date of the Notes).
•	Interest on the outstanding balance of the Notes will begin to accrue at the rate of % per annum beginning on , 2016 (the first day following the three-month anniversary of the issue date of the Notes) and interest will be payable monthly in arrears, in cash, on the 15th day of each calendar month beginning , 2016 (the first calendar month following the month in which interest on the Notes begins to accrue).
•	The Notes will be senior secured obligations of Funding. Funding’s assets initially will consist principally of a pool of mortgage loans secured by first priority liens on real estate that Funding will purchase from us with the net proceeds from the sale of the Notes. Under the Indenture, the aggregate principal amount of the mortgage loans owned by Funding and Funding’s cash on hand must always equal at least 120% of the principal amount of the indebtedness evidenced by the Notes.
•	The principal amount of the Notes will be repaid in monthly installments, if, and only if, at such time the sum of the aggregate principal amount of the mortgage loans held by Funding plus Funding’s cash on hand is less than 120% of the outstanding principal amount of the Notes.
•	We will guarantee Funding’s obligations under the Notes and we will secure our obligations under the guaranty by pledging 100% of Funding’s equity.
•	Funding may redeem the Notes, in whole or in part, at any time after , 2019 (the third anniversary of the issue date of the Notes) upon at least 30 days prior written notice to the holders of the Notes (the “Noteholders”). The redemption price will be equal to the outstanding principal amount of the Notes redeemed plus the accrued but unpaid interest up to, but not including, the date of redemption, without penalty or premium; provided that (i) if the Notes are redeemed on or after , 2019 (the third anniversary of the issue date of the Notes) but prior to , 2020 (the fourth anniversary of the issue date of the Notes), the redemption price will be 103% of the principal amount of the Notes redeemed and (ii) if the Notes are redeemed on or after , 2020 (the fourth anniversary of the issue date of the Notes) but prior to , 2021 (the fifth anniversary of the issue date of the Notes), the redemption price will be 101.5% of the principal amount of the Notes redeemed plus, in either case, the accrued but unpaid interest on the Notes redeemed up to, but not including, the date of redemption.
•	Each Noteholder has the right to cause Funding to redeem his Notes on , 2021 (the fifth anniversary of the issue date of the Notes). The redemption price for each Note tendered for redemption will be equal to the outstanding principal balance of the such Note plus the accrued but unpaid interest thereon up to, but not including, the date of redemption.
•	Funding will be obligated to offer to redeem the Notes if there is a “change of control” with respect to Funding or us or if Funding or we sell any assets unless, in the case of an asset sale, the proceeds are reinvested in the business of the seller. The redemption price in connection with a change of control will be 101% of the outstanding principal amount of the Notes redeemed plus the accrued but unpaid interest thereon up to, but not including, the date of redemption. The redemption price in connection with an asset sale will be the principal amount of the Notes redeemed plus the accrued but unpaid interest thereon up to, but not including, the date of redemption.
•	The Notes will be issued in denominations and integral multiples of $1,000.00.
•	We intend to list the Notes on the NYSE MKT and they will trade under the symbol “LOAN/26”. We cannot assure you that an active trading market for the Notes will ever develop. We expect the Notes will begin trading on NYSE MKT on or about , 2016.

Investing in the Notes involves risk. You should carefully consider all of the information in this prospectus before you purchase any Notes. In particular, see “Risk Factors” beginning on page 14 of this prospectus for a description of risks that you should consider before purchasing any Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to MBC Funding
(1)	Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Aegis Capital Corp., the representative of the underwriters. See “Underwriting” for a description of the compensation payable to the underwriters.

We have granted the representative a 45-day option to purchase up to $     aggregate principal amount of Notes to cover over-allotments, if any.

We expect that delivery of the Notes will be made in New York, New York on or about           , 2016 in book entry form only through the facilities of the Depository Trust Company for the accounts of the purchasers.

Aegis Capital Corp

          , 2016

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or any free writing prospectus that we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not done anything that would permit any offering under this prospectus or any prospectus supplement to this prospectus or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of securities and the distribution of this prospectus outside the United States.

As used in this prospectus, unless the context otherwise requires, the terms “Manhattan Bridge Capital,” “we,” “us,” “our” and “our company” refer to Manhattan Bridge Capital, Inc., a New York corporation, and all entities owned or controlled by Manhattan Bridge Capital, Inc. All references in this prospectus to “Funding” or “MBC Funding” refer to MBC Funding II, Inc., our wholly-owned, special purpose subsidiary that is the issuer of the Notes.

i

SUMMARY

This Summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before purchasing any Notes, you should carefully read this entire prospectus and any free writing prospectus that we may authorize to be delivered or made available to you, information incorporated herein by reference, our historical financial statements and the exhibits to the registration statement of which this prospectus is a part. Unless specifically provided otherwise, all of the information provided in this prospectus, as well as in any free writing prospectus that we may authorize to be delivered or made available to you, relates to Manhattan Bridge Capital.

Introduction

We, Manhattan Bridge Capital, Inc., are a New York-based real estate finance company that specializes in originating, servicing and managing a portfolio of first mortgage loans. We offer short-term, secured, non–banking loans (sometimes referred to as “hard money” loans), which we may renew or extend on, before or after their initial term expires, to real estate investors to fund their acquisition, renovation, rehabilitation, or development of residential or commercial properties located in the New York metropolitan area. We are organized and conduct our operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. Our common shares are listed on the Nasdaq Capital Market and trade under the symbol “LOAN”.

Our wholly-owned subsidiary, MBC Funding II Corp., referred to in this prospectus as “Funding”, is offering up to $6,000,000 million aggregate principal amount of its   % senior secured notes due            , 2026, ten years from the date of issuance (the “Notes”). As indicated, the Notes will be the senior obligations of Funding and secured by all of Funding’s assets. In addition, we will guarantee the payment of all interest accruing on the Notes and the repayment of the principal amount of the Notes at maturity or earlier as provided in the Indenture pursuant to which the Notes will be issued and to which we will be a party (the “Indenture”). We have applied to list the Notes on the NYSE MKT under the trading symbol “LOAN/26”.

We organized Funding on December 7, 2015, specifically for the purpose of this transaction. Prior to issuance of the Notes, Funding has no assets or liabilities and is not engaged in any trade or business. Our chief executive officer and chief financial officer will be the chief executive officer and chief financial officer, respectively, of Funding. Funding will not be charged for their services. Assaf Ran, our chief executive officer, chairman of the board, founder and controlling shareholder, will be the sole director of Funding. At this time, we do not contemplate that Funding will have any other shareholders, employees, officers or directors. We intend to treat Funding as a “qualified REIT subsidiary” for federal income tax purposes. As such, Funding will not be treated as a separate corporation for purposes of determining whether we qualify and operate as a REIT for U.S. federal income tax purposes. Essentially, for purposes of determining whether we qualify and operate as a REIT, Funding will be disregarded as a separate entity and all assets, liabilities and items of income, deduction and credit of Funding will be treated as our assets, liabilities and items of income, deduction and credit. Funding is not required to pay federal income tax, and our ownership of all of the stock of Funding does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer’s securities or more than 5% of the value of our total assets.

Funding will use the net proceeds from the sale of the Notes to purchase from us, free and clear of all liens and other security interests, a pool of mortgage loans, which we originated and funded, each of which is secured by first priority security interests on real property. The aggregate outstanding principal balance of the mortgage loans that Funding will purchase from us will equal 120% of the aggregate principal amount of the Notes. Under the Indenture, we are required to maintain this ratio until all the Notes have been repaid in full. To the extent the aggregate principal amount of the mortgage loans owned by Funding plus Funding’s cash on hand are less than 120% of the indebtedness represented by the Notes, Funding is required to repay, on a monthly basis, the principal amount of the Notes equal to the amount necessary such that, after giving effect to such repayment, the aggregate principal amount of all mortgage loans owned by Funding plus Funding’s cash on hand, if any, at such time is equal to or greater than 120% of the outstanding principal amount of the

Notes. For this purpose, each mortgage loan is deemed to have a value equal to its outstanding principal balance unless the borrower is in default of its obligations under such mortgage loan.

We will use the net proceeds of this offering that we receive from Funding to pay down the outstanding balance on our Webster Credit Line, as more particularly described below and in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” Funding will collect payments of interest and principal on the mortgages it holds and use those funds to make the required interest and principal payments to the Noteholders. Any excess cash received by Funding either will be distributed to us or held by Funding, in either case, to be used for working capital and general corporate purposes, including the payment of operating expenses, to fund capital expenditures, to pay down debt, to fund new real estate loans and to make dividend payments to our shareholders.

General

The properties securing our loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment and, typically, are not income producing. Each loan is secured by a first mortgage lien on real estate. In addition, each loan is personally guaranteed by the principal(s) of the borrower guaranty, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The face amounts of the loans we originate historically have ranged from $14,000 to a maximum of $1.475 million. Our board of directors established a policy limiting the maximum amount of any loan to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $2.0 million. Our loans typically have a maximum initial term of 12 months and bear interest at a flat rate equal of 12% to 15% per year. In addition, we usually receive origination fees, or “points,” ranging from 1% to 3% of the original principal amount of the loan as well as other fees relating to underwriting, funding and managing the loan. Interest is always payable monthly, in arrears. In the case of acquisition financing, the principal amount of the loan usually does not exceed 75% of the value of the property (as determined by an independent appraiser), and in the case of construction financing, up to 80% of construction costs.

Since commencing this business in 2007, we have never had to foreclose on a property and none of our loans have ever gone into default, although sometimes we have renewed or extended the term of a loan to enable the borrower to avoid premature sale or refinancing of the property. When we renew or extend a loan we generally receive additional “points” and other fees.

Our officers are experienced in hard money lending under various economic and market conditions. Loans are originated, underwritten and structured by our chief executive officer, assisted by our chief financial officer, and then managed and serviced principally by our chief financial officer. A principal source of new transactions has been repeat business from prior customers and their referral of new business. We also receive leads for new business from brokers, banks and a limited amount of newspaper advertising and direct mail.

Our Competitive Strengths

We believe our competitive advantages include the following:

•	Experienced management team. Our chief executive officer and chief financial officer have successfully originated and serviced a portfolio of short-term, real estate mortgage loans generating attractive annual returns under varying economic and real estate market conditions.
•	Long-standing relationships. A significant portion of our business comes from repeat customers with whom we have long-standing relationships. These customers also provide us with new leads that could result in new lending opportunities.
•	Knowledge of the market. We have intimate knowledge of the New York metropolitan area real estate market, which enhances our ability to identify attractive opportunities and helps distinguish us from many of our competitors.
•	Disciplined lending. We utilize underwriting and loan closing procedures that include numerous checks and balances to evaluate the risks and merits of each potential transaction.
•	Vertically-integrated loan origination platform. We manage and control the loan process from origination through closing with our own personnel or independent third parties, including legal counsel and appraisers, with whom we have long relationships.

•	Structuring flexibility. As a small, non-bank, neighborhood-focused real estate lender, we can move quickly and have much more flexibility than traditional lenders to structure loans to suit the needs of our clients.
•	No legacy issues. Unlike many of our competitors, we are not burdened by distressed legacy real estate assets.

Market Opportunity

We believe there is a significant market opportunity for a well-capitalized “hard money” lender to originate attractively priced loans to small scale real estate developers with strong credit fundamentals, particularly in the New York metropolitan area where real estate values continue to rise and substandard properties are being improved, rehabilitated and renovated. We also believe these developers would prefer to borrow from us rather than other lending sources because of our flexibility in structuring loans to suit their needs and our ability to close quickly.

Our Strategy

Our objective is to protect and preserve capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term principally through dividends. We intend to achieve this objective by continuing to focus exclusively on selectively originating, managing and servicing a portfolio of first mortgage real estate loans designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that our ability to react quickly to the needs of borrowers, our flexibility in terms of structuring loans to meet the needs of borrowers, our intimate knowledge of the New York metropolitan area real estate market, our expertise in “hard money” lending and our focus on newly originated first mortgage loans, should enable us to achieve this objective. Nevertheless, we will remain flexible in order to take advantage of other real estate opportunities that may arise from time to time, whether they relate to the mortgage market or to direct or indirect investments in real estate.

Our strategy to achieve our objective includes the following:

•	capitalize on opportunities created by the long-term structural changes in the real estate lending market and the continuing lack of liquidity in the real estate market;
•	take advantage of the prevailing economic environment as well as economic, political and social trends that may impact real estate lending currently and in the future as well as the outlook for real estate in general and particular asset classes;
•	remain flexible in order to capitalize on changing sets of investment opportunities that may be present in the various points of an economic cycle; and
•	operate so as to qualify as a REIT and for an exemption from registration under the Investment Company Act.

Leverage Policy/Financing Strategy

We have a $14.0 million line of credit with Webster Business Credit Corporation (“Webster”) that we can draw upon, from time to time, to make loans (the “Webster Credit Line”). Borrowings under the Webster Credit Line bear interest at a rate equal to (i) LIBOR plus 4.75% or (ii) Webster’s base commercial lending rate plus 3.25%, as we determine. The credit line expires and the outstanding indebtedness thereunder will become due and payable in full on February 27, 2018. As of December 31, 2015, the outstanding balance on the Webster Credit Line was approximately $11.8 million. As of March 31, 2016, the balance was $10.7 million. Prior to entering into the Webster Credit Line, we had a $7.7 million credit facility (the “Sterling Credit Line”) with Sterling National Bank (“Sterling”). We paid off the entire balance due to Sterling with proceeds from the Webster Credit Line and terminated the Sterling Credit Line on February 27, 2015. Prior to entering into the Sterling Credit Line, we had a $300,000 credit line with Valley National Bank, which we paid off in 2011. In 2010, we raised $500,000 through the sale of senior secured notes, which have since been repaid. In addition, over the last six years we have raised approximately $8.7 million from the sale of short- and medium-term notes, of which $2.47 million and $1.1 million principal amount was outstanding at December 31, 2014 and 2015, respectively, and $860,620 outstanding as of March 31, 2016. Finally, in July 2014 and May 2015 we raised gross proceeds of $5.0 million and $4.92 million, respectively, from public offerings of our common shares. We may in the future, decide to take on additional debt to expand our mortgage loan origination activities in order to increase the potential returns to our shareholders. Although we have no pre-set guidelines in terms of leverage ratio, the amount of leverage we will deploy will depend on our assessment of a variety of factors, which may include the liquidity of the real estate market in which most of our collateral is located, employment rates, general economic conditions, the cost of funds relative to the yield curve, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, our opinion of the creditworthiness of our borrowers, the value of the collateral underlying our portfolio, and our outlook for interest rates and property values. We intend to use leverage for the sole purpose of financing our portfolio and not for the purpose of speculating on changes in interest rates.

Loan Origination and Underwriting Process

We will continue to focus on originating short-term first mortgage loans. We will continue to be responsible for each stage of the lending process, which includes: (1) sourcing deals from the brokerage community and directly from real estate owners, operators, developers and investors; (2) performing due diligence with respect to underwriting the loans; (3) undertaking risk management with respect to each loan and our aggregate portfolio; (4) closing the loan; and (5) managing the loan post-closing.

After identifying a particular lending opportunity, we perform financial, operational, credit and legal due diligence and evaluate the credit-worthiness of the borrower and its principals who will guaranty the loan to assess the risks of the investment. We analyze the opportunity and conduct follow-up due diligence as part of the underwriting process. As part of this process, the key factors that we consider include, but are not limited to, transactional documentation, loan-to-value ratios, credit-worthiness of the guarantors, the location of the property and property valuation. In evaluating the merits of any particular proposed loan transaction, we will also evaluate the impact of each loan on our existing loan portfolio. In particular, we need to evaluate whether the new loan would cause our portfolio to be too heavily concentrated with, or cause too much risk exposure to, any one borrower, class of real estate, neighborhood, or other issues. If we determine that a proposed investment presents excessive concentration risk, we may decide to forego the opportunity. As a REIT, we also need to determine the impact of each loan on our ability to maintain our REIT qualification.

Summary Risk Factors

An investment in the Notes involves various risks. You should consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 14 of this prospectus before purchasing Notes. If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make distributions to our shareholders could be materially and adversely affected. In that case, our ability to make interest payments on the Notes or to repay the Notes at maturity may be impaired and you may lose some or all of your investment.

•	We are controlled by our shareholders whose interest may not always be aligned with the interests of the Noteholders.
•	An active public trading market for the Notes may not develop.
•	The Indenture will contain restrictive covenants that may limit Funding’s operating flexibility and adversely impact its financial condition.
•	The limited covenants in the Indenture and the Notes may not provide adequate protection against significant events that could adversely affect Noteholders and Funding.
•	Funding may not be able to make the required payments of interest and principal under the Notes.
•	Funding is not obligated to contribute to a sinking fund to retire the Notes and the Notes are not guaranteed by any governmental agency.
•	The collateral granted as security for Funding’s obligations under the Notes may be insufficient to repay the indebtedness upon a default.
•	As the controlling shareholder of Funding, we have an inherent conflict and may not always act in the best interests of the Noteholders.

•	Various provision in the Indenture restrict the ability of the Indenture Trustee or the Noteholders to enforce their rights against us in the event Funding defaults on its obligations under the Notes.
•	Funding has no obligation to redeem the Notes prior to their maturity date except in limited circumstances.
•	Funding may not be able to redeem Notes when it is obligated to do so.
•	The Indenture Trustee lacks experience.
•	The terms of the Indenture and the Notes only provide limited protection against significant events that could adversely impact Noteholders.
•	If a bankruptcy petition is filed by or against us, Noteholders may receive a less than the outstanding balance on the Notes.
•	We do not know all of the tax implications of an investment in the Notes for each Noteholder.
•	Our loan origination activities, revenues and profits are limited by available funds.
•	We operate in a highly competitive market and competition may limit our ability to originate loans with favorable interest rates.
•	Management has broad authority to make lending decisions.
•	Our chief executive officer and chief financial officer are critical to our business and our future success may depend on our ability to retain them.
•	Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.
•	Security breaches and other disruptions could compromise proprietary information regarding our borrowers and expose us to liability.
•	Our financial statements may be materially and adversely affected if our estimates prove to be inaccurate.
•	Our existing credit facility has numerous financial and non-financial covenants, which could lead to a default.
•	Our use of leverage may adversely affect our financial condition, which could adversely affect our obligations under our guaranty.
•	Our indebtedness could adversely affect our financial flexibility and our competitive position.
•	We may incur additional debt, which could exacerbate the risks associated with our leverage.
•	If we overestimate the yields on our loans or incorrectly value the collateral securing the loan, we may experience losses.
•	Difficult conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets have resulted in a significant contraction in liquidity for mortgages and mortgage-related assets.
•	Short-term loans may involve a greater risk of loss than traditional mortgage loans.
•	We may be subject to “lender liability” claims.
•	An increase in the rate of prepayment rates may have an adverse impact on the value of our portfolio as well as our revenue and income.
•	Our loan portfolio is illiquid.
•	The geographic concentration of our loan portfolio may make our revenues and the values of the mortgages and real estate securing our portfolio vulnerable to adverse changes in economic conditions in the New York metropolitan area.

•	A prolonged economic slowdown, a lengthy or severe recession or continued declining real estate values could impair our investments and harm our operations.
•	We do not carry loan loss reserves.
•	Our due diligence may not uncover all of a borrower’s liabilities or other risks to its business.
•	Loans to real estate investors have greater risks than loans to homeowners.
•	Values of residential and commercial properties are volatile.
•	In the event of a default we may not be able to enforce our rights.
•	We do not require borrowers to fund an interest reserve.
•	Interest rate fluctuations could reduce our income.
•	Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.
•	Defaults on our loans may cause declines in revenues and net income.
•	Our revenues and the value of our portfolio may be negatively affected by casualty events occurring on properties securing our loans.
•	Borrower concentration could lead to significant losses.
•	Our management has limited experience managing a REIT and limited experience managing a portfolio of assets in the manner necessary to maintain an exemption under the Investment Company Act.
•	We could be materially and adversely affected if we cannot qualify for an exemption from the Investment Company Act.

Our Organizational Structure

We originally organized as a New York corporation in 1989 and reorganized in February 1999 under the name DAG Media Inc. Following the sale of substantially all of our operating assets originally, we repositioned ourselves as a real estate finance company in 2007 and, in 2008, changed our name to Manhattan Bridge Capital, Inc. On December 7, 2015, we organized Funding as a New York corporation for sole purpose of issuing the Notes.

Until 2014, we operated as a taxable C-corporation. As a result, we were able to re-invest most of our net after-tax profits back into our business. We first qualified as a REIT for our taxable year ended December 31, 2014, and elected REIT status beginning with that year. We intend to maintain our REIT status for the foreseeable future. As a REIT, we are required to distribute at least 90% of our taxable income to our shareholder on an annual basis. We cannot assure you that we will qualify as a REIT or that, even if we do qualify initially, we will be able to maintain REIT status for any particular period of time. We also intend to operate our business in a manner that will permit us to maintain an exemption from registration under the Investment Company Act.

REIT Qualification

Our qualification as a REIT depends on our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended, (the “Code”), relating to, among other things, the sources of our gross income, the composition and values of our assets, our compliance with the distributions requirements applicable to REITs and the diversity of ownership of our outstanding common shares. Given that our chief executive officer owns a significant portion of our outstanding common shares and the limited number of outstanding common shares and the trading volume of our stock on Nasdaq, we cannot assure you that we will be able to maintain that qualification.

So long as we qualify as a REIT, we, generally, will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lose our REIT qualification. Even if we qualify for taxation as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income or property.

Distribution Policy

U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to pay regular quarterly dividends in an amount necessary to maintain our qualification as a REIT. Any distributions we make to our shareholders will be at the discretion of our board of directors and will depend on, among other things, our actual results of operations and liquidity. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and other expenditures.

In addition, in order to comply with REIT qualification requirements, we will, before the end of any REIT taxable year in which we have accumulated earnings and profits attributable to a non-REIT year, declare a dividend to our shareholders to distribute such accumulated earnings and profits. As of January 1, 2015 we had no accumulated earnings and profits.

Policies with Respect to Certain Activities

The following is a discussion of our investment, financing and other policies. For the most part, these policies are equally applicable to Funding. We intend to conduct our business in a manner such that we are not treated as an “investment company” under the Investment Company Act. In addition, we intend to conduct our business in a manner that is consistent with maintaining our qualification to be taxed as a REIT. These policies may be amended or revised from time to time at the discretion of our board of directors without a vote of our shareholders.

Investment in Real Estate or Interests in Real Estate

Our business has been and continues to be one that focuses on originating, servicing and managing a portfolio of funding short-term loans secured by first mortgages on residential and commercial real estate located in the New York metropolitan area held for investment or resale. Notwithstanding the foregoing, in March 2011 we purchased three two-family buildings in Bronx, New York. As of October 2014, all of those properties have been sold. Nevertheless, direct investment in real estate is not our primary focus. Any decision to invest in real estate or to purchase an interest in real estate outside of our core business would only be undertaken with the approval of our board of directors.

Securities of or Interests in Persons Primarily Engaged in Real Estate Activities

We have not, nor do we currently intend, to purchase securities of or interests in entities that are engaged in real estate activities. In any event, because we must comply with various requirements under the Code in order to maintain our qualification to be taxed as a REIT, including restrictions on the types of assets we may hold, the sources of our income and accumulation of earnings and profits, and because we want to avoid being characterized as an investment company under the Investment Company Act, our ability to engage in these types of transactions, such as acquisitions of C corporations, may be limited. Any decision to purchase securities of or interests in entities that are engaged in real estate activities would require the approval of our board of directors.

Investments in Other Securities

We currently own a minority interest which we acquired in August 2003 in Dune Medical Devices, a privately held Israeli company that is developing cancer detection technology. Other than that, we do not own any securities, nor do we intend to acquire any. Any decision to make an investment of this type would only be made with the approval of the board of directors.

Financing and Leverage Policy

We intend, when appropriate, to employ leverage and to use debt as a means to provide additional funds to expand and broaden our mortgage loan portfolio, fund distributions to our shareholders, to engage in other permitted activities and for general corporate purposes. Neither our restated certificate of incorporation nor our bylaws limit the amount or percentage of indebtedness that we may incur, nor have we adopted any policies addressing these issues. Any financing transaction would likely be in the form of a credit facility, such as a revolving line of credit similar to our existing Webster Credit Line. However, under the terms of the agreement governing the Webster Credit Line, we are prohibited from incurring any other funded indebtedness. We do not have any intention at the present time to sell all or a portion of our loan portfolio. The decision to use leverage and the appropriate level of leverage will be made by our board of directors based on its assessment of a variety of factors, including our historical and projected financial condition, liquidity and results of operations, financing covenants, the cash flow generation capability of assets, the availability of credit on favorable terms, our outlook for borrowing costs relative to the unlevered yields on our assets, maintenance of our REIT qualification, applicable law and other factors. Our decision to use leverage will not be subject to the approval of our shareholders and there are no restrictions in our governing documents in the amount of leverage that we may use.

Lending Policies

Real estate lending is our business and our current intention is to continue to focus exclusively on making short-term loans secured by first mortgage liens against residential and commercial real property held for investment or resale located in the New York metropolitan area. Our intent is to continue to focus on the New York metropolitan area market. We believe that this market presents many opportunities for a company like us that specializes in relatively small, secured real estate loans and we do not feel it is necessary for us to expand into other geographic markets at this time. Similarly, we intend to continue to focus only on lending opportunities that will be secured by first mortgage liens. At this time, we have no plans to fund mezzanine or subordinated debt and certainly not unsecured debt. Any change in our lending policy would require the approval of our board of directors.

Our chief executive officer has final and absolute authority over all lending decisions and wide latitude to set the terms of each particular loan. The only limitations on his authority are (A) the conditions and covenants contained in the Webster Credit Line (or any replacements thereof, to the extent the loan will be funded by an advance from the credit line) and (B) that the principal amount of any single loan may not exceed the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $2.0 million. Any loan that exceeds this limit requires approval of our board of directors.

Policies with Respect to Other Activities

We have the authority to issue debt securities, offer common shares, preferred shares or options to purchase shares, warrants and units consisting of two or more of the foregoing as well as to repurchase or otherwise reacquire our common shares or other securities in the open market or otherwise, and we may engage in such activities in the future. Our board of directors has the authority, without further shareholder approval, to amend our charter to increase the number of authorized common shares or preferred shares and to authorize us to issue additional common shares or preferred shares, in one or more series, including senior securities, in any manner, and on the terms and for the consideration, it deems appropriate, subject to applicable laws and regulations. We have not engaged in trading, underwriting or agency distribution or sale of securities of other issuers and do not intend to do so. In July 2014 we sold 1,754,386 common shares in an underwritten registered public offering. The gross proceeds from the sale of those securities were $5.0 million and the net proceeds after paying underwriting commissions and other fees and expenses relating to the offering, were approximately $4.3 million. In May 2015 we sold 1,120,000 common shares in an underwritten public offering (including 105,000 common shares sold pursuant to the exercise of the over-allotment option, in part.) The gross proceeds from the sale of those shares were $4.92 million and the net proceeds after paying underwriting commissions and other fees and expenses relating to the offering, were approximately $4.2 million. We have not sold any other equity securities in the past three years. In 2010, we raised $500,000 through the sale of senior secured notes. In addition, over the last six years we have raised an aggregate of $8.7 million from the sale of short- and medium-term notes of which $2.47 million and $1.1 million was outstanding as of December 31, 2014 and 2015, respectively, and $860,620 was outstanding at March 31, 2016. These notes will all become due on various dates on or before February 11, 2017. Finally, during 2012 and 2013 we purchased 96,269 common shares for an aggregate purchase price of $127,935 in accordance with Rule 10b-18 promulgated under the Exchange Act. Any decision to raise capital through the sale of equity or debt securities and any decision to repurchase common shares requires the approval of our board of directors.

Conflict of Interest Policies

We have adopted certain policies that are designed to eliminate or minimize certain potential conflicts of interest. We have also adopted a code of business conduct and ethics that is designed to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between our employees, officers and directors and our company. However, we cannot assure you that these policies, our Code of Ethics, or provisions of law will always be successful in eliminating the influence of such conflicts, and, if they are not successful, decisions could be made that might fail to reflect fully the interests of all shareholders.

Reporting Policies

We and Funding are subject to the information reporting requirements of the Exchange Act. Pursuant to these requirements, we are required to file, and have filed, annual and other periodic reports, current reports, proxy statements and other information, including audited financial statements, with the United States Securities and Exchange Commission (the “SEC”). They are also available on our corporate web site, www.manhattanbridgecapital.com, as well as the SEC website, www.sec.gov.

Restrictions on Ownership of our Common Shares

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, our restated certificate of incorporation:

•	Prohibits any shareholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 4.0% by value or number of shares, whichever is more restrictive, of our outstanding capital stock. Assaf Ran, our chief executive officer, is exempt from this restriction. As of the date of this prospectus, Mr. Ran owns 34.57% of our outstanding common shares. In addition, our board of directors may, in its sole discretion, waive the ownership limit with respect to a particular shareholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.
•	Prohibits any person from transferring shares of our capital stock if, as a result of such transfer, we would have fewer than 100 shareholders.
•	Provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in those shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in the violation will be void from the time of the purported transfer.

These ownership limitations could delay or prevent a transaction or a change in control of us that might involve a premium price for shares of our capital stock or otherwise be in the best interests of our shareholders.

Investment Company Act Exemption

We intend to conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. We rely on the exception set forth in Section 3(c)(5)(C) of the Investment Company Act that excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). At the present time, we qualify for the exemption under this section and our current intention is to continue to focus on originating short term loans secured by first mortgages on real property. However, if, in the future, we do acquire non-real estate assets without the acquisition of substantial real estate assets, we may qualify as an “investment company” and be required to register as such under the Investment Company Act, which could have a material adverse effect on us.

Corporate Information

Our offices are located at 60 Cutter Mill Road, Suite 205, Great Neck, New York 11021 and our telephone number is (516) 444-3400. The URL for our website is www.manhattanbridgecapital.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this prospectus. Funding does not have a separate website.

All of Funding’s operations are conducted from our offices. Funding does not maintain its own website.

The Offering

The summary below describes the principal terms of the Notes. The terms and conditions described below are subject to important limitations and exceptions. “Description of the Notes” contains a more detailed description of the terms and conditions of the Notes.

Issuer:
MBC Funding II Corp. (“Funding”), a wholly-owned, special purpose subsidiary of Manhattan Bridge Capital, Inc.
Notes Offered:
$6,000,000 aggregate principal amount of % senior secured notes due , 2026 (the “Notes”). If the representative exercises the underwriters’ over-allotment option in full, the aggregate principal amount of the Notes sold in this offering will be $ .
Issue Price; Denomination:
100% of the original principal amount, or $1,000.00 per Note. The Notes may only be purchased in minimum denominations and integral multiples of $1,000.00.
Maturity Date:
, 2026 (ten years from the date of issuance) unless redeemed earlier in accordance with the terms of the Indenture. (See below.)
Interest:
Interest on the Notes will accrue at the rate of % per annum commencing on , 2016 (the first day following the three-month anniversary of the issue date of the Notes) and will be payable monthly, in arrears, in cash, on the 15th day of each calendar month, commencing , 2016 (the first month following the month in which interest on the Notes begins to accrue).
Guaranty:
We will guarantee Funding’s obligations under the Notes, which guaranty will be secured by a pledge of 100% of Funding’s equity.
Rank:
The Notes will be the senior secured obligations of Funding.
Security:
The Notes will be secured by all of the assets of Funding, which will consist primarily of a pool of mortgage loans, each of which is secured by first priority liens on real estate, and cash. The aggregate principal amount of the mortgage loans owned by Funding plus its cash on hand always must be equal to at least 120% of the outstanding principal amount of the Notes.
Issuer’s Right of Redemption:
Funding may redeem the Notes, in whole or in part, at any time after , 2019 (the third anniversary of the issue date of the Notes) upon at least 30 days prior written notice to the Noteholders. The redemption price will be equal to the outstanding principal amount of the Notes redeemed plus the accrued but unpaid interest thereon up to, but not including, the date of redemption, without penalty or premium; provided that (i) if the Notes are redeemed on or after , 2019 (the third anniversary of the issue date of the Notes) but prior to , 2020 (the fourth anniversary of the issue date of the Notes), the redemption price will be 103% of the principal amount of the Notes redeemed and (ii) if the Notes are redeemed on or after , 2020 (the fourth anniversary of the issue date of the Notes) but prior to , 2021 (the fifth anniversary of the issue date of the Notes), the redemption price will be 101.5% of the principal amount of the Notes redeemed plus, in either case, the accrued but unpaid interest on the Notes redeemed up to, but not including, the date of redemption.

Noteholders’ Right of Redemption:
Each Noteholder has the right to cause Funding to redeem his, her, or its Notes on , 2021, (the fifth anniversary of the issue date of the Notes). The redemption price will be equal to the outstanding principal amount of the Notes redeemed plus the accrued but unpaid interest up to, but not including, the date of redemption, without penalty or premium. In order to exercise this right, the Noteholder must notify Funding, in writing, no earlier than , 202 (six months prior to the fifth anniversary of the issue date of the Notes) and no later than , 202 (four months prior to the fifth anniversary of the issue date of the Notes). All Notes that are subject to a properly and timely notice will be redeemed on , 2021 (the fifth anniversary of the issue date of the Notes). Any Noteholder who fails to make a proper and timely election will be deemed to have waived his, her or its right to have his, her or its Notes redeemed prior to the maturity date.
Issuer’s Obligation to Redeem:
Funding will be obligated to offer to redeem the Notes if there occurs a “change of control” with respect to us, Funding or a subsidiary of Funding or if there occurs a sale by us, Funding or a subsidiary of Funding or us of any of our respective assets unless, in connection with an asset sale, the consideration paid for the assets is not less than their fair market value and, to the extent the consideration is paid in cash, the net proceeds are reinvested in the business of the seller. The redemption price in connection with a “change of control” will be 101% of the principal amount of the Notes redeemed plus accrued but unpaid interest thereon up to, but not including, the date of redemption. The redemption price in connection with an asset sale will be the outstanding principal amount of the Notes redeemed plus accrued but unpaid interest thereon up to, but not including, the date of redemption.
Indenture Trustee, Note Registrar and Paying Agent:
Worldwide Stock Transfer, LLC
Method of Purchase:
The Notes will be sold solely using DTC settlement procedures.
Use of Proceeds:
Funding will use the net proceeds from this offering to purchase from us a pool of mortgage loans, which we originated and funded, each of which is secured by a first priority lien on real property. We, in turn, will use the proceeds from the sale of those mortgage loans to to reduce the outstanding balance on the Webster Credit Line. As of December 31, 2015 the outstanding balance on the Webster Credit Line was $11.8 million. As of March 31, 2016, the outstanding balance was $10.7 million. All amounts outstanding under the Webster Credit Line are fully due and payable on February 27, 2018. In addition, prior to the consummation of the offering, we will use our working capital, which may include proceeds from a draw down on the Webster Credit Line, to repay in full outstanding notes in the aggregate principal amount of $860,620.
Risk Factors:
You should carefully consider all of the information in this prospectus, before purchasing any Notes particularly the “Risk Factors” beginning on page 14.
Settlement:
We expect delivery of the Notes to occur against payment therefor on or about , 2016, which will be the ( th) business day following the date of the pricing of the Notes.
Proposed NYSE MKT Symbol For the Notes:
LOAN/26

SUMMARY FINANCIAL DATA

The following tables set forth our summary historical consolidated financial information and other data at the dates and for the periods indicated. The statements of operating data for the years ended December 31, 2015 and 2014 and balance sheet data as of December 31, 2015 are derived from our audited consolidated financial statements and related notes included in this prospectus.

The following summary historical consolidated financial information and other data are qualified in their entirety by reference to, and should be read in conjunction with, our audited consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Historical Consolidated Financial Information,” and other financial information included in this prospectus. Historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and the results for any interim period are not necessarily indicative of the operating results to be expected for the full fiscal year.

Operating Data:

	Years Ended December 31,
	2015	2014
	(audited)
Interest income	$3,355,920	$2,401,150
Origination fees	$644,706	$502,515
Total revenue	$4,000,626	$2,903,665
Total operating costs and expenses	$1,732,597	$1,442,518
Income from operations	$2,268,029	$1,461,147
Net income	$2,237,571	$1,454,505
Net income per share – basic	$0.33	$0.29
– diluted	$0.33	$0.29

Balance Sheet Data:

	As of December 31, 2015
	(audited)	(Pro Forma, As Adjusted)(1)(2)
Cash and cash equivalents	$106,836	$166,988
Loans receivable (short- and long-term)	$30,904,040	$30,904,040
Total assets	$31,656,410	$32,356,410
Total liabilities (current and long-term)	$13,913,487	$14,613,487
Working capital	$6,807,786	$12,167,938
Accumulated deficit	$(395,707)	$(395,707)
Shareholders’ equity	$17,742,923	$17,742,923

(1)	Based on GAAP rules in effect through December 31, 2015, does not reflect deferred financing costs of $60,152 at December 31, 2015.
(2)	Pro forma, as adjusted balance sheet data gives effect to the sale of the Notes as described in this prospectus and the use of the net proceeds therefrom to repay in full short term notes outstanding ($1.1 million at December 31, 2015) and to reduce the outstanding balance on the Webster Credit Line ($11.8 million at December 31, 2015). It does not give effect to any repayment of liabilities after December 31, 2015 and prior to the consummation of this offering. The outstanding balance on the Webster Credit Line was reduced by $1.1 million and $235,000 of short-term notes were repaid out of cash flow from operations in 2016. It also does not give effect to the exercise of warrants to purchase 7,250 common shares in April 2016.

RISK FACTORS

Investing in the Notes involves a high degree of risk. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing any Notes. If any of the following risks occur, our business, financial condition, liquidity and/or results of operations could be materially and adversely affected. In that case, we may not be able to pay interest of the Notes or repay the Notes in full when they mature and you may lose some or all of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Notes

We are controlled by our shareholders whose interest may not always be aligned with the interests of the Noteholders.

Noteholders will not have any voting rights with respect to us or Funding (other than as set forth in the Indenture) or the right to influence management or day-to-day operations of Funding or of us. The interests of shareholders who do vote may be different or even in opposition of those of creditors such as the Noteholders. For example, shareholders may place a higher priority on the long-term, as opposed to short-term, performance of a company. Shareholders also tend to focus on building value and increasing stock price while creditors are more interested in cash flow. As of the date of this prospectus, Assaf Ran, our chief executive officer, beneficially owns 34.57%, of our outstanding common shares. Mr. Ran is also the chief executive officer and sole director of Funding. Thus, Mr. Ran currently has and will continue to exercise effective control over all corporate actions of Manhattan Bridge Capital and Funding.

An active public trading market for the Notes may not develop.

The Notes will be listed on the NYSE MKT and will trade under the symbol “LOAN/26”. However, we cannot assure you that an active trading for the Notes will develop. If an active trading market does not develop you may not be able to sell your Notes for the price you want at the time you want. Accordingly, an investment in the Notes is not suitable for investors that require liquidity.

If a trading market does develop for the Notes, the liquidity of any such market will depend upon various factors, including:

•	the number of Noteholders;
•	the interest of securities dealers in making a market for the Notes;
•	the overall market for debt securities;
•	our financial performance and prospects; and
•	the prospects for companies in our industry generally.

If the Notes trade after their initial issuance, they may trade at a discount from their initial offering price depending upon prevailing interest rates and other factors, including those listed above. As a result, we cannot assure you that you will be able to sell the Notes if you wish do so or, even if you can sell your Notes, that you will recover your entire investment.

The Indenture will contain restrictive covenants that may limit Funding’s operating flexibility and could adversely affect its financial condition.

The Indenture will contain restrictive covenants that could adversely affect Funding’s operating flexibility as well as its financial condition. For example, the Indenture requires Funding to maintain a specific debt coverage ratio at all times (i.e., 1.2:1.0) and limits or prohibits its ability to:

•	acquire or dispose of assets;
•	merge with another corporation; and:
•	incur additional secured and unsecured indebtedness.

Funding’s failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of the indebtedness evidenced by the Notes. For example, defaults under the mortgage loans held by Funding could result in a violation of the debt coverage ratio covenant. In that case, Funding is required to make monthly payments of principal on the Notes until it is in compliance. We cannot assure you that in that event Funding will be able to repay all the Notes in full, or at all.

The limited covenants in the Indenture and the terms of the Notes will not provide protection against significant events that could adversely impact Funding’s obligations under the Notes.

Neither the Indenture nor the Notes require Funding to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, do not protect the Noteholders in the event that Funding experiences significant adverse changes in its financial condition or results of operations or protect your interest as a Noteholder. For example, during the term of the Notes, the true value of the mortgage loans held by Funding may fluctuate based on a number of factors including interest rates on the loans relative to prevailing market rates, as well as the solvency and credit-worthiness of the borrower. However, as long as the borrowers are not in default of their obligations, Funding will not be deemed to be in default of the debt coverage ratio covenant in the Indenture.

Funding may not be able to make the required payments of interest and principal on the Notes.

Funding’s ability to make payments of principal and interest on the Notes is subject to general economic conditions and financial, business and other factors affecting its mortgage loan portfolio, many of which are beyond its control. We cannot assure you that Funding will have sufficient funds available when necessary to make any required payments of interest or principal under the Notes, including payments in connection with a redemption of Notes, whether upon a Change of Control or upon the exercise by Noteholders of their redemption rights. Funding’s failure to make payments of interest or principal when due could result in an Event of Default and would give the Indenture Trustee and the Noteholders the rights described under “Events of Default.” Funding’s sole source of revenue and cash flow will be payments of interest and principal it receives with respect to its mortgage loan portfolio. To the extent the interest payments received by Funding exceed the payments required to be made to the Noteholders, and both prior to and after giving effect to the distribution of funds to us, Funding is in compliance with the debt coverage ratio and no default or event of default exists or would occur as a result of such distribution, Funding plans to distribute those excess funds to us. If Funding is unable to generate sufficient cash flow to service the debt evidenced by the Notes, it will be in default of its obligations under the Notes.

Funding is not obligated to contribute to a sinking fund to retire the Notes and the Notes are not guaranteed by any governmental agency.

Funding is not obligated to contribute funds to a sinking fund to repay principal or interest on the Notes upon maturity or default. The Notes are not certificates of deposit or similar obligations of, or guaranteed by, any depositary institution. Further, no governmental entity insures or guarantees payment on the Notes if we do not have enough funds to make principal or interest payments.

The collateral granted as security for Funding’s obligations under the Notes may be insufficient to repay the indebtedness upon an event of default.

The Notes will be secured by all of Funding’s assets, which will consist primarily of mortgage loans and cash. Under the Indenture, the aggregate principal amount of the mortgage loans held by Funding plus its cash on hand must equal at least 120% of the outstanding principal amount of the Notes at all times. We cannot assure you that the value of the collateral will be sufficient to redeem the Notes in full should Funding be in default of its payment obligations under the Notes. Specifically, if the mortgage loans are in default, we cannot assure you that Funding will be able to sell those loans for an amount equal to or even approximately equal to the outstanding principal balance of the Notes or that the properties securing the loans in default can be sold for an amount sufficient to fully repay the mortgage loans. Finally, any foreclosure action is likely to take a considerable amount of time and involve significant costs, further eroding Funding’s ability to stay current on its obligations under the Notes. Because of the foregoing, Noteholders risk the possibility that the collateral securing Funding’s obligations under the Notes may be insufficient to repay those securities upon an event of default.

As the controlling shareholder of Funding, we have an inherent conflict of interest and we may not always act in the best interests of the Noteholders.

We have absolute control over Funding. We own all of its stock and its chief executive officer and sole director is our controlling shareholder, chief executive officer and chairman of our board of directors. Subject to the requirements set forth in the Indenture, we will determine which mortgage loans Funding will purchase from us and any additional mortgage loans that we will transfer to Funding in order to meet the debt coverage ratio requirement set forth in the Indenture. In addition, we will decide whether Funding should extend the term of any mortgage loan in its portfolio that becomes due. Finally, we will decide how Funding should reinvest the principal payments on existing loans and the terms of any new mortgage loans that Funding will make. In making these decisions we may be conflicted by our obligations to our shareholders and our obligations to the Noteholders. We cannot assure you that the decisions we ultimately make will be in the best interest of the Noteholders.

Various provisions in the Indenture restrict the ability of the Indenture Trustee and the Noteholders to enforce their rights against us in the event Funding defaults on its obligations under the Notes.

We will guarantee Funding’s obligations under the Notes and we will secure that guaranty with a pledge of 100% of the issued and outstanding shares of Funding. However, if Funding is in default of its obligations to the Noteholders, the value of Funding may be less than the amount due to the Noteholders. Under the Indenture, if an event of default occurs, the Indenture Trustee, at the written direction of the holders of at least 50% of the principal amount of the Notes then outstanding, must declare the unpaid principal and all accrued but unpaid interest on the Notes to be immediately due and payable. In addition, pursuant to the terms of an Inter-creditor Agreement to be entered into by the Indenture Trustee and Webster, neither the Indenture Trustee nor the Noteholders can exercise their rights under the guaranty until the Webster Credit Line has been paid in full except in connection with their exercise of remedies under the Pledge Agreement. Furthermore, under our agreement with Webster, we are prohibited from making any payment, direct or indirect (whether for interest, principal, as a result of any redemption or repayment at maturity, on default, or otherwise), on the Notes so long as there are any unpaid balances on the Webster Credit Line. Although the Webster Credit Line matures and is fully payable in February 2018, we are not prohibited from renewing, extending or increasing the amount of the Webster Credit Line or replacing it with a new credit facility provided by a different lender, which may insist on the same restriction. Thus, upon a default by Funding, the Noteholders may never have full recourse to us under our guaranty.

Funding has no obligation to redeem the Notes prior to their maturity date except in limited circumstances.

The entire outstanding principal balance of the Notes and all accrued but unpaid interest thereon will be due and payable in full on            , 2026, the tenth anniversary of the issue date of the Notes. Except for specifically enumerated circumstances, Funding has no obligation, and the Noteholders will have no right to require Funding, to redeem any Notes prior to their maturity date. For example, if either we or Funding enter into a transaction that constitutes a “change in control” or an “asset sale,” as such terms are defined under the Indenture, Funding may be obligated to offer to redeem the Notes at a redemption price equal to 101% of their principal amount, in the case of a “change in control” and 100% of their principal amount in the case of an “asset sale” plus, in either case, the accrued and unpaid interest up to, but not including, the date of redemption. The existence of a Noteholder’s right to require us to purchase his, her or its Notes upon a Change of Control may deter a third party from acquiring Funding in a transaction that constitutes a Change of Control. In addition, the Noteholders have a one-time right to cause Funding to redeem the notes on the fifth anniversary of the issue date of Notes and Funding has the right, but not the obligation, to redeem the Notes at any time beginning on the third anniversary of the isssue date of the Notes. As a result, any investment in the Notes should be considered illiquid and unable to be redeemed until their stated maturity.

Funding may not be able to redeem the Notes when it is obligated to do so, which would constitute an event of default.

In connection with transactions constituting a Change of Control or an Asset Sale (as such terms defined in the Indenture and as described in “Description of the Notes”), Funding may be obligated to offer to redeem the Notes at a price equal to 101% of their outstanding principal amount plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. We cannot assure you that Funding will have sufficient financial resources available to satisfy its obligations to redeem the Notes. If it cannot, such failure would constitute an event of default under the Indenture. In addition, we cannot assure that under such circumstances you will be able to seek payment from us under the terms of the guaranty or that you would be able to sell your Notes. Thus, you could lose all or a substantial portion of your investment.

The terms of the Indenture and the Notes provide only limited protection against significant events that could affect adversely your investment in the Notes.

While the Indenture and the Notes contain terms intended to protect Noteholders upon the occurrence of certain events involving significant corporate transactions and our creditworthiness, these terms may not be sufficient to protect your investment in the Notes. For example, if either we or Funding enter into a transaction that constitutes a “change in control” or an “asset sale” as such terms are defined under the Indenture, Funding may be obligated to offer to redeem the Notes at a redemption price equal to 101% of their principal amount, in the case of a “change in control” and 100% in the case of an “asset sale” plus, in either case, the accrued and unpaid interest. However, the definition of the terms “change of control” and “asset sale” are limited and do not cover a variety of transactions that could negatively affect the value of the Notes. Thus, if we were to enter into a significant corporate transaction that negatively affects the value of the Notes, but that would not constitute a “change of control” or an “asset sale” for purposes of triggering Funding’s obligation to offer to redeem the Notes, you would not have any rights to require us to repurchase the Notes at that time and you could lose all or a portion of your investment.

The Indenture Trustee has limited, if any, experience.

Worldwide Stock Transfer LLC (“Worldwide”) has been appointed and has agreed to act as Indenture Trustee, Note Registrar and Paying Agent in connection with the Notes. Worldwide is a stock transfer agent and has limited, if any experience, as an indenture trustee. In addition, Worldwide is not a licensed bank or trust company under any state law and it is not qualified or eligible to act a trustee under the Trust Indenture Act. In its capacity as Indenture Trustee under the Indenture, Worldwide’s primary function is to possess, hold, maintain and preserve the property that serves as the collateral for Funding’s and MBC’s obligations to the Noteholders (the “Collateral”). The Collateral consists primarily of mortgage loans, the cash proceeds from payments received from borrowers and the stock of Funding. In its capacity as Paying Agent, Worldwide’s primary responsibility is to make payments of interest and, to the extent required, principal to the Noteholders. In its capacity as Note Registrar, its primary responsibility is to maintain a current register of Noteholder and properly process and record any and all transfers of Notes. If Funding should default in any of its obligations under the Notes, whether monetary or otherwise, Worldwide will be responsible for exercising the rights of the Noteholders as the secured party under the Indenture. Given its lack of experience in this area, we cannot assure you that Worldwide will be able to execute its responsibilities in its capacity as Indenture Trustee efficiently and effectively. If it fails to do so, the Noteholders may not be able to recoup their investment.

If a bankruptcy petition were filed by or against us or Funding, you may receive less than the outstanding balance on the Notes.

If a bankruptcy case were filed by or against us or Funding under the U. S. Bankruptcy Code after the issuance of the Notes, the Noteholders may receive, on account of their claims related to the Notes, less than they would be entitled to under the terms of the Indenture.

We do not know all of the tax implications of an investment in the Notes for each Noteholder.

The section of this prospectus entitled “Material Federal Income Tax Considerations” sets forth a summary of federal income tax consequences to the purchasers of the Notes. No information is provided concerning tax consequences under any other federal, state, local or foreign laws that may apply to the Notes. Prospective investors or their representatives should read that section carefully in order to properly evaluate the federal income tax risks of an investment in the Notes. Each prospective investor should consult his personal counsel, accountant and other business advisors as to the federal, state, local and foreign tax consequences of an investment in the Notes. Noteholders will receive an IRS Form 1099-INT in connection with their receipt of interest payments.

Business Related Risks

Our loan origination activities, revenues and profits are limited by available funds. If we do not increase our working capital, we will not be able to grow our business.

As a real estate finance company, our revenue and net income is limited to interest received or accrued on our loan portfolio. Our ability to originate real estate loans is limited by the funds at our disposal. At December 31, 2014, we had virtually no cash or cash equivalents available for loan originations and general operations and no borrowing availability under the Sterling Credit Line. In February 2015, we replaced the Sterling Credit Line with the Webster Credit Line. As of December 31, 2015, we had approximately $2.2 million of borrowing availability under the Webster Credit Line. As of March 31, 2016 the amount available was $3.3 million. We intend to use the net proceeds from the sale of Notes, the proceeds from the repayment of loans outstanding, and the additional borrowing capacity under the Webster Credit Line to originate real estate loans. Nevertheless, if demand for our mortgage loans increases, we cannot assure you that we will be able to capitalize on this demand given the limited funds available to us to originate loans.

We operate in a highly competitive market and competition may limit our ability to originate loans with favorable interest rates.

We operate in a highly competitive market and we believe these conditions will persist for the foreseeable future as the financial services industry continues to consolidate, producing larger, better capitalized and more geographically diverse companies with broad product and service offerings. Thus, our profitability depends, in large part, on our ability to compete effectively. Our competition includes mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage banks, insurance companies, mutual funds, pension funds, private equity funds, hedge funds, institutional investors, investment banking firms, non-bank financial institutions, governmental bodies, family offices and high net worth individuals. We may also compete with companies that partner with and/or receive financing from the U.S. Government. Many of our competitors are substantially larger and have considerably greater financial, technical, marketing and other resources than we do. In addition, larger and more established competitors may enjoy significant competitive advantages, including enhanced operating efficiencies, more extensive referral networks, greater and more favorable access to investment capital and more desirable lending opportunities. Several of these competitors, including mortgage REITs, have recently raised or are expected to raise, significant amounts of capital, which enables them to make larger loans or a greater number of loans. Some competitors may also have a lower cost of funds and access to funding sources that may not be available to us, such as funding from various governmental agencies or under various governmental programs for which we are not eligible. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of possible loan transactions or to offer more favorable financing terms than we would. Finally, as a REIT and because we operate in a manner so as to be exempt from the requirements of the Investment Company Act, we may face further restrictions to which some of our competitors may not be subject. As a result, we may find that the pool of potential borrowers available to us is limited. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations.

Our chief executive officer and chief financial officer are each critical to our business and our future success may depend on our ability to retain them. In addition, as our business grows we will need to hire additional personnel.

Our future success depends to a significant extent on the continued efforts of our founder, president and chief executive officer, Assaf Ran, and our chief financial officer, Vanessa Kao. Mr. Ran generates most if not all of our loan applications, supervises all aspects of the underwriting and due diligence process in connection with each loan, structures each loan and has absolute authority (subject only to the maximum amount of the loan) as to whether or not to approve the loan. Ms. Kao services all loans in our portfolio. If Mr. Ran is unable to continue to serve as our chief executive officer on a full-time basis, we might not be able to generate sufficient loan applications and our business and operations would be adversely affected. In addition, in the future we may need to attract and retain qualified senior management and other key personnel, particularly individuals who are experienced in the real estate finance business and people with experience in managing a mortgage REIT. If we are unable to recruit and retain qualified personnel in the future, our ability to continue to operate and to grow our business will be impaired.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

The risk of terrorist attacks by extremist groups has risen dramatically over the last year. Any future terrorist attacks, the anticipation of any such attacks, and the consequences of any military or other response by the United States and its allies may have an adverse impact on the U.S. financial markets and the economy in general. In addition, a significant terrorist attack in New York City, such as those recently perpetrated in Paris, France and San Bernardino, California could have a material adverse impact on the New York real estate market, which, in turn, could make it more difficult for our borrowers to repay their loans. We cannot predict the severity of the effect that any such future events would have on the U.S. financial markets, including the real estate capital markets, the economy or our business. Any future terrorist attacks could adversely affect the credit quality of some of our loan portfolio. We may suffer losses as a result of the adverse impact of any future terrorist attacks and these losses may adversely impact our results of operations.

The enactment of the Terrorism Risk Insurance Act of 2002, or the TRIA, and the subsequent enactment of the Terrorism Risk Insurance Program Reauthorization Act of 2007, which extended TRIA through the end of 2020, requires insurers to make terrorism insurance available under their property and casualty insurance policies in order to receive federal compensation under TRIA for insured losses. However, this legislation does not regulate the pricing of such insurance. The absence of affordable insurance coverage may adversely affect the general real estate lending market, lending volume and the market’s overall liquidity and may reduce the number of suitable financing opportunities available to us and the pace at which we are able to make loans. If property owners are unable to obtain affordable insurance coverage, the value of their properties could decline and in the event of an uninsured loss, we could lose all or a portion of our investment.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we may acquire and store sensitive data on our network, such as our proprietary business information and personally identifiable information of our prospective and current borrowers. The secure processing and maintenance of this information is critical to our business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, regulatory penalties, disruption to our operations and the services we provide to customers or damage our reputation, which could materially and adversely affect us.

Our financial statements may be materially and adversely affected if our estimates prove to be inaccurate.

Financial statements prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) require the use of estimates, judgments and assumptions that affect the reported amounts. Different estimates, judgments and assumptions reasonably could be used that would have a material effect on the financial statements, and changes in these estimates, judgments and assumptions are likely to occur from period to period in the future. Significant areas of accounting requiring the application of management’s judgment include, but are not limited to, assessing the adequacy of the allowance for loan losses. These estimates, judgments and assumptions are inherently uncertain, and, if they prove to be wrong, then we face the risk that charges to income will be required. For example, currently, we do not carry any loan loss reserves. However, a decline in economic condition could negatively impact the credit quality of our loan portfolio and require us to establish loan loss reserves, which could have an adverse impact on our net income. In addition, because we have limited operating history as a REIT and limited experience in making these estimates, judgments and assumptions, the risk of future charges to income may be greater than if we had more experience in these areas. Any such charges could significantly harm our business, financial condition, results of operations and the price of the Notes.

Our existing credit line has numerous covenants. If we are unable to comply with these covenants, the outstanding amount of the loan could become due and payable and, as a result, we may not be able to meet our obligation as guarantor of the Notes.

The Webster Credit Line contains various covenants and restrictions that are typical for these kinds of credit facilities, including limiting the amount that we can borrow relative to the value of the underlying collateral, maintaining various financial ratios and limitations on the terms of loans we make to our customers. If we fail to meet or satisfy any of these covenants, we would be in default under our agreement with Webster, and Webster could elect to declare outstanding amounts due and payable, terminate its commitments to us, require us to post additional collateral and/or enforce their interests against existing collateral. In addition, a default under our agreement with Webster would also constitute an event of default under the Indenture. Acceleration of our debt to Webster could significantly reduce our liquidity or require us to sell our assets to repay amounts due and outstanding. This would significantly harm our business, financial condition, results of operations and ability to make distributions and could result in the foreclosure of our assets which secure our obligations, which could cause the value of our outstanding securities to decline. A default could also significantly limit our financing alternatives such that we would be unable to pursue our leverage strategy, which could adversely affect our returns. As a result, our guarantee of the Notes may be unenforceable. In such event, if Funding were to default in its obligations under the Notes, you may lose all or a portion of your investment.

Our use of leverage may adversely affect our financial condition, which could adversely affect our obligations under our guaranty.

We do not have a formal policy limiting the amount of debt we incur and our governing documents contain no limitation on the amount of leverage we may use. We may significantly increase the amount of leverage we utilize at any time without approval of our board of directors. In addition, we may leverage individual assets at substantially higher levels. Incurring substantial debt could subject us to many risks that, if realized, would materially and adversely affect us, including the risk that:

•	our cash flow from operations may be insufficient to make required payments of principal and interest on our outstanding indebtedness or we may fail to comply with all of the other covenants contained in the debt, which is likely to result in (i) acceleration of such debt (and any other debt containing a cross-default or cross-acceleration provision) that we may be unable to repay from internal funds or to refinance on favorable terms, or at all, (ii) our inability to borrow unused amounts under our financing arrangements, even if we are current in payments on borrowings under those arrangements and/or (iii) the loss of some or all of our assets pledged or liened to secure our indebtedness to foreclosure or sale;
•	our debt may increase our vulnerability to adverse economic and industry conditions with no assurance that yields will increase with higher financing costs;
•	we may be required to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for operations, future business opportunities, shareholder distributions or other purposes; and
•	we are not able to refinance debt that matures prior to the asset it was used to finance on favorable terms, or at all.

As a result, our ability to make payments to the Noteholders if Funding were to default on its obligations may be severely compromised.

Our indebtedness could adversely affect our financial flexibility and our competitive position.

We have, and expect that we will continue to have a significant amount of indebtedness. As of December 31, 2015, we had approximately $12.9 million of debt outstanding, consisting primarily of the amounts outstanding under the Webster Credit Line. Another $2.2 million was available under the Webster Credit Line as of that date. After this offering is completed, the total amount of our indebtedness, after taking into account our guarantee under the Indenture will be $13.6 million, $7.6 million to Webster and $6.0 million to the Noteholders, without taking into account reductions in liabilities after December 31, 2015 and prior to the consummation of this offering. This level of indebtedness increases the risk that we may be unable to generate cash sufficient to pay amounts due in respect of the indebtedness. Our indebtedness could have other important consequences to you and significantly impact our business. For example, it could:

•	make it more difficult for us to satisfy our obligations;
•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;
•	require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;
•	expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest;
•	place us at a competitive disadvantage compared to our competitors that have less debt;
•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business plan or other general corporate purposes on reasonable terms or at all;
•	reduce the amount of surplus funds distributable by our subsidiaries to us for use in our business, such as for the payment of indebtedness and dividends to our shareholders; and
•	lead us to elect to make additional investments in our subsidiaries if their cash flow from operations is insufficient for them to make payments on their indebtedness.

We may incur additional debt, which could exacerbate the risks associated with our leverage.

We and our subsidiaries may incur substantial additional indebtedness in the future. The covenants in the agreement governing the Webster Credit Line and the Indenture governing the Notes offered hereby may limit our ability and the ability of our subsidiaries to incur additional indebtedness. To the extent that we are nevertheless able to incur additional indebtedness or such other obligations, the risks associated with our indebtedness described above, including our possible inability to service our debt, will increase.

Risks Related to Our Portfolio

If we overestimate the yields on our loans or incorrectly value the collateral securing the loan, we may experience losses.

Loan decisions are typically made based on the credit-worthiness of the borrower and the value of the collateral securing the loan. We cannot assure you that our assessments will always be accurate or the circumstances relating to a borrower or the collateral will not change during the loan term, which could lead to losses and write-offs. Losses and write-offs could materially and adversely affect our business, operations and financial condition and the market price of the Notes.

Difficult conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets have resulted in a significant contraction in liquidity for mortgages and mortgage-related assets, which may adversely affect the value of the assets that we intend to originate.

Our results of operations will be materially affected by conditions in the markets for mortgages and mortgage-related assets as well as the broader financial markets and the economy generally. In recent years, significant adverse changes in financial market conditions have resulted in a decline in real estate values, jeopardizing the performance and viability of many real estate loans. As a result, many traditional mortgage lenders suffered severe losses and several have even failed. This situation has negatively affected both the terms and availability of financing for small non-bank real estate finance companies. This could have an adverse impact on our financial condition, business and operations.

Short-term loans and loans on which the maturity date has been extended may involve a greater risk of loss than traditional mortgage loans.

Borrowers usually use the proceeds of a long-term mortgage loan or sale to repay our loans. We may therefore depend on a borrower’s ability to obtain permanent financing or sell the property to repay our loan, which could depend on market conditions and other factors. On our balance sheet we make a distinction between short- and long-term loans receivable. Long-term loans receivable are loans that are extended beyond unless it is clear that the loan will be repaid within one year of the date of the balance sheet on which the maturity date has been extended. At December 31, 2015, our long-term loans receivable was $10.7 million compared to $4.9 million at December 31, 2014. At December 31, 2015 long-term loans receivable represented approximately 34.6% of total loans receivable compared to 20.4% at December 31, 2014. These increases may be an indication that property owners are finding it more difficult to sell or refinance their properties. Our loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of a default, we bear the risk of loss of principal and non-payment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount and unpaid interest of the loan. To the extent we (or Funding) suffer such losses with respect to our loans, our enterprise value and the price of our securities may be adversely affected. In the case of Funding, such losses could adversely impact the price of the Notes as well as Funding’s ability to make payments on the Notes.

We may be subject to “lender liability” claims. Our financial condition could be materially and adversely impacted if we were to be found liable and required to pay damages.

In recent years, a number of judicial decisions have upheld the right of borrowers to sue lenders on the basis of various evolving legal theories, collectively termed “lender liability.” Generally, lender liability is founded on the premise that a lender has either violated a duty, whether implied or contractual, of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of a fiduciary duty owed to the borrower or its other creditors or shareholders. We cannot assure you that such claims will not arise or that we will not be subject to significant liability if a claim of this type did arise.

An increase in the rate of prepayment of outstanding loans may have an adverse impact on the value of our portfolio as well as our revenue and income.

The value of our loan portfolio may be affected by prepayment rates and a significant increase in the rate of prepayments could have an adverse impact on our operating results. Prepayment rates cannot be predicted with certainty and no strategy can completely insulate us from prepayment or other such risks. In periods of declining interest rates, prepayment rates on mortgage and other real estate-related loans generally increase. Proceeds of prepayments received during such periods are likely to be reinvested by us in new loans yielding less than the yields on the loans that were prepaid, resulting in lower revenues and possibly, lower profits. A portion of our loan portfolio requires prepayment fees if a loan is prepaid. However, there can be no assurance that these fees will make us whole for the detriment incurred by virtue of the prepayment.

The lack of liquidity in our portfolio may adversely affect our business.

The illiquidity of our loan portfolio may make it difficult for us to sell such assets if the need or desire arises. As a result, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the outstanding loan balance.

The geographic concentration of our loan portfolio may make our revenues and the values of the mortgages and real estate securing our portfolio vulnerable to adverse changes in economic conditions in the New York metropolitan area.

Under our current business model, we have one asset class — mortgage loans that we originate, service and manage — and we have no current plans to diversify. Moreover, most of our collateral is located in a limited geographic area. At December 31, 2015, all of our outstanding loans are secured by properties located in the New York metropolitan area. A lack of geographical diversification makes our mortgage portfolio more sensitive to local and regional economic conditions. A significant decline in the New York metropolitan area economy could result in a greater risk of default compared with the default rate for loans secured by properties in other geographic locations. This could result in a reduction of our revenues and provision for loan loss allowances, which might not be as acute if our loan portfolio were more geographically diverse. Therefore, our loan portfolio is subject to greater risk than other real estate finance companies that have a more diversified asset base and broader geographic footprint. To the extent that our portfolio is concentrated in one region and/or one type of asset, downturns relating generally to such region or type of asset may result in defaults on a number of our assets within a short time period, which may reduce our net income and the value of our Securities and accordingly reduce our ability to make distributions to our shareholders.

A prolonged economic slowdown, a lengthy or severe recession or declining real estate values could impair our investments and harm our operations.

A prolonged economic slowdown, a recession or declining real estate values could impair the performance of our assets and harm our financial condition and results of operations, increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. Thus, we believe the risks associated with our business will be more severe during periods of economic slowdown or recession because these periods are likely to be accompanied by declining real estate values. Declining real estate values are likely to have one or more of the following adverse consequences:

•	reduce the level of new mortgage and other real estate-related loan originations since borrowers often use appreciation in the value of their existing properties to support the purchase or investment in additional properties;
•	make it more difficult for existing borrowers to remain current on their payment obligations; and
•	significantly increase the likelihood that we will incur losses on our loans in the event of default because the value of our collateral may be insufficient to cover our cost on the loan.

Any sustained period of increased payment delinquencies, foreclosures or losses could adversely affect both our net interest income from loans in our portfolio as well as our ability to originate new loans, which would materially and adversely affect our results of operations, financial condition, liquidity and business and our ability to make distributions to our shareholders.

We do not carry any loan loss reserves. If we are required to write-off all or a portion of any loan in our portfolio, our net income will be adversely impacted. Loan loss reserves are particularly difficult to estimate in a turbulent economic environment.

Based on our experience and our periodic evaluation of our loan portfolio, we have not deemed it necessary to create any loan loss reserves. Thus, a loss with respect to all or a portion of a loan in our portfolio will have an immediate and adverse impact on our net income. The valuation process of our loan portfolio requires us to make certain estimates and judgments, which are particularly difficult to determine during a period in which the availability of real estate credit is limited and real estate transactions have decreased. These estimates and judgments are based on a number of factors, including projected cash flows from the collateral securing our mortgage loans, if any, loan structure, including the availability of reserves and recourse guarantees, likelihood of repayment in full at the maturity of a loan, the relative strength or weakness of the refinancing market and expected market discount rates for varying property types. If our estimates and judgments are not correct, our results of operations and financial condition could be severely impacted.

Our due diligence may not reveal all of a borrower’s liabilities and may not reveal other weaknesses in its business.

Before making a loan to a borrower, we assess the strength and skills of such entity’s management and other factors that we believe are material to the performance of the loan. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, services provided by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. There can be no assurance that our due diligence processes will uncover all relevant facts or that the borrower’s circumstances will not change after the loan is funded. In either case, this could adversely impact the performance of the loan and our operating results.

Our loans are usually made to entities to enable them to acquire, develop or renovate residential or commercial property, which may involve a greater risk of loss than loans to individual owners of residential real estate.

We make loans to corporations, partnerships and limited liability companies who are looking to purchase, renovate and/or improve residential or commercial real estate held for resale or investment. More often than not, the property is under-utilized, poorly managed, or located in a recovering neighborhood. These loans may have a higher degree of risk than loans to individual property owners with respect to their primary residence or to owners of commercial operating properties because of a variety of factors. For instance, our borrowers usually do not have the need to occupy the property, or an emotional attachment to the property as borrowers of owner-occupied residential properties typically have, and therefore they do not always have the same incentive to avoid foreclosure. Similarly, in the case of non-residential property, a majority of the properties securing our loans have little or no cash flow. If the neighborhood in which the asset is located fails to recover according to the borrower’s projections, or if the borrower fails to improve the quality of the property’s performance and/or the value of the property, the borrower may not receive a sufficient return on the property to satisfy the loan, and we bear the risk that we may not recover some or all of our principal. Finally, there are difficulties associated with collecting debts from entities that may be judgment proof. While we try to mitigate these risks in various ways, including by getting personal guarantees from the principals of the borrower, we cannot assure you that these lending and credit enhancement strategies will be successful.

Volatility of values of residential and commercial properties may adversely affect our loans and investments.

Residential and commercial property values are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, events such as natural disasters, including hurricanes and earthquakes, acts of war and/or terrorism and others that may cause unanticipated and uninsured performance declines and/or losses to us or the owners and operators of the real estate securing our investment; national, regional and local economic conditions, such as what we have experienced in recent years (which may be adversely affected by industry slowdowns and other factors); local real estate conditions (such as an oversupply of housing, retail, industrial, office or other commercial space); changes or continued weakness in specific industry segments; construction quality, construction cost, age and design; demographic factors; retroactive changes to building or similar codes; and increases in operating expenses (such as energy costs). In the event of a decline in the value of a property securing one of our loans, the borrower may have difficulty repaying our loan, which could result in losses to us. In addition, decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay our loans, which could also cause us to suffer losses.

Our inability to promptly foreclose on defaulted loans could increase our costs and/or losses.

The performance of first mortgage loans may depend on the performance of the underlying real estate collateral. In particular, mortgage loans secured by property held for investment or resale are subject to risks of delinquency and foreclosure, and risks of loss that are greater than similar risks associated with loans secured by owner-occupied residential properties. The ability of a borrower under a first mortgage loan to repay a loan secured by an income-producing property typically depends primarily on the successful operation of such property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan is impaired and the borrower defaults, we may lose all or substantially all of our investment. If the property is not income producing, as is the case with most of our loans, the risks are even greater. While we have certain rights with respect to the real estate collateral underlying a first mortgage loan, and rights against the borrower and guarantor(s), in the event of a default there are a variety of factors that may inhibit our ability to enforce our rights to collect the loan, whether through a non-payment action against the borrower, a foreclosure proceeding against the underlying property or a collection or enforcement proceeding against the guarantor. These factors include, without limitation, state foreclosure timelines and deferrals associated therewith (including with respect to litigation); unauthorized occupants living in the property; federal, state or local legislative action or initiatives designed to provide residential property owners with assistance in avoiding foreclosures and that serve to delay the foreclosure process; government programs that require specific procedures to be followed to explore the refinancing of a residential mortgage loan prior to the commencement of a foreclosure proceeding; and continued declines in real estate values and sustained high levels of unemployment that increase the number of foreclosures and place additional pressure on the already overburdened judicial and administrative systems.

None of our loans are funded with interest reserves and our borrowers may be unable to pay the interest accruing on the loans when due, which could have a material adverse impact on our financial condition.

Our loans are not funded with an interest reserve. Thus, we rely on the borrowers to make interest payments as and when due from other sources of cash. Given the fact that most of the properties securing our loans are not income producing or even cash producing and most of the borrowers are entities with no assets other than the single property that is the subject of the loan, some of our borrowers have considerable difficulty servicing our loans and the risk of a non-payment of default is considerable. We depend on the borrower’s ability to refinance the loan at maturity or sell the property for repayment. If the borrower is unable to repay the loan, together with all the accrued interest, at maturity, our operating results and cash flows would be materially and adversely affected. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. In addition, in the event of the bankruptcy of the borrower, we may not have full recourse to the assets of the borrower, or the assets of the borrower or the guarantor may not be sufficient to satisfy the debt.

Interest rate fluctuations could reduce our ability to generate income and may cause losses, which could adversely impact our ability to meet our obligations as the guarantor of the Notes.

Our primary interest rate exposure relates to the yield on our loan portfolio and the financing cost of our debt. Our operating results depend, in part, on differences between the interest income generated by our loan portfolio net of credit losses and our financing costs. Thus, changes in interest rates will affect our revenue and net income in one or more of the following ways:

•	our operating expenses may increase;
•	our ability to originate loans may be adversely impacted;
•	to the extent we use our credit line or other forms of debt financing to originate loans, our borrowing costs would rise, reducing the “spread” between our cost of funds and the yield on our outstanding mortgage loans, which tend to be fixed rate obligations;
•	a rise in interest rates may discourage potential borrowers from refinancing existing loans or defer plans to renovate or improve their properties;
•	increase borrower default rates;
•	negatively impact property values making our existing loans riskier and new loans that we originate smaller; and
•	rising interest rates could also result in reduced turnover of properties which may reduce the demand for new mortgage loans.

If we incur losses on a sustained basis and Funding defaults on its obligations under the Notes, we may not be able to make the necessary payments required under the Notes in our capacity as guarantor. This may result in Noteholders losing all or a portion of their investment.

Liability relating to environmental matters may impact the value of properties that we may acquire or the properties underlying our investments.

Under various U.S. federal, state and local laws, an owner or operator of real property may become liable for the costs of removal of certain hazardous substances released on its property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The presence of hazardous substances may adversely affect an owner’s ability to sell real estate or borrow using real estate as collateral. To the extent that an owner of a property underlying one of our debt instruments becomes liable for removal costs, the ability of the owner to make payments to us may be reduced, which in turn may adversely affect the value of the relevant mortgage asset held by us and our ability to make distributions to our shareholders. If we acquire any properties by foreclosure or otherwise, the presence of hazardous substances on a property may adversely affect our ability to sell the property and we may incur substantial remediation costs, thus harming our financial condition. The discovery of material environmental liabilities attached to such properties could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to shareholders.

Defaults on our loans may cause declines in revenues and net income.

Defaults by borrowers could result in one or more of the following adverse consequences:

•	a decrease in interest income, profitability and cash flow;
•	the establishment of or an increase in loan loss reserves;
•	write-offs and losses;
•	default under our credit facilities; and
•	an increase in legal and enforcement costs, as we seek to protect our rights and recover the amounts owed.

As a result, we will have less cash available for paying our other operating expenses and for making distributions to our shareholders. This would have a material adverse effect on the market value of our securities.

Our revenues and the value of our portfolio may be negatively affected by casualty events occurring on properties securing our loans.

We require our borrowers to obtain, for our benefit, all risk property insurance covering the property and any improvements to the property collateralizing our loan in an amount intended to be sufficient to provide for the cost of replacement in the event of casualty. However, the amount of insurance coverage maintained for any property may not be sufficient to pay the full replacement cost following a casualty event. Furthermore, there are certain types of losses, such as those arising from earthquakes, floods, hurricanes and terrorist attacks, that may be uninsurable or that may not be economically feasible to insure. Changes in zoning, building codes and ordinances, environmental considerations and other factors may make it impossible for our borrowers to use insurance proceeds to replace damaged or destroyed improvements at a property. If any of these or similar events occur, the amount of coverage may not be sufficient to replace a damaged or destroyed property and/or to repay in full the amount due on loans collateralized by such property. As a result, our returns and the value of our investment may be reduced.

Borrower concentration could lead to significant losses, which could have a material adverse impact on our operating results and financial condition.

From time to time, a single borrower or a group of affiliated borrowers may account for more than 10% of our loan portfolio. For example, as of December 31, 2013, two affiliated borrower groups accounted for an aggregate of 25.5% of our loan portfolio. In contrast, as of December 31, 2014 and 2015, no single loan, borrower or group of affiliated borrowers represented more than 10% of our loan portfolio. A default by one borrower in a group is likely to result in a default by the other borrowers in the group. Concentration of loans to one borrower or a group of affiliated borrowers poses a significant risk, as default would have a material adverse impact on our operating results, cash flow, the Webster Credit Line, financial condition and our ability to service our debt.

Risks Related to REIT Status and Investment Company Act Exemption

We have minimal experience operating as a REIT or managing a portfolio of assets in the manner necessary to maintain an exemption under the Investment Company Act, which may hinder our ability to achieve our business objectives or result in the loss of our qualification as a REIT.

Until 2014, we operated as a taxable C-corporation subject to federal corporate income taxes. Beginning with our 2014 taxable year we qualified as a REIT and made the election to be taxed as such. While we continue to be profitable, we cannot assure you that we will be able to continue to operate our business successfully now that we must operate in conformity with REIT requirements. In addition to the customary business risks and uncertainties associated with any financing business, including the risk that we will not achieve our objectives, we are also faced with the restrictions and limitations that apply to REITs. If we fail to manage these risks properly, we may not be able to make interest payments on the Notes or repay the Notes when they mature.

The rules and regulations applicable to REITs under the Code are highly technical and complex and the failure to comply with these rules and regulations in a timely manner could prevent us from qualifying as a REIT or could force us to pay unexpected taxes and penalties. None of our executive officers have any experience managing a portfolio of assets under these complex rules and regulations or operating a business in compliance with the numerous technical restrictions and limitations set forth in the Code applicable to REITs. In addition, we will be required to develop and implement or invest in substantial control systems and procedures in order for us to maintain our qualification as a public REIT. As a result, we cannot assure you that we will be able to successfully operate as a REIT or comply with rules and regulations applicable to REITs, which would substantially reduce our earnings and may reduce the value of our securities. In addition, in order to maintain our exemption from registration under the Investment Company Act, the assets in our portfolio will be subject to certain restrictions, which will limit our operations meaningfully. Neither of our executive officers has any experience managing a portfolio in the manner necessary to maintain our exemption from registration under the Investment Company Act, and no experience managing a public company under the constraints imposed by the Investment Company Act.

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We intend to conduct our business in a manner that will qualify for the exception from the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act. The SEC generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). Any significant acquisition by us of non-real estate assets without the acquisition of substantial real estate assets could cause us to meet the definitions of an “investment company.” If we are deemed to be an investment company, we could be required to dispose of non-real estate assets or a portion thereof, potentially at a loss, in order to qualify for the 3(c)(5)(C) exception. We may also be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

•	limitations on capital structure;
•	restrictions on specified investments;
•	restrictions on leverage or senior securities;
•	restrictions on unsecured borrowings;
•	prohibitions on transactions with affiliates;
•	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, if we purchase or sell any real estate assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for investment and our ability to pay distributions to our shareholders could be materially adversely affected.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements.

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our and Funding’s financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements after the date of this prospectus to confirm these statements in relationship to actual results or revised expectations.

All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this prospectus. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

USE OF PROCEEDS

We estimate that the net proceeds from the issuance and sale of the Notes will be approximately $5.3 million (or approximately $6.1 million if the representative exercises its over-allotment option in full) after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Funding will use the net proceeds of this offering to purchase from us a pool of mortgage loans, originated and funded by us, each of which is secured by first priority liens on real property, free and clear of all liens and other security interests. Under the terms of the Indenture, the aggregate outstanding principal balance of the mortgage loans held by Funding, together with Funding’s cash on hand, must always equal at least 120% of the aggregate outstanding principal amount of the Notes at all times. To the extent the aggregate principal amount of the mortgage loans owned by Funding plus Funding’s cash on hand is less than 120% of the aggregate outstanding principal balance of the Notes, Funding is required to repay, on a monthly basis, the principal amount of the Notes equal to the amount necessary such that, after giving effect to such repayment, the aggregate principal amount of all mortgage loans owned by Funding plus, Funding’s cash on hand at such time is equal to or greater than 120% of the outstanding principal amount of the Notes. For this purpose, each mortgage loan is deemed to have a value equal to its outstanding principal balance, unless the borrower is in default of its obligations.

We use the net proceeds that we will receive from Funding as consideration for the mortgage loans described in the preceding paragraph to pay down the outstanding balance on the Webster Credit Line. As of December 31, 2015, the outstanding balance on the Webster Credit Line was $11.8 million and an additional $2.2 million was available for future borrowings. As of March 31, 2016, the outstanding balance on the Webster Credit Line was $10.7 million and an additional $3.3 million was available for future borrowings. The maturity date of the Webster Credit Line is February 27, 2018. To the extent we use the net proceeds of this offering to pay down the outstanding balance on the Webster Credit Line, the amount available for future borrowings will increase.

Immediately prior to the consummation of the offering, we will use our working capital, which may include proceeds from a draw down on the Webster Credit Line, to repay in full the outstanding balance and unpaid accrued interest due on the short-term notes. As of March 31, there were four such notes outstanding having an aggregate principal amount of $860,620 as set forth in the table below:

Note Date	Maturity Date	Original Note Amount
06/14/11	06/13/16	$325,619.91
07/29/11	07/29/16	$200,000.00
09/01/13	09/01/16	$160,000.00
02/12/15	02/11/17	$175,000.00
Total		$860,619.91

CAPITALIZATION

The following table sets forth our consolidated debt and shareholders’ equity as of December 31, 2015:

•	on an actual basis; and
•	on a pro forma, as adjusted basis to give effect to the sale of the Notes offered under the terms set forth in this prospectus and the use of the net proceeds therefrom to repay in full the outstanding short-term notes ($1.1 million at December 31, 2015) and to reduce the outstanding balance on the Webster Credit Line ($11.8 million at December 31, 2015). It does not give effect to any repayment of liabilities after December 31, 2015 and prior to the consummation of this offering. The outstanding balance on the Webster Credit Line was reduced by $1.1 million and $235,000 of short-term notes were repaid out of cash flow from operations in 2016. It also does not give effect to the exercise of warrants to purchase 7,250 shares in April 2016.

You should read this table together with the information contained in this prospectus, including the historical financial statements and related Notes included elsewhere in this prospectus.

	As of December 31, 2015
	(Actual)	(Pro Forma, As Adjusted)(1)
Debt:
Line of credit	$11,821,099	$7,616,719
Short term loans	1,095,620	—
Senior Secured Notes	—	6,000,000
Total Debt	12,916,719	13,616,719
Shareholders’ equity:
Preferred shares, $0.01 par value, 5,000,000 shares authorized, no shares issued	—	$—
Common shares, $0.001 par value, 25,000,000 shares authorized; 7,441,039 shares issued and 7,264,039 outstanding actual and pro forma, as adjusted	7,441	7,441
Additional paid in capital	18,500,524	18,500,524
Treasury shares, at cost, 177,000 common shares	(369,335)	(369,335)
Accumulated deficit	(395,707)	(395,707)
Total shareholders’ equity	17,742,923	$17,742,923
Total capitalization	$30,659,642	$31,359,642

(1)	Based on GAAP rules in effect through December 31, 2015, does not reflect deferred financing costs of $60,152 at December 31, 2015.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables summarize our consolidated financial data for the periods indicated. You should read the following financial information together with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. Historical results included below and elsewhere in this prospectus are not necessarily indicative of our future performance and the results for any interim period are not necessarily indicative of the operating results to be expected for the full fiscal year.

Operating data:

	Years Ended December 31,
	2015	2014
	(audited)
Interest income from loans	$3,355,920	$2,401,150
Origination fees	$644,706	$502,515
Total revenue	$4,000,626	$2,903,665
Interest and amortization of debt service costs	$691,392	$563,368
General and administrative expenses	$1,038,849	$876,906
Total operating costs and expenses	$1,732,597	$1,442,518
Income from operations	$2,268,029	$1,461,147
Net income	$2,237,571	$1,454,505
Net income per common share outstanding – basic	$0.33	$0.29
– diluted	$0.33	$0.29
Weighted average number of common shares outstanding:
– Basic	6,759,219	5,028,645
– Diluted	6,786,610	5,058,421

Balance Sheet Data:

December 31, 2015
(audited)
Cash and cash equivalents	$106,836
Short term loans receivable	$20,199,000
Total current assets	$20,721,273
Long term loans receivable	$10,705,040
Total assets	$31,656,410
Short term loans	$1,095,620
Line of credit	$11,821,099
Total liabilities, all current	$13,913,487
(Accumulated deficit)	$(395,707)
Total stockholders’ equity	$17,742,923

Cash flow data:

	Years Ended December 31,
	2015	2014
	(audited)
Net cash provided by operating activities	$2,121,604	$1,278,450
Net cash used in investing activities	$(6,880,824)	$(9,209,793)
Net cash provided by financing activities	$4,818,380	$6,957,996
Cash and cash equivalents, end of period	$106,836	$47,676

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following management’s discussion and analysis of financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and notes thereto contained elsewhere in this report. This discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements.

We are a New York-based real estate finance company that specializes in originating, servicing and managing a portfolio of first mortgage loans. We offer short-term, secured, non-banking loans (sometimes referred to as “hard money” loans), which we may renew or extend on, before or after their initial term expires, to real estate investors to fund their acquisition, renovation, rehabilitation or development of residential or commercial properties located in the New York metropolitan area. We are organized and conduct our operations to qualify as a REIT for federal income tax purposes. We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2014. As a REIT, we are required to distribute at least 90% of our taxable income to our shareholders on an annual basis.

The properties securing our loans are generally classified as residential or commercial real estate and, typically, are held for resale or investment and typically, are not income producing. Each loan is secured by a first mortgage lien on real estate. In addition, each loan is personally guaranteed by the principal(s) of the borrower guaranty, which guaranty may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The face amounts of the loans we originate historically have ranged from $14,000 to a maximum of $1,475,000. Our board of directors established a policy limiting the maximum amount of any loan to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $2.0 million. Our loans typically have a maximum initial term of 12 months and bear interest at a fixed rate of 12% to 15% per year. In addition, we usually receive origination fees, or “points,” ranging from 1% to 3% of the original principal amount of the loan as well as other fees relating to underwriting, funding and managing the loan. Interest is always payable monthly, in arrears. In the case of acquisition financing, the principal amount of the loan usually does not exceed 75% of the value of the property (as determined by an independent appraiser), and in the case of construction financing, up to 80% of construction costs.

For the years ended December 31, 2015 and 2014 total amounts funded were $21.61 million and $22.59 million, respectively, while principal payments received from borrowers during those periods were $14.74 million and $13.25 million, respectively. At December 31, 2015, we were committed to an additional 2.155 million in construction loans that can be drawn by the borrower when certain conditions are met.

We use our own employees, outside lawyers and other independent professionals to verify titles and ownership, to file liens and to consummate the transactions. Outside appraisers are also used to assist us in evaluating the worth of collateral. To date, we have not experienced any defaults and none of the loans previously made have been non-collectable, although no assurances can be given that existing or future loans may not go into default or prove to be non-collectible in the future.

We generally grant loans for a term of one year. When a performing loan reaches its maturity and the borrower requests an extension we may extend the term of the loan beyond one year and reclassify it as part of long term loans receivable. Prior to granting an extension of any loan, we reevaluate the underlying collateral.

In July 2014, we completed a public offering of 1,754,386 common shares. The gross proceeds from the offering were $5.0 million and the net proceeds were approximately $4.3 million, after deducting our underwriting discounts and commissions and offering expenses. As a result of this offering, we satisfied all of the requirements to be taxed as a REIT. We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2014. In order to maintain our qualification as a REIT and avoid any excise tax on our net taxable income, we are required to distribute each year at least 90% of our taxable income. If we distribute less than 100% of our taxable income (but more than 90%), the undistributed portion will be taxed at the regular corporate income tax rates. As a REIT, we may also be subject to federal excise taxes and minimum state taxes.

On May 29, 2015, we completed another public offering of 1,015,000 common shares. In June 2015, the underwriter partially exercised its over-allotment option for an additional 105,000 common shares. The gross proceeds from the offering, including the partial exercise of the over-allotment option, were approximately $4.92 million and the net proceeds were approximately $4.2 million, after deducting our underwriting discounts and commissions and offering expenses.

On February 27, 2015, we repaid and terminated our Sterling Credit Line, as described in “Liquidity and Capital Resources” below, and replaced it with the Webster Credit Line, as described in “Liquidity and Capital Resources” below, pursuant to which we may borrow up to $14 million during the next three years. The Webster Credit Line provides for an interest rate of either LIBOR plus 4.75% or Webster’s base commercial lending rate plus 3.25%, as chosen by us for each drawdown, and expires on February 27, 2018. The credit line is secured by assignment of mortgages and other collateral and is guaranteed by Assaf Ran, our chief executive officer.

We organized Funding on December 7, 2015, specifically for the purpose of this transaction. Other than that, prior to issuance of the Notes, Funding has no assets or liabilities and is not engaged in any trade or business. Our chief executive officer and chief financial officer will be the chief executive officer and chief financial officer, respectively, of Funding. Funding will not be charged for their services. Assaf Ran, our chief executive officer, chairman of the board, founder and controlling shareholder, will be the sole director of Funding. At this time, we do not contemplate that Funding will have any other shareholders, employees, officers or directors. We intend to treat Funding as a “qualified REIT subsidiary” for federal income tax purposes. As such, Funding will not be treated as a separate corporation for purposes of determining whether we qualify and operate as a REIT for U.S. federal income tax purposes. Essentially, for purposes of determining whether we qualify and operate as a REIT, Funding will be disregarded as a separate entity and all assets, liabilities and items of income, deduction and credit of Funding will be treated as our assets, liabilities and items of income, deduction and credit. Funding is not required to pay federal income tax, and our ownership of the all of the stock of Funding does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer’s securities or more than 5% of the value of our total assets.

Critical Accounting Policies and Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management will base the use of estimates on (a) a preset number of assumptions that consider past experience, (b) future projections, and (c) general financial market conditions. Actual amounts could differ from those estimates.

We recognize revenues in accordance with ASC 605, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, we recognize revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of the product has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable, and (iv) collectability is reasonably assured.

Interest income from commercial loans is recognized, as earned, over the loan period.

Origination fee revenue on commercial loans is amortized over the term of the respective note.

We continually monitor events and changes in circumstances that could indicate that the carrying amounts of long lived assets, including intangible assets and goodwill, may not be recoverable. When such events or changes in circumstances occur, we assess the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted cash flows is less than the carrying amount of these assets, we recognize an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Results of Operations

Years Ended December 31, 2015 and 2014

Total revenue

Total revenue for the year ended December 31, 2015 was approximately $4,001,000 compared to approximately $2,904,000 for the year ended December 31, 2014, an increase of $1,097,000, or 37.8%. The increase in revenue represents an increase in lending operations. In 2015, approximately $3,356,000 of our revenue represents interest income on secured, real estate loans that we offer to small businesses compared to approximately $2,401,000 in 2014, and approximately $645,000 represents origination fees on such loans compared to approximately $503,000 in 2014. The loans are principally secured by collateral consisting of real estate and, generally, accompanied by personal guarantees from the principals of the businesses.

Interest and amortization of debt service costs

Interest and amortization of debt service costs for the year ended December 31, 2015 were approximately $691,000 compared to approximately $563,000 for the year ended December 31, 2014, an increase of $128,000 or 22.7%. The increase in interest and amortization of debt service costs was primarily attributable to the establishment and use of the Webster Credit Line in order to increase our ability to make loans.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2015 were approximately $1,039,000 compared to approximately $877,000 for the year ended December 31, 2014, an increase of $162,000 or 18.5%. The increase is primarily attributable to the increased annual bonus to officers, a special bonus to officers for establishing the Webster Credit Line, and increases in banking, consulting, accounting, travel and meal expenses.

Other income

Other income for the years ended December 31, 2015 and 2014, was $0 and approximately $21,000, respectively, which represents the fees generated from the remaining seller buy back option in 2014. This option was fully exercised by the option holder in October 2014.

Other loss

For the years ended December 31, 2015 and 2014, we had other loss of approximately $29,000 and $0, respectively. The loss in 2015 was primarily attributable to our termination of the use of a computer software program, resulting in an impairment loss of approximately $14,000 and our write down of the value of our investment in a privately held company of $15,000.

Income before income tax expense

Income before provision for income tax for the year ended December 31, 2015 was approximately $2,239,000 compared to approximately $1,482,000 for the year ended December 31, 2014, an increase of $757,000 or 51.1%. This increase is primarily attributable to the increase in revenue, offset by the increase in interest and payroll expenses.

Income tax expense

We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2014. For the years ended December 31, 2015 and 2014, we had income tax expenses of approximately $2,000 and $28,000, respectively. In 2015, the income tax expense represents the minimum state taxes. In 2014, the income tax expense was primarily due to our determination that we under accrued 2013 income tax expense.

Liquidity and Capital Resources

At December 31, 2015, we had cash and cash equivalents of approximately $107,000 and working capital of approximately $6.8 million compared to cash and cash equivalents of approximately $48,000 and working capital of approximately $8.8 million at December 31, 2014. The decrease in working capital is primarily attributable to the reclassification of a portion of short-term loans to long-term loans receivable. At December 31, 2015, our long-term loans receivable represents 34.64% of our loan portfolio, compared to 20.36% at December 31, 2014.

For the years ended December 31, 2015 and 2014, net cash provided by operating activities was approximately $2.1 million and $1.3 million, respectively. The increase in net cash provided by operating activities primarily results from increases in net income, offset by an increase in interest receivable on loans and a decrease in accounts payable and accrued expenses.

For the year ended December 31, 2015 net cash used in investing activities was approximately $6.9 million, compared to approximately $9.2 million for the year ended December 31, 2014. Net cash used in investing activities for the year ended December 31, 2015, consisted of the issuance of our short term real estate loans in the amount of approximately $21.6 million and the purchase of fixed assets of approximately of $10,000, offset by collection of our real estate loans in the amount of approximately $14.7 million. Net cash used in investing activities for the year ended December 31, 2014, consisted of the issuance of our short term real estate loans in the amount of approximately $22.6 million and the purchase of fixed assets of approximately of $19,000, offset by collection of our real estate loans in the amount of approximately $13.2 million and the proceeds from exercise of option of approximately $147,000.

For the year ended December 31, 2015 net cash provided by financing activities was approximately $4.8 million, compared to approximately $7.0 million for the year ended December 31, 2014. Net cash provided by financing activities for the year ended December 31, 2015 reflects the net proceeds from the public offering of approximately $4.2 million, the proceeds from lines of credit and short-term loans in the net amount of approximately $2.7 million and the proceeds from the exercise of stock options and warrants of approximately $135,000, offset by the dividend payment of approximately $2.1 million, and the deferred financing costs in the aggregate of approximately $172,000 of which approximately $112,000 was attributable to the Webster Credit Line and approximately $60,000 was attributable to the proposed public offering of our securities. Net cash provided by financing activities for the year ended December 31, 2014 reflects the proceeds from Sterling Credit Line and short-term loans in the net amount of $3.5 million, the net proceeds from the public offering of approximately $4.3 million, and the proceeds from exercise of stock options of approximately $55,000, offset by the dividend payments of approximately $853,000 and the deferred financing costs in the amount of approximately $33,000.

On February 27, 2015, we entered into a Credit and Security Agreement with Webster Business Credit Corporation (“Webster”) pursuant to which we may borrow up to $14 million until February 27, 2018 (the “Webster Credit Line”) against assignments of mortgages and other collateral. The Webster Credit Line provides for an interest rate of either LIBOR plus 4.75% or the base commercial lending rate of Webster plus 3.25% as chosen by us for each drawdown. The Webster Credit Line contains various covenants and restrictions, including limiting the amount that we can borrow relative to the value of the underlying collateral, maintaining various financial ratios and limitations on the terms of loans we make to our customers. Mr. Ran, has personally guaranteed all of our obligations to Webster.

The Webster Credit Line replaced the $7.7 million credit facility (the “Sterling Credit Line”) with Sterling National Bank (“Sterling”). We paid off the entire balance due to Sterling with proceeds from the Webster Credit Line and terminated the Sterling Credit Line on February 27, 2015. In addition, we utilized the Webster Credit Line to repay in full loans from Mr. Ran in the aggregate amount of $1,100,000, as well as two short-term loans, outstanding at December 31, 2014, in the aggregate amount of $1,000,000, bearing interest at the rate of 12% per annum. At December 31, 2015, the outstanding amount under the Webster Credit Line was $11.8 million. At March 31, 2016, the outstanding amount under the Webster Credit Line was $10.7 million. The interest rate on the amount outstanding fluctuates daily. For example, the rate for December 31, 2015 was 5.1739% and the rate for March 31, 2016 was 5.1829%.

Until our initial public offering in 1999, our principal source of funds was cash flow from operations, which funded both our working capital needs and capital expenditures. In May 1999 we completed our initial public offering in which we raised net proceeds of approximately $6.4 million.

In 2010, we raised $500,000 through the sale of senior secured notes, which have since been repaid. In addition, over the last six years we have raised approximately $8.7 million from the sale of short- and medium-term notes, of which $2.47 million and $1.1 million principal amount was outstanding at December 31, 2014 and 2015, respectively. At March 31, 2016, the total outstanding principal balance was $860,620. We intend to repay these notes in full out of the proceeds of the offering.

In July 2014, we completed a public offering of 1,754,386 common shares. The gross proceeds from the offering were $5.0 million and the net proceeds were approximately $4.3 million, after deducting our underwriting discounts and commissions and offering expenses. As a result of the July 2014 public offering, we satisfy all of the requirements to be taxed as a REIT. We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2014. In order to maintain our qualification as a REIT and avoid any excise tax on our net taxable income, we are required to distribute each year at least 90% of our taxable income. If we distribute less than 100% of our taxable income (but more than 90%), the undistributed portion will be taxed at the regular corporate income tax rates. As a REIT, we may also be subject to federal excise taxes and minimum state taxes.

In order to maintain our qualification as a REIT and avoid any excise tax on our net taxable income, we are required to distribute each year at least 90% of our taxable income. If we distribute less than 100% of our taxable income (but more than 90%), the undistributed portion will be taxed at the regular corporate income tax rates. As a REIT, we may also be subject to federal excise taxes and minimum state taxes. For the 2015 tax year, our total distributions included non-qualified dividends equal to 100% of our taxable income and a return of capital equal to 1.4% of our total distributions.

On May 29, 2015, we completed another public offering of 1,015,000 common shares. In June 2015, the underwriter partially exercised its over-allotment option for an additional 105,000 common shares. The gross proceeds from the offering, including the partial exercise of the over-allotment option, were approximately $4.9 million and the net proceeds were approximately $4.2 million, after deducting our underwriting discounts and commissions and offering expenses.

We anticipate that our current cash balances and the Webster Credit Line, as described above, together with our cash flows from operations will be sufficient to fund our operations for the next 12 months. However, we expect our working capital requirements to increase over the next 12 months as we continue to strive for growth.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet transactions, arrangements or other relationships with unconsolidated entities or other persons that are likely to affect liquidity or the availability of our requirements for capital resources.

Contractual Obligations

The following table sets forth our contractual obligations as of December 31, 2015:

Contractual Obligations	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 years
Operating Lease Obligations(*)	$28,100	$28,100	$—	$—	$—

(*)	Operating lease obligations include utilities payable to the landlord under the lease.

Recent Technical Accounting Pronouncements

In January 2015, the FASB issued ASU 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” This ASU eliminates the separate presentation of extraordinary items but does not change the requirement to disclose material items that are unusual or infrequent in nature. The ASU is effective for fiscal years beginning after December 15, 2015, as well as interim periods within those fiscal years. The ASU may be applied retrospectively to all prior periods presented in the financial statements, and early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The adoption of this guidance is not expected to have a material impact on our consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”. Under the ASU, an entity presents debt issuance costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. The ASU is effective for public entities for fiscal years beginning after December 15, 2015, and interim periods therein. For private companies and not-for-profit organizations, the ASU is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2015, the FASB issued ASU 2015-07, “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a consensus of the Emerging Issues Task Force)”. The ASU provides reporting entities with an option to measure the fair value of certain investments using net asset value instead of fair value. The ASU is effective for public entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2015, the FASB issued ASU 2015-15, “Interest — Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements — Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting”. The ASU incorporates the SEC staff’s announcement that clarifies the exclusion of line-of-credit arrangements from the scope of ASU 2015-03. Therefore, debt issuance costs related to line-of-credit arrangements can be deferred and presented as an asset that is subsequently amortized over the time of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The ASU should be adopted concurrent with adoption of ASU 2015-03. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. The ASU simplifies the presentation of deferred income taxes by requiring deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. This Update will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS). For public business entities, the ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the ASU is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. The ASU intends to provide users of financial statements with more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. For public business entities, the ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted for certain provisions. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effected, accounting standards if currently adopted would have a material effect on our consolidated financial statements.

Quantitative and qualitative disclosures about market risk

We seek to manage our risks related to the credit quality of our loan portfolio, interest rates and liquidity while, at the same time, seeking to provide an opportunity to shareholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified and seek to actively manage that risk to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake. Our analysis of risks is based on our experience, estimates and assumptions. Actual economic conditions or implementation of our decisions may produce results that differ significantly from the estimates and assumptions used in our models and our historical operating results as shown in this prospectus.

Credit risk management

Through our underwriting and lending strategy, we seek to limit our credit losses. To date, we have never had a default. Nevertheless, we retain the risk of potential credit losses on all of our outstanding loans. We seek to manage this risk through employment of our extensive due diligence and rigorous underwriting processes and standards and through the judicious use of leverage. With respect to any particular loan transaction, we may, to the extent applicable and feasible, perform one or more of the following: (i) property level underwriting, including an extensive review of the property history, (ii) a market review, including a review of the existing/projected supply and demand characteristics of the particular market, including competitive property analysis, recent leases/trends, projected valuation compared to recent sales, and replacement cost analysis; (iii) borrower analysis, and (iv) cash flow analysis. In addition to taking a first mortgage lien on the property to secure the loan, we enhance our security with personal guaranties from the principals of the borrower, which, in turn, are collaterally secured by a pledge of the guarantors’ interests in the borrower. Our chief executive officer is responsible, either directly or indirectly through third parties, for conducting the due diligence, evaluating the credit-worthiness of an applicant and for setting the terms of the loan. Following funding of the loan, we monitor borrower performance and compliance with the terms of the loan. To the extent we detect any potential credit or legal risks that may be mitigated or resolved prior to impairment of the loan we look to take immediate remedial action.

Liquidity risk management

Liquidity risk is the risk of being unable to preserve stable, reliable, and cost-effective funding sources to meet all near-term and projected long-term financial obligations. In addition to the equity funding provided by our shareholders, our external funding sources consists primarily of the Webster Credit Line ($14 million), which enables us to draw funds on an as-needed basis at a relatively low interest rate — either LIBOR plus 4.75% or the base commercial lending rate of Webster plus 3.25% as chosen by us for each drawdown. The Webster Credit Line contains various covenants and restrictions, including limiting the amount that we can borrow relative to the value of the underlying collateral, maintaining various financial ratios and limitations on the terms of loans we make to our customers. The Webster Credit Line becomes fully payable on February 27, 2018. Assaf Ran, our chief executive officer, has personally guaranteed all of our obligations to Webster.

Interest rate risk

Interest rates are highly sensitive to many factors, including fiscal and monetary policies and domestic and international economic and political considerations, as well as other factors beyond our control. We will be subject to interest rate risk in connection with our loan portfolio as well as with our indebtedness. In general, we expect to originate loans with the net proceeds from this offering and draw downs on the Webster Credit Line. We mitigate interest rate risk by lending on a short-term basis at relatively high interest rates. Nevertheless, in the event of a significant rising interest rate environment and/or economic downturn, delinquencies and defaults could increase and result in loan losses to us, which could adversely affect our liquidity and operating results. Further, such delinquencies or defaults could have an adverse effect on the spread between the yield on our loan portfolio and our borrowing costs.

Our operating results will depend in large part on differences between the yield on our loan portfolio and our cost of borrowing. Historically, all of the loans in our portfolio are earning interest at a fixed rate between 12% and 15% while under our existing credit facilities, our cost of funds is based on a floating rate tied to an index such as the prime rate or LIBOR. Thus, during a period of rising interest rates, our borrowing costs generally will increase while the yields on our loan portfolio will remain flat, which is likely to result in a decline in our net interest spread and net interest margin. The severity of any such decline would depend on a number of factors including maturity dates of the loans in our portfolio, our ability to originate new loans at higher interest rates as well as the magnitude and duration of the interest rate increase.

Prepayment risk

Prepayment risk is the risk that principal will be repaid at a different rate than anticipated, causing the return on an asset to be less than expected. In order to mitigate this risk, many lenders charge pre-payment premiums or penalties. Historically, most of our loans were short-term, i.e., a term of less than one year; therefore, prepayments have not been a major risk for us. In any event, our loans, by their terms, are not prepayable until they have been outstanding for at least three months. After that, the borrowers have the right to prepay the loan at any time without premium or penalty.

Extension risk

Extension risk is the risk that borrowers will elect to extend the term of a loan beyond its stated maturity date. In a rising interest rate environment this poses a risk to the lender unless the borrower has to pay a premium to extend or the interest rate is adjusted to the prevailing market rate. Our typical loan does not give the borrower a right to extend. However, historically we have agreed to extend the maturity date on some of our loans. In consideration, we receive an extension fee and, in some cases, an adjustment to the interest rate.

Market risk

Real Estate Risk.  As a lender, we are subject to volatility and may be affected adversely by a number of factors, including, but not limited to, national, regional and local economic conditions (which may be adversely affected by industry slowdowns and other factors); local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes. Decreases in property values reduce the value of the collateral and the potential proceeds available to a borrower to repay the underlying loans or loans, as the case may be, which could also cause us to suffer losses. We try to mitigate these risks with personal guarantees from the principals of the borrower, which are collaterally secured by real estate as well.

Market Value Risk.  We have pledged or assigned certain loans to secure our obligations under the Webster Credit Line. In addition, conceivably in the future we may have to sell loans in our portfolio to raise cash to pay down debt or make distributions to our shareholders. In such instances the value of our portfolio is a factor. The estimated fair value of loans in our portfolio will fluctuate primarily due to changes in interest rates and other factors. Generally, in a rising interest rate environment, the estimated fair value of loans would be expected to decrease; conversely, in a decreasing interest rate environment, the estimated fair value of loans would be expected to increase. As market volatility increases or liquidity decreases, the fair value of our assets may be adversely impacted.

Risk management

To the extent consistent with maintaining our REIT qualification, we will seek to manage risk exposure to protect our loan portfolio against the effects of prepayments, defaults, extensions, interest rate volatility, credit spread movements and liquidity risks. Our efforts to manage risk will focus on monitoring our portfolio and managing the financing, interest rate, credit, prepayment and extension risks associated with our loan portfolio. We generally seek to manage this risk by:

•	attempting to structure our financing agreements to maintain maximum flexibility on our part to manage our leverage ratio;
•	attempting to structure our loans so that we are fully secured and protected against credit, prepayment and extension risk;
•	employing a disciplined credit and due diligence culture that is designed to protect and preserve capital; and
•	maintaining a healthy spread between the yield on our loan portfolio and our borrowing costs.

BUSINESS

Manhattan Bridge Capital

We are a New York-based real estate finance company that specializes in originating, servicing and managing a portfolio of first mortgage loans. We offer short-term, secured, non-banking loans (sometimes referred to as “hard money” loans), which we may renew or extend on, before or after their initial term expires, to real estate investors to fund their acquisition, renovation, rehabilitation or improvement of properties located in the New York metropolitan area. We have been taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes beginning with our taxable year ending December 31, 2014.

We are organized as a New York corporation and operated as a fully-taxable C-corporation for federal, state and city income tax purposes through the end of our 2013 tax year. As a result, we were able to re-invest most of our net after-tax profits back into our business. In 2014 we concluded that it would be in the best interests of our shareholders if we operated as a REIT for U.S. federal income tax purposes. In July 2014, we completed a public offering of 1,754,386 common shares at a price to the public of $2.85 per share. As a result of that offering, we met all the requirements to qualify as a REIT and elected REIT status starting with that year.

In order to maintain our REIT status, we are required to distribute at least 90% of our taxable income to our shareholders each year. To the extent we distribute less than 100% of our taxable income to our shareholders (but more than 90%) we will maintain our REIT status but the undistributed portion will be subject to regular corporate income taxes. As a REIT, we may also be subject to federal excise taxes and minimum state taxes. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act.

Funding

We organized Funding on December 7, 2015, specifically for the purpose of this transaction. Prior to issuance of the Notes, Funding has no assets or liabilities and is not engaged in any trade or business. Our chief executive officer and chief financial officer will be the chief executive officer and chief financial officer, respectively, of Funding. Funding will not be charged for their services. Assaf Ran, our chief executive officer, chairman of the board, founder and controlling shareholder, will be the sole director of Funding. At this time, we do not contemplate that Funding will have any other shareholders, employees, officers or directors. We intend to treat Funding as a “qualified REIT subsidiary” for federal income tax purposes. As such, Funding will not be treated as a separate corporation for purposes of determining whether we qualify and operate as a REIT for U.S. federal income tax purposes. Essentially, for purposes of determining whether we qualify and operate as a REIT, Funding will be disregarded as a separate entity and all assets, liabilities and items of income, deduction and credit of Funding will be treated as our assets, liabilities and items of income, deduction and credit. Funding is not required to pay federal income tax, and our ownership of the all of the stock of Funding does not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of the issuer’s securities or more than 5% of the value of our total assets.

Funding will use the net proceeds from the sale of the Notes to purchase from us, free and clear of all liens and other security interests, a pool of mortgage loans, originated and funded by us, each of which is secured by a first priority lien on real property. Under the terms of the Indenture, the aggregate outstanding principal balance of the mortgage loans held by Funding plus any cash on hand must always equal at least 120% of the aggregate outstanding principal amount of the Notes. Funding is required to maintain this ratio until all the Notes have been repaid in full. To the extent the aggregate principal amount of the mortgage loans owned by Funding plus Funding’s cash on hand, if any, is less than 120% of the indebtedness represented by the Notes, Funding will be required to repay, on a monthly basis, the principal amount of the Notes equal to the amount necessary such that, after giving effect to such repayment, the aggregate principal amount of all mortgage loans owned by Funding plus Funding’s cash on hand, if any, at such time is equal to or greater than 120% of the outstanding principal amount of the Notes.

We will use the net proceeds of this offering that we receive from Funding to pay down the outstanding balance on our Webster Credit Line, as more particularly described below and in the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation.” In addition, prior to the consummation of the offering we will repay in full the outstanding balance on short-term notes (approximately $860,620) with our working capital, which may include proceeds from a draw down on the Webster Credit Line. Funding will collect payments of interest and principal on the mortgages it holds and use those funds to make the required interest payments to the Noteholders. Any excess cash held by Funding will be distributed to us and will be used for working capital and general corporate purposes, including the payment of operating expenses, to fund capital expenditures, to pay down debt, to fund new real estate loans and to make dividend payments to our shareholders.

General

The properties securing the loans are generally classified as residential or commercial real estate and, typically, are not income producing. Each loan is secured by a first mortgage lien on real estate. In addition, each loan is personally guaranteed by the principal(s) of borrower, which guarantee may be collaterally secured by a pledge of the guarantor’s interest in the borrower. The face amount of the loans we originate historically ranged from $14,000 to a maximum of $1.475 million. Our lending policy limits the maximum amount of any loan to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $2.0 million. Our loans typically have a maximum initial term of 12 months and bear interest at a fixed rate of 12% to 15% per year. In addition, we usually receive origination fees or “points” ranging from 1% to 3% of the original principal amount of the loan as well as other fees relating to underwriting and funding the loan. Interest is always payable monthly, in arrears. In the case of acquisition financing, the principal amount of the loan usually does not exceed 75% of the value of the property (as determined by an independent appraiser) and in the case of construction financing, it is typically up to 80% of construction costs.

Since commencing this business in 2007, we have never foreclosed on a property and none of our loans have ever gone into default, although sometimes we have renewed or extended the term of a loan to enable the borrower to avoid premature sale or refinancing of the property. When we renew or extend a loan we generally receive additional “points” and other fees.

Our officers are experienced in hard money lending under various economic and market conditions. Loans are originated, underwritten and structured by our chief executive officer, assisted by our chief financial officer, and then managed and serviced principally by our chief financial officer. A principal source of new transactions has been repeat business from prior customers and their referral of new business. We also receive leads for new business from real estate brokers and mortgage brokers and a limited amount of newspaper advertising.

Our primary business objective is to grow our loan portfolio while protecting and preserving capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term through dividends. We intend to achieve this objective by continuing to selectively originate, fund loans secured by first mortgages on residential real estate held for investment located in the New York metropolitan area and to carefully manage and service our portfolio in a manner designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that current market dynamics in this market, specifically the demand/supply imbalance for relatively small real estate loans, presents significant opportunities for us to selectively originate high-quality first mortgage loans on attractive terms and that these conditions should persist for a number of years. We have built our business on a foundation of intimate knowledge of the New York metropolitan area real estate market combined with a disciplined credit and due diligence culture that is designed to protect and preserve capital. We believe that our flexibility and ability to structure loans that address the needs of our borrowers without compromising our standards on credit risk, our expertise, our intimate knowledge of the New York metropolitan area real estate market and our focus on newly originated first mortgage loans, has defined our success until now and should enable us to continue to achieve our objectives.

The Market Opportunity

Real estate investment is a capital-intensive business that relies heavily on debt capital to acquire, develop, improve, construct, renovate and maintain properties. We believe that the demand for relatively small loans to acquire, renovate or improve residential real estate held in the New York metropolitan market, presents a compelling opportunity to generate attractive returns for an established, well-financed, non-bank lender like us. We have competed successfully in this market notwithstanding the fact that many traditional lenders, such as banks and other institutional lenders, also service this market. Our primary competitive advantage is our ability to approve and fund loans quickly and efficiently. In this environment, characterized by a supply-demand imbalance for financing and increasing asset values, we believe we are well positioned to capitalize and profit from these industry trends.

We believe there is a significant market opportunity for a well-capitalized” hard money” real estate finance company to originate attractively priced loans with strong credit fundamentals. Particularly in the New York metropolitan area, where real estate values continue to rise and substandard properties are being improved, rehabilitated and renovated, we believe there are many opportunities for a “hard money” lender providing capital for these purposes to small scale developers. We further believe that our flexibility to structure loans to suit the particular needs of our borrower and our ability to close quickly make us an attractive alternative to banks and other large institutional lenders for small real estate developers and investors.

Our Business and Growth Strategies

Our objective is to protect and preserve capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term principally through dividends. We intend to achieve this objective by continuing to focus exclusively on selectively originating, servicing and managing a portfolio of short-term real estate loans secured by first mortgages on real estate located in the New York metropolitan area that are designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We believe that our ability to react quickly to the needs of borrowers, our flexibility in terms of structuring loans to meet the needs of borrowers, our intimate knowledge of the New York metropolitan area real estate market, our expertise in “hard money” lending and our focus on newly originated first mortgage loans, should enable us to achieve this objective. Nevertheless, we will remain flexible in order to take advantage of other real estate related opportunities that may arise from time to time, whether they relate to the mortgage market or to direct or indirect investments in real estate.

Our strategy to achieve our objective includes the following:

•	capitalize on opportunities created by the long-term structural changes in the real estate lending market and the continuing lack of liquidity in the real estate market;
•	take advantage of the prevailing economic environment as well as economic, political and social trends that may impact real estate lending currently and in the future as well as the outlook for real estate in general and particular asset classes;
•	remain flexible in order to capitalize on changing sets of investment opportunities that may be present in the various points of an economic cycle; and
•	operate so as to qualify as a REIT and for an exemption from registration under the Investment Company Act.

In furtherance of these strategies, on February 27, 2015, we obtained a three-year $14 million revolving line of credit with Webster Business Credit Corporation to replace our existing $7.7 million credit facility with Sterling National Bank.

Our Competitive Strengths

We believe our competitive strengths include:

•	Experienced management team. Our management team has successfully originated and serviced a portfolio of real estate mortgage loans generating attractive annual returns under varying economic and real estate market conditions. We expect that the experience of our management team will provide us with the ability to effectively deploy our capital in a manner that we believe will provide for attractive risk-adjusted returns but with a focus on capital preservation and protection.
•	Long-standing relationships. A significant portion of our business comes from repeat customers with whom we have long-standing relationships. These customers are also a referral source for new borrowers. So long as these customers remain active real estate investors they provide us with an advantage in securing new business and help us maintain a pipeline to attractive new opportunities that may not be available to many of our competitors or to the general market.
•	Knowledge of the market. Our intimate knowledge of the New York metropolitan area real estate market enhances our ability to identify attractive opportunities and helps distinguish us from many of our competitors.
•	Disciplined lending. We seek to maximize our risk-adjusted returns, and preserve and protect capital, through our disciplined and credit-based approach. We utilize rigorous underwriting and loan closing procedures that include numerous checks and balances to evaluate the risks and merits of each potential transaction. We seek to protect and preserve capital by carefully evaluating the condition of the property, the location of the property, the creditworthiness of the guarantors and the availability of other forms of collateral.
•	Vertically-integrated loan origination platform. We manage and control the loan process from origination through closing with our own personnel or independent legal counsel and appraisers, with whom we have long relationships, who together constitute a team highly experienced in credit evaluation, underwriting and loan structuring. We also believe that our procedures and experience allows us to quickly and efficiently execute opportunities we deem desirable.
•	Structuring flexibility. As a relatively small, non-bank real estate lender, we can move quickly and have much more flexibility than traditional lenders to structure loans to suit the needs of our clients. Our ability to customize financing structures to meet borrowers’ needs is one of our key business strengths.
•	No legacy issues. Unlike many of our competitors, we are not burdened by distressed legacy real estate assets. We do not have a legacy portfolio of lower-return or problem loans that could potentially dilute the attractive returns we believe are available in the current liquidity-challenged environment and/or distract and monopolize our management team’s time and attention. We do not have any adverse credit exposure to, and we do not anticipate that our performance will be negatively impacted by, previously purchased assets.

Our Real Estate Lending Activities

Our real estate lending activities involve originating, funding, servicing and managing short-term loans (i.e., loans with an initial term of not more than one year), secured by first mortgage liens on real estate property in the New York metropolitan area held for investment or resale. Generally, borrowers use the proceeds from our loans for one of three purposes: (i) to acquire and renovate existing residential (single, one or two family) real estate properties; (ii) to acquire vacant real estate and construct residential real properties; and (iii) to purchase and hold income producing properties. Our mortgage loans are structured to fit the needs and business plans of the borrowers. Revenue is generated primarily from the interest borrowers pay on our loans and, to a lesser extent, loan fee income generated on the origination and extension of loans.

Most of our loans are funded in full at the closing. However, our loan portfolio includes a number of construction loans, which are only partially funded at closing. At December 31, 2014 and 2015, our unfunded commitment was approximately $2.55 million and $2.16 million, respectively. Advances under construction loans are funded against requests supported by all required documentation (including lien waivers) as and when needed to pay contractors and other costs of construction. In the case of construction loans, the borrower will either deliver multiple notes or one global note for the entire commitment. In either case, interest only accrues on the funded portion of the loan.

In general, our strategy is to service and manage the loans we originate until they are paid. However, there have been a few instances where we have either used loans as collateral, or sold participating interests in loans. All of our loans are secured by properties located in the New York metropolitan area, which is where we are based. We have no intention at this time to attempt to expand into any other geographic market. Most of the properties we finance are residential, although on occasion they are classified as commercial. However, in all instances the properties are held only for investment by the borrowers. Most of these properties do not generate any cash flow.

The typical terms of our loans are as follows:

Principal amount — Historically, $14,000 to $1.475 million. Our lending policy limits the maximum loan amount to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $2.0 million.

Loan-to-Value Ratio — Up to 75%, and/or up to 80% of construction costs.

Interest rate — Most of the loans in our portfolio have a fixed rate typically 12% to 15%.

Term — Generally, one year with early termination in the event of a sale of the property or a refinancing. More recently, the number of loans in our portfolio, both in absolute terms and as a percentage, with a term of greater than one year has grown. We entertain requests for granting extensions under certain conditions.

Prepayments — Borrower may prepay the loan at any time beginning three months after the funding date.

Covenants — To timely pay all interest on the loan property and to maintain hazard insurance with respect to the property.

Events of default — Include: (i) failure to make a payment when due; (ii) breach of a covenant.

Payment terms — Interest only is payable monthly in arrears. Principal is due in a “balloon” payment at the maturity date.

Escrow — None.

Reserves — None.

Security — The loan is evidenced by a promissory note, which is secured by a first mortgage lien on the real property owned by the borrower. In addition, each loan is guaranteed by the principals of the borrower, which may be collaterally secured by a pledge of the guarantor’s interest in the borrower.

Fees and Expenses — Borrowers generally pay an origination fee equal to 1% to 3% of the loan amount. If we agree to extend the term of the loan, we usually collect the same origination fee we charged on the initial funding of the loan. In addition, borrowers also pay a processing fee, wire fee, bounced check fee and, in the case of construction loans, check requisition fee for each draw from the loan. Finally, the borrower pays all expenses relating to obtaining the loan including the cost of a property appraisal, the cost of an environmental assessment report, if any, the cost of a credit report and all title, recording fees and legal fees.

Operating Data

Our lending activities increased each year since 2007, the first year we started making real estate loans. We believe our business will continue to grow given the strength of the New York real estate market and our reputation among real estate investors as a reliable and reasonable financing source.

Our loan portfolio

The following tables highlight certain information regarding our real estate lending activities for the years ended December 31, 2015 and 2014:

	Year Ended December 31,
($ in thousands)	2015	2014
Loans originated	$21,609	$22,586
Loans repaid	$14,737	$13,248
Mortgage lending revenues	$4,001	$2,904
Mortgage lending expenses	$694	$566
Number of loans outstanding	97	86
Principal amount of loans earning interest	$30,904	$24,032
Average outstanding loan balance	$319	$279
Percent of loans secured by New York area properties(1)	100%	100.0%
Weighted average contractual interest rate	12.3%	12.5%
Weighted average term to maturity (in months)(2)	5.40	5.57

(1)	Calculated based on the number of loans.
(2)	Without giving effect to extension options.

At both and December 31, 2015 and 2014, no single loan, borrower or group of affiliated borrowers accounted for more than 10% of our loan portfolio. At December 31, 2013 we had loans outstanding to two affiliated groups of borrowers, each of which accounted for more than 10% of our loan portfolio and which together accounted for 25.5% of our loan portfolio. One group consisted of eight borrowers, each of which was at least 50% owned by the same individual, and the second group consisted of six borrowers, each of which was at least 25% owned by the same individual. The aggregate outstanding principal balance on the loans to the first group was approximately $2.0 million, representing 13.5% of our loan portfolio and the aggregate outstanding principal balance on the loans to the second group was approximately $1.8 million, representing 12% of our loan portfolio.

The following tables set forth information regarding the types of properties securing our mortgage loans outstanding at December 31, 2015 and 2014, and the interest earned in each category (dollars in thousands):

	December 31, 2015			December 31, 2014
	Number of Loans	Interest Earned	Percentage	Number of Loans	Interest Earned	Percentage
Residential	93	$2,289	93%	80	$1,585	90%
Commercial	1	120	5%	4	172	10%
Mixed Use	3	46	2%	1	3	0%
Other	0	—	0%	1	3	0%
Total	97	$2,455	100%	86	$1,763	100%

The table below lists the mortgages that Funding will purchase from us, upon consummation of this offering, with the net proceeds from this offering. To the extent any of the mortgages listed in the table below are satisfied in full prior to the consummation of this offering, such mortgages will be replaced with one or more mortgages with the same aggregate principal amount. To the extent the aggregate principal amount of the Notes actually sold in this offering is more or less than the amount reflected on the cover of this prospectus, mortgages will be added or withdrawn, as the case may be, from the collateral pool to the extent necessary to ensure that, upon consummation of this offering, the aggregate principal amount of the mortgages owned by Funding plus Funding’s cash, if any, is not less than 120% of the aggregate principal amount of the Notes sold in this offering.

No.	Agreement Date	Maturity Date	Current Principal Balance	Interest Rate	Property Address	Type
1	01/29/13	07/28/16	$250,000.00	12.00%	Brooklyn, New York	Residential
2	05/14/13	11/13/16	$1,000,000.00	12.00%	Great Neck, New York	Commercial
3	05/23/13	11/22/16	$500,000.00	12.00%	Brooklyn, New York	Residential
4	12/09/13	06/08/16	$265,000.00	13.00%	Brooklyn, New York	Residential
5	04/09/14	07/08/16	$1,050,000.00	12.00%	Brooklyn, New York	Residential
6	02/26/15	08/25/16	$370,000.00	14.00%	Brooklyn, New York	Residential
7	10/08/15	10/07/16	$450,000.00	12.00%	Jamaica, New York	Residential
8	10/20/15	10/19/16	$300,000.00	12.00%	Bronx, New York	Mixed Used
9	10/23/15	10/22/16	$385,000.00	12.00%	Brooklyn, New York	Residential
10	10/26/15	10/25/16	$400,000.00	12.00%	Brooklyn, New York	Residential
11	11/06/15	11/05/16	$260,000.00	12.00%	Brooklyn, New York	Residential
12	11/10/15	11/09/16	$370,000.00	12.00%	Springfield Gardens, New York	Residential
13	11/10/15	11/09/16	$72,500.00	12.00%	Yonkers, New York	Residential
14	11/16/15	11/15/16	$650,000.00	12.00%	Brooklyn, New York	Residential
15	12/09/15	12/08/16	$580,000.00	12.00%	Brooklyn, New York	Residential
16	01/11/16	01/10/17	$355,000.00	12.00%	Brooklyn, New York	Residential
Totals			$7,257,500

Our Origination Process and Underwriting Criteria

We primarily rely on our relationships with existing and former borrowers, real estate investors, real estate brokers and mortgage brokers to originate loans. Many of our borrowers are “repeat customers.” When underwriting a loan, the primary focus of our analysis is the value of a property and the credit worthiness of the borrower and its principals. Prior to making a final decision on a loan application we conduct due diligence of the borrower and its principals. In terms of the property, we usually require a third party appraisal and a third party assessment report. We also order title, lien and judgment searches. In most cases, we will also make an on-site visit to evaluate not only the property but the neighborhood in which it is located. Finally, we analyze and assess financial and operational data provided by the borrower relating to its operation and maintenance of the property. In terms of the borrower and its principals, we usually obtain third party credit reports from one of the major credit reporting services as well as personal financial information provided by the borrower and its principals. We analyze all this information carefully prior to making a final determination. Ultimately, our decision is based on our conclusions regarding the value of the property, which takes into account factors such as the neighborhood in which the property is located, the current use and potential alternative use of the property, current and potential net income from the property, the local market, sales information of comparable properties, existing zoning regulations, the creditworthiness of the borrower and its principles and their experience in real estate ownership, construction, development and management. In conducting our due diligence, we rely, in part, on third party professionals and experts including appraisers, engineers, title insurers and attorneys.

Before a loan commitment is issued, the loan must be reviewed and approved by our chief executive officer. Our loan commitments are generally issued subject to receipt by us of title documentation and title report, in a form satisfactory to us, for the underlying property. We require a personal guarantee from the principal or principals of the borrower.

Our Current Financing Strategies

Our financing strategies are critical to the success and growth of our business. Our financing strategies at this time are limited to equity and debt offerings. Our principal capital raising transactions have consisted of the following:

Credit line.  As more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Sources” above, on February 27, 2015, we repaid and terminated the Sterling Credit Line and simultaneously entered into a Line of Credit Agreement with Webster pursuant to which we may borrow up to $14 million during the next three years (the “Webster Credit Line”). The Webster Credit Line provides for an interest rate equal to (i) LIBOR plus 4.75% or (ii) Webster’s base commercial lending rate plus 3.25%, as chosen by us for each drawdown, and expires on February 27, 2018. The Webster Credit Line is secured by assignment of mortgages and other collateral and is guaranteed by Assaf Ran, our chief executive officer.

Short-term loans.  In 2010, we raised $500,000 through the sale of senior secured notes, which have since been repaid. In addition, over the last six years we have raised approximately $8.7 million from the sale of short- and medium-term notes, of which $2.47 million and $1.1 million principal amount was outstanding at December 31, 2014 and 2015, respectively. As of March 31, 2016, there were four (4) notes such outstanding having an aggregate principal balance of $860,620 and bearing interest from 8% to 10%. All of these notes will mature on or before February 11, 2017. Pursuant to the terms of the Webster Credit Line, we may not renew or extend these notes when they become due. We intend to repay these notes in full with the proceeds of this offering.

In July 2014, we sold 1,754,386 common shares in a registered public offering for an aggregate of $5.0 million or approximately $4.3 million, after deducting our underwriting discounts and commissions and offering expenses. In May 2015, we sold 1,120,000 common shares in a registered public offering (including 105,000 common shares sold upon a partial exercise of the over-allotment option by the representative of the several underwriters) for aggregate gross proceeds of $4.92 million or approximately $4.2 million, after deducting our underwriting discounts and commissions and offering expenses.

The following table shows our sources of capital, including our financing arrangements, and our loan portfolio as of December 31, 2014 and 2015:

Sources of Capital ($ in thousands):	December 31, 2015	December 31, 2014
Debt:
Short-term loans	$1,096	$2,469
Line of credit	11,821	7,700
Total debt	$12,917	$10,169
Other liabilities	996	409
Capital (equity)	17,743	13,866
Total sources of capital	$31,656	$24,444
Assets:
Loans:
Short-term loans	$20,199	$19,138
Long-term loans	10,705	4,894
Total loans	$30,904	$24,032
Other assets	752	412
Total assets	$31,656	$24,444

Competition

The real estate finance market in the New York metropolitan area is highly competitive. We face competition for lending and investment opportunities from a variety of institutional lenders and investors and many other market participants, including specialty finance companies, REITs, commercial banks and thrift institutions, investment banks, insurance companies, hedge funds and other financial institutions as well as private equity funds, family offices and high net worth individuals. Many of these competitors enjoy competitive advantages over us, including greater name recognition, established lending relationships with customers, financial resources, and access to capital.

Notwithstanding the intense competition and some of our competitive disadvantages, we believe we have carved a niche for ourselves among small real estate developers, owners and contractors throughout the New York metropolitan area because of our ability to structure each loan to suit the needs of each individual borrower and our ability to act quickly. In addition, we believe we have developed a reputation among these borrowers for offering reasonable terms and providing outstanding customer service. We believe our future success will depend on our ability to maintain and capitalize on our existing relationships with borrowers and brokers and to expand our borrower base by continuing to offer attractive loan products, remain competitive in pricing and terms, and provide superior service.

Sales and Marketing

We do not engage any third parties for sales and marketing. Rather, we rely on our chief executive officer to generate lending opportunities as well as referrals from existing or former borrowers, brokers, and bankers and newspaper advertising and direct mail to generate lending opportunities. A principal source of new transactions has been repeat business from prior customers and their referral of new leads.

Intellectual Property

Our business does not depend on exploiting or leveraging any intellectual property rights. To the extent we own any rights to intellectual property, we rely on a combination of federal, state and common law trademarks, service marks and trade names, copyrights and trade secret protection. We have registered some of our trademarks and service marks in the United States Patent and Trademark Office including the following marks relating to our current business:

Manhattan Bridge Capital

DAG Funding Solutions

The protective steps we have taken may not deter misappropriation of our proprietary information. These claims, if meritorious, could require us to license other rights or subject us to damages and, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part.

Employees

As of December 31, 2015, we had four full-time employees and no part-time employees. None of our employees is a member of a labor union and our relationship with all of our employees is good. In addition, we rely on outside various non-employee professionals, including lawyers, to handle various aspects of our transactions such as verifying title and ownership, filing liens and closing transactions. We also rely on third-party appraisers to assist management in evaluating the worth of collateral, when deemed necessary by management. Finally, we use independent construction inspectors as well as mortgage brokers and deal initiators.

Regulation

Our operations are subject, in certain instances, to supervision and regulation by state and federal governmental authorities and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions. In addition, we may rely on exemptions from various requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act, the Investment Company Act and ERISA. These exemptions are sometimes highly complex and may in certain circumstances depend on compliance by third-parties who we do not control.

Regulatory Reform

The Dodd-Frank Act, which went into effect on July 21, 2010, is intended to make significant structural reforms to the financial services industry. For example, pursuant to the Dodd-Frank Act, various federal agencies have promulgated, or are in the process of promulgating, regulations with respect to various issues that may affect us. Certain regulations have already been adopted and others remain under consideration by various governmental agencies, in some cases past the deadlines set in the Dodd-Frank Act for adoption. At the present time, we do not believe any regulations adopted under the Dodd-Frank Act apply to us. However, it is possible that regulations that will be adopted in the future will apply to us or that existing regulations will apply to us as our business evolves.

Regulation of Commercial Real Estate Lending Activities

Although most states do not regulate commercial finance, certain states impose limitations on interest rates and other charges and on certain collection practices and creditor remedies, and require licensing of lenders and financiers and adequate disclosure of certain contract terms. We also are required to comply with, among other statutes and regulations, certain provisions of the Equal Credit Opportunity Act that are applicable to commercial loans, The USA PATRIOT Act, regulations promulgated by the Office of Foreign Asset Control and federal and state securities laws and regulations.

Investment Company Act Exemption

Although we reserve the right to modify our business methods at any time, we are not currently required to register as an investment company under the Investment Company Act. However, we cannot assure you that our business strategy will not evolve over time in a manner that could subject us to the registration requirements of the Investment Company Act.

Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we refer to as the 40% test. Real estate mortgages are excluded from the term “investment securities.”

We rely on the exception set forth in Section 3(c)(5)(C) of the Investment Company Act which excludes from the definition of investment company “[a]ny person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses... (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” The SEC generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). At the present time, we qualify for the exemption under this section and our current intention is to continue to focus on originating short term loans secured by first mortgages on real property. However, if, in the future, we do acquire non-real estate assets without the acquisition of substantial real estate assets, we may qualify as an “investment company” and be required to register as such under the Investment Company Act, which could have a material adverse effect on us.

If we were required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters.

Qualification for exclusion from the definition of an investment company under the Investment Company Act will limit our ability to make certain investments. In addition, complying with the tests for such exclusion could restrict the time at which we can acquire and sell assets.

Properties

Our executive and principal operating office is located in Great Neck, New York. We use this space for all of our operations. This space is occupied under a lease that expires August 31, 2016. The current monthly rent is $3,535, including electricity. We believe this facility is adequate to meet our requirements at our current level of business activity.

Funding operates from our offices.

Legal Proceedings

As of the date of this prospectus, we are not a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and the executive officers and director of Funding and their respective ages as of the date of this prospectus are as follows:

Name	Age	Position
Assaf Ran	50	Founder, Chairman of the Board, Chief Executive Officer, and President of Manhattan Bridge Capital, Inc.; Chief Executive Officer and President and sole director of MBC Funding II Corp.
Vanessa Kao	38	Chief Financial Officer, Vice President, Treasurer and Secretary of Manhattan Bridge Capital, Inc.; and Chief Financial Officer, Vice President, Treasurer and Secretary of MBC Funding II Corp.
Michael Jackson(1)(2)	51	Director
Eran Goldshmit(1)	49	Director
Mark Alhadeff	52	Director
Lyron Bentovim(3)	46	Director

(1)	Member of the Compensation Committee, Audit Committee and Nominating Committee.
(2)	Chairman of the Audit Committee.
(3)	Member of the Audit Committee.

All directors hold office until the next annual meeting of shareholders and until their successors are duly elected and qualified. Officers are elected to serve subject to the discretion of the Board.

Set forth below is a brief description of the background and business experience of our executive officers and directors:

Assaf Ran, our founder, has been our chief executive officer and president since our inception in 1989 and the chief executive officer and president and sole director of Funding since its inception in             201 . Mr. Ran has 27 years of senior management experience leading public and private directories businesses. Mr. Ran started several yellow page businesses from the ground up and managed to make each one of them successful. Mr. Ran’s professional experience and background with us, as our director since March 1999, have given him the expertise needed to serve as one of our directors.

Vanessa Kao has been our chief financial officer, vice president, treasurer and secretary since rejoining us in June 2011. From July 2004 through April 2006 she served as our assistant chief financial officer. From April 2006 through December 2013, she was the chief financial officer of DAG Jewish Directories, Inc. Since January 2014, she has also served as the chief financial officer of Jewish Marketing Solutions, LLC. Ms. Kao is also the chief financial officer, Secretary and treasurer of Funding since its inception in            , 201 . Ms. Kao holds a M.B.A. in Finance and MIS/E-Commerce from the University of Missouri and a Bachelor degree of Business Administration in Finance from the National Taipei University in Taiwan.

Michael J. Jackson has been a member of the Board since July 2000. Since March 2016, Mr. Jackson has been the chief financial officer and executive vice president of both Ethology, Inc., a digital marketing agency, and Tallwave, LLC, a venture firm focused on making investments in early stage technology companies. From April 2007 through February 2016, he was the chief financial officer and the executive vice president of iCrossing, Inc., a digital marketing agency. From October 1999 to April 2007, he was the executive vice president and chief financial officer of AGENCY.COM, a global Internet professional services company. He served as the chief accounting officer of AGENCY.com from May 2000 and as its corporate controller from August 1999 until September 2001. From October 1994 until August 1999, Mr. Jackson was a manager at Arthur Andersen, LLP and Ernst and Young. Mr. Jackson also served on the New York State Society Auditing Standards and Procedures Committee from 1998 to 1999 and served on the New York State Society’s SEC Committee from 1999 to 2001. Mr. Jackson holds an M.B.A. in Finance from Hofstra University and is a certified public accountant. For the five years ending May 2008, Mr. Jackson was a member of the board of directors of Adstar, Inc. (OTC PINK: ADST). Mr. Jackson’s professional experience and background with other companies and with us have given him the expertise needed to serve as one of our directors.

Eran Goldshmit has been a member of the Board since March 1999. Mr. Goldshmit received certification as a financial consultant in February 1993 from the School for Investment Consultants, Tel Aviv, Israel, and a BA in business administration from the University of Humberside, England, in December 1998. From December 1998 until July 2001, Mr. Goldshmit was the general manager of the Carmiel Shopping Center in Carmiel, Israel. Since August 2001, he has been the president of the New York Diamond Center, New York, NY. Mr. Goldshmit’s professional experience and background with other companies and with us have given him the expertise needed to serve as one of our directors.

Mark Alhadeff has been a member of the Board since December 2005. He also served as the chief technology officer of DAG Interactive, Inc. Mr. Alhadeff is a co-founder of Ocean-7 Development, Inc., a technology corporation in the business of providing programming services as well as web development services and database solutions and has served as its president since its formation in 1996. Prior to founding Ocean-7, Mr. Alhadeff served as a consultant to various publishers, worked as an art director and was actively involved in creating and implementing the transition to digital production methodologies before they became common industry practice. Mr. Alhadeff is a Stony Brook University graduate. Mr. Alhadeff’s business experience and background with other companies and with us have given him the expertise needed to serve as one of our directors.

Lyron Bentovim has been a member of the Board since December 2008. Mr. Bentovim serves as the managing partner of DarkLight Partners, a strageic advisor to small and mid-cap companies. Prior to founding DarkLight Partners, Mr. Bentovim served as COO/CFO of Top Image Systems (Nasdaq: TISA). Prior to this position he served as COO/CFO of NIT Health. From August 2009 until July 2012, Mr. Bentovim has served as the Chief Operating Officer and the Chief Financial Officer of Sunrise Telecom Inc., a leader in test and measurement solutions for telecom, wireless and cable networks. Prior to joining Sunrise Telecom Inc. since January 2002, Mr. Bentovim has been a Portfolio Manager for Skiritai Capital LLC, an investment advisor based in San Francisco. Mr. Bentovim has over 20 years of industry experience, including his experience as a member of the board of directors at RTW Inc., Ault Inc, Top Image Systems, Three-Five Systems Inc., Sunrise Telecom Incorporated, and Argonaut Technologies Inc. Prior to his position in Skiritai Capital LLC, Mr. Bentovim served as the President, COO, and co-founder of WebBrix Inc. Additionally; Mr. Bentovim spent time as a Senior Engagement Manager with strategy consultancies USWeb/CKS, the Mitchell Madison Group LLC and McKinsey & Company Inc. Mr. Bentovim has an MBA from Yale School of Management and a Law degree from the Hebrew University. Mr. Bentovim’s professional experience and background with other companies and with us have given him the expertise needed to serve as one of our directors.

Director Independence

The members of the Board are Assaf Ran, Michael J. Jackson, Eran Goldshmit, Mark Alhadeff, and Lyron Bentovim.

The Board has determined, in accordance with Nasdaq’s Stock Market Rules, that: (i) Messrs. Jackson, Goldshmit and Bentovim (the “Independent Directors”) are independent and represent a majority of its members; (ii) Messrs. Jackson, Goldshmit and Bentovim, the members of the Audit Committee, are independent for such purposes; and (iii) Messrs. Jackson and Goldshmit, the members of the Compensation Committee, are independent for such purposes. In determining director independence, the Board applies the independence standards set by the Nasdaq. In its application of such standards the Board takes into consideration all transactions with Independent Directors and the impact of such transactions, if any, on any of the Independent Directors’ ability to continue to serve on the Board. To that end, for the fiscal year ended 2014, the Board considered the options awarded to the Independent Directors disclosed below and determined that those transactions were within the limits of the independence standards set by Nasdaq and did not impact their ability to continue to serve as Independent Directors.

Committees of the Board of Directors

We have three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Each committee is made up entirely of independent directors as defined under the Nasdaq Stock Market Rules. Current copies of each committee’s charter are available on our website at www.manhattanbridgecapital.com.

Audit Committee.  The members of the Audit Committee are Michael Jackson, who serves as chairman, Eran Goldshmit and Lyron Bentovim. The Board has determined that each member of the Audit Committee is independent, as that term is defined in Section 10A(m)(3) of the Exchange Act and that Michael Jackson is qualified as an Audit Committee Financial Expert pursuant to Item 407(d)(5) of Regulation S-K. The Audit Committee oversees our accounting and financial reporting processes, internal systems of accounting and financial controls, relationships with auditors and audits of financial statements. Specifically, the Audit Committee’s responsibilities include the following:

•	selecting, hiring and terminating our independent auditors;
•	evaluating the qualifications, independence and performance of our independent auditors;
•	approving the audit and non-audit services to be performed by the independent auditors;
•	reviewing the design, implementation and adequacy and effectiveness of our internal controls and critical policies;
•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and other accounting matters;
•	with management and our independent auditors, reviewing any earnings announcements and other public announcements regarding our results of operations; and
•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Compensation Committee.  The members of the Compensation Committee are Michael Jackson and Eran Goldshmit, each of whom satisfies the standards of independence applicable to compensation committee members established under 162(m) of the Internal Revenue Code (the “Code”) and Section 16(b) of the Exchange Act. The Compensation Committee assists the Board in determining the compensation of our officers and directors. Specific responsibilities include the following:

•	approving the compensation and benefits of our executive officers;
•	reviewing the performance objectives and actual performance of our officers; and
•	administering our stock option and other equity and incentive compensation plans.

Corporate Governance and Nominating Committee.  The members of the Compensation Committee are Michael Jackson and Eran Goldshmit, each of whom satisfies the standards of independence applicable to compensation committee members established under 162(m) of the Code and Section 16(b) of the Exchange Act. The Corporate Governance and Nominating Committee assists the Board by identifying and recommending individuals qualified to become members of the Board. Specific responsibilities include the following:

•	evaluating the composition, size and governance of the Board and its committees and making recommendations regarding future planning and the appointment of directors to our committees;
•	establishing a policy for considering shareholder nominees to the Board;
•	reviewing our corporate governance principles and making recommendations to the Board regarding possible changes; and
•	reviewing and monitoring compliance with our code of ethics and insider trading policy.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth all compensation earned by or paid to, in all capacities, during the years ended December 31, 2015 and 2014 (i) Assaf Ran, our chief executive officer and (ii) our most highly compensated executive officers, other than Mr. Ran, who were serving as executive officers on December 31, 2015 and whose total compensation for the year exceeded $100,000 (collectively, the “named executive officers”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non Equity Incentive plan Compensation ($)(1)	Total ($)
Assaf Ran Chief Executive Officer and President	2015	$225,000	$95,000	$6,750	$326,750
	2014	$225,000	$35,000	$6,750	$266,750
Vanessa Kao Chief Financial Officer, Vice President, Treasurer and Secretary	2015	$125,000	$22,500	$3,750	$151,250
	2014	$99,475	$—	$2,984	$102,459

(1)	Company matching contributions are made pursuant to its Simple IRA Plan.

Mr. Ran is also the chief executive officer and president of Funding. He will not be compensated for any services rendered to or on behalf of Funding.

Employment Contracts

In March 1999, we entered into an employment agreement with Assaf Ran, our President and Chief Executive Officer pursuant to which: (i) Mr. Ran’s employment term renews automatically on June 30th of each year for successive one-year periods unless either party gives to the other written notice at least 180 days prior to June 30th of its intention to terminate the agreement; (ii) Mr. Ran receives an annual base salary of $225,000 and annual bonuses as determined by the Compensation Committee of the Board, in its sole and absolute discretion, and is eligible to participate in all executive benefit plans established and maintained by us; and (iii) Mr. Ran agreed to a one-year non-competition period following the termination of his employment. If the employment agreement is terminated by Mr. Ran for “good reason” (as defined in the employment agreement) he shall be paid (1) his base compensation up to the effective date of such termination; (2) his full share of any incentive compensation payable to him for the year in which the termination occurs; and (3) a lump sum payment equal to 100% of the average cash compensation paid to, or accrued for, him in the two calendar years immediately preceding the calendar year in which the termination occurs.

Restricted Stock Grant

On September 9, 2011, upon shareholder approval at the 2011 annual meeting of shareholders, we granted 1,000,000 restricted common shares (the “Restricted Shares”) to Mr. Ran, our chief executive officer. Under the terms of the restricted shares agreement (the “Restricted Shares Agreement”), Mr. Ran agreed to forfeit options held by him exercisable for an aggregate of 280,000 common shares with exercise prices above $1.21 per share and agreed not to exercise additional options held by him for an aggregate of 210,000 common shares with exercise prices below $1.21 per share (the “Remaining Options”). Until their expiration, Mr. Ran will be required to forfeit approximately 4.76 Restricted Shares for each common share issued upon any exercise of the Remaining Options. In addition, Mr. Ran may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Restricted Shares until the earliest to occur of the following: (i) September 9, 2026, with respect to  1/3 of the Restricted Shares, September 9, 2027 with respect to an additional  1/3 of the Restricted Shares and September 9, 2028 with respect to the final  1/3 of the Restricted Shares; (ii) the date on which Mr. Ran’s employment is terminated by us for any reason other than for “Cause” (i.e., misconduct that is materially injurious to us monetarily or otherwise, including engaging in any conduct that constitutes a felony under federal, state or local law); or (iii) the date on which Mr. Ran’s employment is terminated on account of (A) his death; or (B) his disability, which, in the opinion of his personal physician and a physician selected by us prevents him from being employed with us on a full-time basis (each such date being referred to as a “Risk Termination Date”). If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by us for Cause or by Mr. Ran voluntarily for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested. Mr. Ran will have the power to vote the Restricted Shares and will be entitled to all dividends payable with respect to the Restricted Shares from the date the Restricted Shares are issued.

In connection with the Compensation Committee’s approval of the foregoing grant of Restricted Shares, the Compensation Committee consulted with and obtained the concurrence of independent compensation experts and informed Mr. Ran that it had no present intention of continuing its prior practice of annually awarding stock options to Mr. Ran as CEO. Also Mr. Ran, advised the Compensation Committee that he would not seek future stock option grants.

The grant of Restricted Shares was exempt from registration pursuant to Section 4(2) of the Securities Act. The stock certificates for the Restricted Shares were imprinted with restrictive legends and are held in escrow until vesting occurs.

Termination and Change of Control Arrangement

In the event of termination, Mr. Ran does not receive any severance and any non-vested options are automatically forfeited. If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by us for cause or by Mr. Ran voluntarily for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested. If Mr. Ran is terminated for any reason other than for cause, the Restricted Shares become immediately transferable.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning outstanding equity awards by the named executive officer as of December 31, 2015.

Name	Year	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)
Assaf Ran Chief Executive Officer and President	2011	1,000,000	4,390,000	(1)(2)

(1)	Calculated based on the closing market price of $4.39 at the end of the last completed fiscal year on December 31, 2015.
(2)	Mr. Ran may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Restricted Shares until the earliest to occur of the following: (i) September 9, 2026, with respect to 1/3 of the Restricted Shares, September 9, 2027 with respect to an additional 1/3 of the Restricted Shares and September 9, 2028 with respect to the final 1/3 of the Restricted Shares; (ii) the date on which Mr. Ran’s employment is terminated by us for any reason other than for “Cause;” or (iii) on a Risk Termination Date. If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by us for Cause or Mr. Ran voluntarily terminates his employment for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested.

Equity Compensation Plan Information

On June 23, 2009 we adopted the 2009 Stock Option Plan (the “Plan”) which replaced the 1999 Stock Option Plan as amended (the “Prior Plan”), which expired in May of 2009. All options granted under the Prior Plan were expired, exercised or cancelled.

The purpose of the Plan is to align the interests of our officers, other key employees, consultants and non-employee directors and those of our subsidiaries, if any, with those of our shareholders to afford an incentive to such officers, employees, consultants and directors to continue as such, to increase their efforts on our behalf and to promote the success of our business. The availability of additional shares will enhance our ability to achieve these goals and to attract qualified employees. The basis of participation in the Plan is upon discretionary grants of awards by the board of directors.

The Plan is administered by the Compensation Committee of the board of directors. The maximum number of common shares reserved for the grant of awards under the Plan was originally 200,000 but has since been increased to 400,000, subject to adjustment as provided in Section 9 of the Plan. As of December 31, 2015, approximately six persons were eligible to participate in the Plan, consisting of two executive officers and four directors (of whom three are non-affiliated directors). The Board has resolved not to grant any options to Mr. Ran until all of the Restricted Shares have vested.

Amendment and Termination of the Plan

The Board may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time.

Exercise Price

The exercise price of an option granted under the Plan may be no less than the fair market value of a common share on the date of grant, unless, with respect to nonqualified stock options that are not intended as incentive stock options within the meaning of Section 422 of the Code from time to time, otherwise determined by the Compensation Committee. However, incentive stock options granted to a ten percent shareholder must be priced at no less than 110% of the fair market value of our common shares on the date of grant and their term may not exceed five years. All options granted under the Plan are for a term of no longer than ten years unless otherwise determined by the Compensation Committee. The Compensation Committee also determines the exercise schedule of each option grant.

Federal Income Tax Consequences

The following is a brief summary of the effect of federal income taxation upon the recipients and us with respect to the shares under the Plan and does not purport to be complete.

Non-qualified Stock Options.  The grant of non-qualified stock options will have no immediate tax consequences to us or the grantee. The exercise of a non-qualified stock option will require a grantee to include in his gross income the amount by which the fair market value of the acquired shares on the exercise date (or the date on which any substantial risk of forfeiture lapses) exceeds the option price. Upon a subsequent sale or taxable exchange of the shares acquired upon exercise of a non-qualified stock option, a grantee will recognize long or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares. We will be entitled (provided applicable withholding requirements are met) to a deduction for Federal income tax purposes at the same time and in the same amount as the grantee is in receipt of income in connection with the exercise of a non-qualified stock option.

Incentive Stock Options.  The grant of an incentive stock option will have no immediate tax consequences to us or our employee. If the employee exercises an incentive stock option and does not dispose of the acquired shares within two years after the grant of the incentive stock option nor within one year after the date of the transfer of such shares to him (a “disqualifying disposition”), he will realize no compensation income and any gain or loss that he realizes on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. For purposes of calculating the employee’s alternative minimum taxable income, however, the option will be taxed as if it were a non-qualified stock option.

Compensation of Directors

Through and including the year ended 2014, each non-employee director received an option for 7,000 common shares upon first taking office, and an annual option for an additional 7,000 common shares for each year in office. In addition, each non-employee director also received cash compensation of $600 per Board meeting attended and $300 for committee participation. Beginning with 2015, non-employee directors receive cash compensation of $5,000 per year, plus an additional $300 for each committee meeting attended. (The compensation for 2015 has already been paid.) No options were granted with respect to 2015 or will be granted for any year thereafter. The non-employee directors are Michael Jackson, Eran Goldshmit and Lyron Bentovim.

The table below summaries the compensation paid to our directors for the year ended December 31, 2015:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Total
(a)
Michael Jackson	$6,500	$6,500
Eran Goldshmit	$6,500	$6,500
Mark Alhadeff	$—	$—
Lyron Bentovim	$6,500	$6,500

At December 31, 2015, (i) Mr. Goldshmit held stock options to purchase an aggregate of 28,000 common shares at exercise prices ranging from $1.02 to $2.92 per share and (ii) Mr. Bentovim held stock options to purchase 7,000 common shares at an exercise price of $2.92 per share.

Mr. Ran is also the sole director of Funding. He will not receive any compensation in his capacity as such.

PRINCIPAL SHAREHOLDERS

The following table, together with the accompanying footnotes, sets forth information, as of the date of this prospectus, regarding the beneficial ownership of our common shares by all persons known by us to beneficially own more than 5% of our outstanding common shares, each named executive officer, each director, and all of our directors and officers as a group.

Name of Beneficial Owner(1)	Title of Class	Amount of Beneficial Ownership(2)	Percentage of Class
Executive Officers and Directors
Assaf Ran(3)	Common	2,511,000	34.57%
Vanessa Kao	Common	5,236	*
Michael Jackson	Common	35,000	*
Eran Goldshmit(4)	Common	37,050	*
Mark Alhadeff	Common	60,000	*
Lyron Bentovim(5)	Common	61,845	*
All officers and directors as a group (6 persons)(6)	Common	2,710,131	37.13%

*	Less than 1%
(1)	Unless otherwise provided, the address of each of the individuals above is c/o Manhattan Bridge Capital, Inc., 60 Cutter Mill Road, Suite 205, Great Neck, New York 11021.
(2)	A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from the date of this prospectus have been exercised or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. All percentages are determined based on 7,264,039 shares outstanding.
(3)	Includes 1,000,000 Restricted Shares granted to Mr. Ran on September 9, 2011, which was approved by shareholders at our 2011 annual meeting of shareholders. Mr. Ran may not sell, convey, transfer, pledge, encumber or otherwise dispose of the Restricted Shares until the earliest to occur of the following: (i) September 9, 2026, with respect to 1/3 of the Restricted Shares, September 9, 2027 with respect to an additional 1/3 of the Restricted Shares and September 9, 2028 with respect to the final 1/3 of the Restricted Shares; (ii) the date on which Mr. Ran’s employment is terminated by us for any reason other than for “Cause;” or (iii) on a Risk Termination Date. If at any time prior to a Risk Termination Date Mr. Ran’s employment is terminated by us for Cause or Mr. Ran voluntarily terminates his employment for any reason other than death or disability, Mr. Ran will forfeit that portion of the Restricted Shares which have not previously vested.
(4)	Includes an aggregate of 28,000 shares underlying options at exercise prices ranging from $1.02 to $2.92 per share.
(5)	Includes 7,000 shares underlying options at an exercise price of $2.92 per share.
(6)	Includes an aggregate of 35,000 shares underlying options beneficially owned by officers and directors as a group.

We own all of the issued and outstanding shares of Funding.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In 2013, Assaf Ran, our chief executive officer, made five separate loans to us in amounts ranging from $50,000 to $100,000, bearing interest at the rate of 6% per annum. All of these loans were repaid by us as of December 31, 2013. The aggregate interest expense on these loans was $1,124.

In 2014, Mr. Ran, our chief executive officer, made seven separate loans to us in amounts ranging from $50,000 to $250,000, which bore interest at a rate of 6% per annum. At December 31, 2014, the outstanding balance of such loans was $50,000. In January 2015, Mr. Ran made three separate additional loans to us in the aggregate amount of $1,050,000, which bore interest at a rate of 6% per annum. The outstanding balance of all these loans, in the aggregate of $1,100,000, was repaid in full on February 27, 2015. The aggregate interest expenses for these loans were $5,867 and $8,817 in 2014 and 2015, respectively.

In September 2013 and February 2015, we borrowed $160,000 and $175,000 (an aggregate of $335,000), respectively, from a parent of a former member of the Board, at an interest rate of 10% per annum. The interest expense for both loans amounted to an aggregate of $31,118 for the year ended December 31, 2015.

DESCRIPTION OF THE NOTES

General

The Notes are secured obligations of Funding and will be issued under the Indenture, dated            , 2016, among Funding, as Issuer, Manhattan Bridge Capital, as Guarantor, and Worldwide Stock Transfer LLC, as Indenture Trustee (as such agreement may be amended or supplemented from time to time, the “Indenture”). The terms and conditions of the Notes include those stated in the Indenture. The following is a summary of the material provisions of the Indenture. For a complete understanding of the Notes, you should review the definitive terms and conditions contained in the Indenture, which include definitions of certain terms used below. A copy of the Indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part, and is available at no charge upon request.

The following is a summary of the material terms associated with the Notes:

•	The Notes are general secured obligations of Funding. Funding’s obligations are secured by a grant of a security interest in all of Funding’s assets. Initially, the assets that will serve as collateral will consist primarily of a pool of mortgage loans that Funding will purchase from us with the net proceeds of this offering plus either cash or other mortgage loans that we will contribute to Funding. Under the Indenture, the outstanding principal amount of the mortgage loans held by Funding plus Funding’s available cash must at all times be at least equal to at least 120% of the aggregate principal amount of the Notes then outstanding.
•	Funding’s obligations under the Notes are guaranteed by us, but otherwise are not guaranteed by any other person or entity. Our guaranty is secured by a grant of a security interest in all of the equity interests in Funding. However, neither the Indenture Trustee nor the Noteholders may exercise any rights under our guaranty of the Notes until our obligations under the Webster Credit Agreement (as defined below) have been satisfied in full and the Webster Credit Agreement has been terminated, except that they are permitted to exercise their rights under our guaranty of the Notes to the extent necessary to exercise their rights with respect to the Manhattan Bridge Collateral (as defined below), in which case our obligations under our guaranty of the Notes will be limited to the proceeds of any sale of the Manhattan Bridge Collateral until our obligations under the Webster Credit Agreement have been satisfied in full and the Webster Credit Agreement has been terminated. We are not prohibited from extending, renewing or increasing the Webster Credit Line. The rights of the Indenture Trustee and the Noteholders under the guaranty will be limited by an inter-creditor agreement to be entered into with Webster Business Credit Corporation, our existing lender.
•	The Notes are not savings accounts, certificates of deposit or other forms of “deposits,” and are not insured by the FDIC or any other governmental agency.
•	The Notes do not have the benefit of a “sinking fund” for the retirement of principal.
•	The Notes are not convertible into our capital stock or other securities.
•	Funding may redeem the Notes, in whole or in part, at any time after , 2019 (the third anniversary of the issue date of the Notes) upon at least 30 days prior written notice to the Noteholders. The redemption price will be equal to the outstanding principal amount of the Notes redeemed plus the accrued but unpaid interest thereon up to, but not including, the date of redemption, without penalty or premium; provided that (i) if the Notes are redeemed on or after , 2019 (the third anniversary of the issue date of the Notes) but prior to , 2020 (the fourth anniversary of the issue date of the Notes), the redemption price will be 103% of the principal amount of the Notes redeemed and (ii) if the Notes are redeemed on or after , 2020 (the fourth anniversary of the issue date of the Notes) but prior to , 2021 (the fifth anniversary of the issue date of the Notes), the redemption price will be 101.5% of the principal amount of the Notes redeemed plus, in each case, the accrued but unpaid interest on the Notes redeemed up to, but not including, the date of redemption. If Funding elects to call and redeem your Notes, those redeemed Notes will cease to accrue interest after the redemption date under the terms and subject to the conditions of the Indenture.

•	Each Noteholder will have the right to cause Funding to redeem his, her or its Notes on , 2021, (the fifth anniversary of the issue date of the Notes). The redemption price for each Note tendered for redemption will be equal to the outstanding principal amount of such Note on the date of redemption plus the accrued but unpaid interest up to, but not including, the date of redemption. In order to elect to have his, her or its Notes redeemed, a Noteholder must notify Funding, in writing, no earlier than , 202 (six months prior to the fifth anniversary of the issue date of the Notes) and no later than , 202 (four months prior to the fifth anniversary of the issue date of the Notes). All Notes that are subject to a properly and timely notice will be redeemed on , 2021 (the fifth anniversary of the issuance date of the Notes). Any Noteholder who fails to make a proper and timely election will be deemed to have waived his right to have his Notes redeemed prior to the maturity date.
•	Subject to certain conditions described in greater detail below, Funding is obligated to offer to redeem the Notes prior to the maturity date upon a “Change of Control” or upon any “Asset Sale.”

The Notes will be sold at 100% of their principal face amount, $1,000.00, and in integral multiples of $1,000.00. You may select the principal amount of the Notes you would like to purchase. The interest rate of the Notes will remain fixed until maturity. See “— Interest Rate and Maturity” below.

Investors holding a beneficial interest in a global certificate representing Notes sold in this offering, and anyone who subsequently acquires a beneficial interest in Notes in a qualified transfer, are referred to as “Noteholders” in this prospectus. Funding may modify or supplement the terms of the Notes described in this prospectus from time to time in a supplement to the Indenture.

The Notes will be listed and trade on the NYSE MKT. The Notes may be transferred or exchanged for other Notes of a like aggregate principal amount subject to limitations contained in the Indenture. There will not be any charge or fee for any registration, transfer or exchange of Notes. However, Funding may require the registered holder (The Depository Trust Company (“DTC”) or its nominee) to pay any tax, assessment fee, or other governmental charge required in connection with any registration, transfer or exchange of Notes. The registered holder of any Notes will be treated as the owner of such Notes for all purposes.

Denomination

The Notes will be offered in denominations and in integral multiples of $1,000.00. You will determine the exact principal amount of Notes you purchase when you subscribe.

Term

The Notes offered pursuant to this prospectus will have a ten-year term to maturity. The maturity date will be the tenth anniversary of the issue date. After maturity, Funding will pay all outstanding principal and accrued but unpaid interest on the Notes on the 15th day of the calendar month in which the maturity date falls if the maturity is prior to the 15th day of the calendar month or on the 15th day of the subsequent calendar month if the maturity date falls on or after the 15th day of the calendar month. If the 15th day of the months falls on a Saturday, Sunday or legal holiday, the payment will be made on the first business day following the 15th of the month. The Notes do not earn interest after the maturity date or any date set for prepayment.

Should the original Noteholder (x) no longer be the holder of the Note or (y) be unavailable, or a change in payee be necessary, Funding may require a copy of the executed assignment to any transferee in order that it knows the principal is returned to the rightful party.

Interest Rate

The rate of interest Funding will pay on the Notes is     % per annum.

Payments on the Notes; Paying Agent and Registrar

Interest on the Notes will be paid on a monthly basis, in cash, in arrears.

Interest will begin to accrue on the Notes at the stated rate from and including the first day after the three-month anniversary of the issue date of the Notes until maturity. Interest will be payable on the 15th day of each calendar month beginning with the first calendar month following the month in which the interest begins to accrue. Interest will be paid without any compounding. The Indenture provides that all interest will be calculated based on a year with twelve 30-day months.

Payments on the Notes will be made directly to you if you are the registered owner; otherwise they will be made to the depositary (DTC) and then credited to your brokerage or custodial account through DTC procedures followed by your brokerage firm or custodian. For more information on this procedure, see “Registration and Exchange” below.

The Indenture Trustee is also the Note Registrar and Paying Agent with respect to the Notes.

Registration and Exchange

The Notes that are settled directly will generally be issued in book-entry form, which means that no physical instrument is created, subject, however, to limited exceptions described in the Indenture. The Notes settled through DTC settlement will be issued in the form of a single, fully registered global certificate deposited with, or on behalf of, DTC, in New York, NY, and registered in the name of Cede & Co., as nominee of DTC. Unless and until exchanged in whole or in part for Notes in definitive registered form, a global certificate may not be transferred except as a whole by the depositary to a nominee of such depositary, by a nominee of such depositary to such depositary or another nominee of such depositary, or by such depositary or any nominee of such depositary to a successor of such depositary or a nominee of such successor.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of Notes within the DTC system must be made by or through direct participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchase of Notes will be recorded on the direct and indirect participants’ records. Noteholders will not receive written confirmation from DTC of their purchases, but are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of participants acting on behalf of the actual Noteholders. Noteholders will not receive certificates representing their ownership interests in the Notes, except in the event that use of the book-entry system is discontinued.

To facilitate subsequent transfers, all Notes deposited by participants with DTC will be registered in the name of DTC’s nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC will have no knowledge of the actual beneficial owners of the Notes. DTC’s records will reflect only the identity of the direct participants to whose accounts such Notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to Noteholders will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Funding will make payments due on the Notes to Cede & Co., as nominee of DTC, in immediately available funds. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detailed information, on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by participants and indirect participants to Noteholders will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name,” and will be the responsibility of such participant or indirect participant and not Funding’s responsibility, or our responsibility or that of DTC, subject to any statutory or regulatory requirements as may be in effect from time to time. Funding is responsible for making all required payments to the Indenture Trustee. The Indenture Trustee is responsible for making all required payments to Cede & Co. Disbursement of such payments to direct participants is the responsibility of Cede & Co. Thereafter, disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants (i.e., brokers, dealers and custodians).

As long as the depositary, or its nominee, is the registered holder of a global certificate, the depositary or such nominee will be considered the sole owner and holder of the Notes represented thereby for all purposes under the Notes and the Indenture. Except in the limited circumstances referred to below, owners of beneficial interests in a global certificate will not be entitled to have such global certificate or any Notes represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes in exchange for the global certificate and will not be considered to be the owners or holders of such global certificate or any certificates represented thereby for any purpose under the Notes or the Indenture. Accordingly, each person owning a beneficial interest in such global certificate must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global certificate.

If the depositary for a global certificate representing Notes is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by Funding within 90 days, Funding will issue Notes in definitive form in exchange for such global certificate. In addition, Funding may at any time and in its sole discretion determine not to have the Notes represented by one or more global certificates and, in such event, Funding will issue the Notes in definitive form in exchange for all of the global certificates representing the Notes. Finally, if an event of default, or an event which with the giving of notice or lapse of time or both would constitute an event of default, with respect to the Notes represented by a global certificate has occurred and is continuing, then Funding will issue Notes in definitive form in exchange for all of the global certificates representing the Notes.

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to Funding or the Indenture Trustee. Under such circumstances, in the event that a successor depositary is not obtained, Note certificates will be required to be printed and delivered.

Funding may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, Note certificates will be printed and delivered to DTC.

Although DTC has agreed to the procedures provided above in order to facilitate transfers, it is under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we and Funding believe to be reliable, but neither we nor Funding takes any responsibility for the accuracy thereof.

Amortization and Repayment

The principal amount of the Notes shall be repaid in monthly installments, if and only if the aggregate principal amount of all mortgage loans owned by Funding plus cash on hand at such time shall be less than 120% of the outstanding principal amount of the Notes. Such repayment shall be in an amount equal to the amount necessary such that, after giving effect to such repayment, the aggregate principal amount of all mortgage loans owned by Funding plus cash on hand at such time is equal to or greater than 120% of the outstanding principal amount of the Notes. The remaining principal balance of the Notes shall be repaid in full at maturity along with any accrued but unpaid interest. You should be aware that because payment is made to the depositary (as registered holder), and then credited to participating broker-dealers and custodians, and ultimately the investment accounts of beneficial holders, funds may not be received in a beneficial holder’s account for a number of business days after payment is actually made to the depositary.

Call and Redemption Prior to Stated Maturity

Funding may call and redeem, in whole or in part, principal amount and accrued but unpaid interest on any Notes prior to their stated maturity only as set forth in the Indenture and described below. No Noteholder has the right to put or otherwise require Funding to redeem any Note prior to its maturity date (as originally stated or as it may be extended), except as indicated in the Indenture and described below.

Issuer’s Right of Redemption

Funding has the right to redeem the Notes, in whole or in part, at any time after            , 2019 (the third anniversary of the issue date of the Notes) upon at least 30 days prior written notice to the Noteholders. The redemption price will be equal to the outstanding principal amount of the Notes redeemed plus the accrued but unpaid interest up to, but not including, the date of redemption, without penalty or premium; provided that (i) if the Notes are redeemed on or after            , 2019 (the third anniversary of the issue date of the Notes) but prior to            , 2020 (the fourth anniversary of the issue date of the Notes), the redemption price will be 103% of the principal amount of the Notes redeemed and (ii) if the Notes are redeemed on or after            , 2020 (the fourth anniversary of the issue date of the Notes) but prior to            , 2021 (the fifth anniversary of the issue date of the Notes), the redemption price will be 101.5% of the principal amount of the Notes redeemed plus, in each case, the accrued but unpaid interest on the Notes redeemed up to, but not including, the date of redemption. If Funding elects to call and redeem your Notes, those redeemed Notes will cease to accrue interest after the redemption date under the terms and subject to the conditions of the Indenture.

Noteholder’s Right of Redemption

Funding is required to redeem the Notes owned by a Noteholder at the request of such Noteholder in full on the fifth anniversary of the issue date of the Notes upon no less than four and no more than six months’ advanced written notice by such Noteholder. The redemption price for each Note for which a timely and valid election is made will be equal to the outstanding principal amount of the Note plus the accrued but unpaid interest thereon up to, but not including, the date of redemption. In order to exercise this right, the Noteholder must notify Funding, in writing, no earlier than              , 202  (six months prior to the fifth anniversary of the issue date of the Notes) and no later than              , 202  (four months prior to the fifth anniversary of the issue date of the Notes). All Notes that are subject to a properly and timely notice will be redeemed on              , 2021 (the fifth anniversary of the issue date of the Notes). Any Noteholder who fails to make a proper and timely election will be deemed to have waived his, her or its right to have his, her or its Notes redeemed prior to the maturity date.

Issuer’s Obligation to Redeem

Change of Control

As defined in the Indenture, a “Change of Control” means the occurrence of any of the following events:

(a)  any person or “group” (as such terms are used in the Exchange Act) is or becomes the “beneficial owner” (as defined in the Exchange Act, except that a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all outstanding shares of capital stock of Funding, us or any of our subsidiaries; or

(b)  either Funding or we consolidate with, or merge with or into, an unrelated entity other than a consolidation or merger where immediately after such transaction the person or persons that “beneficially owned” (as defined in the Exchange Act) immediately prior to such transaction, directly or indirectly, shares of capital stock representing 50% or more of the total voting power of all outstanding shares of capital stock of Funding, us or any of our subsidiaries “beneficially own or owns” (as so determined), directly or indirectly, shares of capital stock representing 50% or more of the total voting power of all outstanding shares of capital stock of the surviving entity;

(c)  we, directly or indirectly through our subsidiaries, sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets (determined on a consolidated basis) to an unrelated person other than any such transaction where immediately after such transaction the person or persons that “beneficially owned” (as defined in the Exchange Act) immediately prior to such transaction, directly or indirectly, 50% or more of the total voting power of all outstanding shares of our capital stock, “beneficially own or owns”, directly or indirectly, 50% or more of the total voting power of all outstanding shares of the capital stock of the transferee; or

(d)  during any consecutive two-year period, the “continuing directors” (as defined) cease for any reason to constitute a majority of the board of directors of the Funding, us or any of our subsidiaries; or

(e)  either we or Funding adopt of a plan of liquidation or dissolution.

In the event of a “Change of Control,” Funding shall, within 30 days after the date of occurrence of such Change in Control (such date being the “Change of Control Date”), make an offer (the “Change of Control Offer”) to all Noteholders to purchase all outstanding Notes properly tendered pursuant to such offer, and, within 60 days after the Change of Control Date, all Notes properly tendered pursuant to such offer shall be accepted for purchase (the date of such purchase, the “Change of Control Purchase Date”) for a cash price equal to 101% of the principal amount thereof as of the Change of Control Purchase Date, plus accrued and unpaid interest up to, but not including, the Change of Control Purchase Date.

In order to effect the Change of Control Offer, Funding shall mail a notice to each Noteholder with a copy to the Indenture Trustee stating:

•	that a Change of Control has occurred and that the Noteholder has the right to require Funding to purchase such Noteholder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof (the “Change of Control Purchase Price”) plus accrued and unpaid interest up to, but not including, the Change of Control Purchase Date;
•	the Change of Control Purchase Date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;
•	that, unless Funding defaults in the payment of the Change of Control Purchase Price, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and
•	the procedures determined by Funding, consistent with the Indenture, that a Noteholder must follow in order to have his, her or its Notes purchased.

Alternatively, Funding will not be required to make a Change of Control Offer as provided above, if, in connection with or in contemplation of any Change of Control, Funding has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer so long as the terms and conditions of such contemplated Change of Control are described in reasonable detail to the Noteholders in the notice delivered in connection with such Alternate Offer.

Funding will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in a manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by Funding or makes an Alternate Offer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or Alternate Offer.

Asset Sales

As defined in the Indenture, an “Asset Sale” means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale/leaseback transaction or upon any condemnation, eminent domain or similar proceedings) to any person other than Funding, MBC or its or our wholly-owned subsidiaries (each an “MBC Entity”), in one transaction or a series of related transactions:

(i)  by us or by Funding of any capital stock of any subsidiary;

(ii)  by an MBC Entity of any assets that constitute substantially all of an operating unit or line of business; or

(iii)  by us or by Funding of any other assets or asset (including, without limitation, any mortgage loans or intellectual property);

in each case, other than:

(1)  sales of property or equipment that, in the reasonable determination of the seller, has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the seller’s business;

(2)  any transaction between or among one or more MBC Entities (other than a sale of assets by Funding to us); or

(3)  any transaction constituting a Change of Control.

No MBC Entity will, and will not cause or permit any other MBC Entity over which it has control to, directly or indirectly, make any Asset Sale, unless:

•	the consideration received in connection with such Asset Sale is at least equal to the fair market value of the assets sold or otherwise disposed of; and
•	at least 75% of such consideration received consists of (A) cash or cash equivalents, (B) assets (other than securities) to be used in a related business, (C) in the case of an Asset Sale by us, the capital stock of any person engaged in a related business that is, or as a result of or in connection with the acquisition of such capital stock by an MBC Entity (other than Funding) becomes, an MBC Entity or (D) a combination of the foregoing.

If at any time any non-cash consideration received by an MBC Entity in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the net cash proceeds thereof shall be applied accordingly.

An MBC Entity may apply an amount equal to the net cash proceeds of any Asset Sale within 120 days of receipt thereof to make an investment in or expenditures for assets (other than securities) to be used in a related business or acquire the capital stock of any person engaged in a related business that is, or as a result of or in connection with such investment becomes, an MBC Entity. To the extent all or part of the net cash proceeds of any Asset Sale are not applied or committed within 120 days of such Asset Sale as described above (such net cash proceeds, the “Unutilized Net Cash Proceeds”), Funding shall, within 20 days after such 120th day, make an offer to purchase (a “Net Proceeds Offer”) all outstanding Notes up to an aggregate maximum principal amount of Notes equal to such Unutilized Net Cash Proceeds, at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, up to, but not including, the purchase date thereof.

If Funding makes a Net Proceeds Offer, Funding will comply with all applicable tender offer laws and regulations, including, to the extent applicable, Section 14(e) and Rule 14e-1 under the Exchange Act, and any other applicable federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed, and any violation of the provisions of the Indenture relating to such Net Proceeds Offer occurring as a result of such compliance will not be deemed a default or an event of default.

Transfers

The Notes will be transferable in accordance with the terms and conditions set forth in the Indenture. For Notes that are represented by a global certificate held by a depositary or its nominee, transfers of beneficial interests in such certificate must be effected in accordance with the procedures and rules of the depositary.

Upon transfer of a Note, Funding will provide the new registered Noteholder with a purchase confirmation that will evidence the transfer of the account on Funding’s records. If applicable (e.g., if transferred to a custodial account), a new certificate will be issued. Nevertheless, no written confirmations will be provided with respect to transfers of beneficial interests in a global certificate held by a depositary or its nominee.

The Indenture Trustee is also the Note Registrar.

Quarterly Statements

Funding will provide registered Noteholders with quarterly statements, which will indicate, among other things, the account balance at the end of the quarter, interest credited, redemptions made, if any, and the interest rate paid during the quarter. These statements will be sent electronically on or prior to the 10th business day after the end of each calendar quarter. If a Noteholder is unwilling or unable to receive quarterly statements electronically, Funding will mail the statements to the address of record on or prior to the 10th business day after the end of each calendar quarter. In such a case, Funding may charge such Noteholders a reasonable fee to cover its expenses incurred in mailing the statements.

Ranking

The Notes will constitute senior secured debt of Funding. The payment of principal and interest on the Notes will be structurally senior to all present and future claims of Funding’s creditors.

Guarantee by Manhattan Bridge Capital

We have guaranteed the payment of principal and interest on the Notes.

Collateral Security

The Notes are secured by all of the assets of Funding. Funding will grant a security interest in all of its assets to the Indenture Trustee, for the benefit of the Noteholders. The assets of Funding consist, and are expected to consist, primarily of (i) a pool of mortgage loans, originated and funded by us, secured by first priority liens on real property, purchased by Funding from us on the date the Notes are issued, (ii) mortgage loans, originated and funded by us, contributed or sold to Funding to replace mortgage loans held by Funding that are either repaid in full or are in default; (iii) mortgage loans originated by Funding, (iv) loan repayment proceeds received from obligors with respect to Funding’s mortgage loans and (v) all proceeds from the sale of mortgage loans and properties acquired in foreclosure. The assets of Funding subject to the Indenture Trustee’s security interests are referred to as the “Funding Collateral.”

As indicated above, we own 100% of the equity interests in Funding and will guarantee Funding’s obligations under the Notes. Our guarantee will be secured by a grant to the Indenture Trustee, for the benefit of the Noteholders, of a security interest in 100% of the equity ownership interests issued by Funding. To the extent that we subsequently establish one or more wholly owned subsidiaries of Funding, the Notes will be secured by a security interest in the equity ownership interests of those subsidiaries. The equity interests subject to the Indenture Trustee’s security interest are referred to as the “Manhattan Bridge Collateral.”

Together, the Funding Collateral and the Manhattan Bridge Collateral, (referred to collectively as the “Collateral”), comprise all of the collateral security for Funding’s obligations under the Notes. The Collateral will be held by the Indenture Trustee for the benefit of the Noteholders.

Agreement with Webster Business Credit Corporation

As described above, we will guarantee the repayment of the Notes, which guaranty will be secured by the Manhattan Bridge Collateral. As consideration for agreeing to permit us to provide the Manhattan Bridge Collateral and guarantee the Notes, Webster, as our existing lender pursuant to that certain Credit and Security Agreement (the “Webster Credit Agreement”) between Webster and us dated as of February 27, 2015, will require that Funding guarantee the obligations of Manhattan Bridge to Webster under the Webster Credit Agreement on an unsecured basis. Additionally, Webster and the Indenture Trustee, for the benefit of the Noteholders, will enter into an agreement which will provide, inter alia, that (i) Webster will not exercise any rights under the Funding guaranty for so long as the Notes are outstanding or any interest, fees, expenses or other obligations in connection with the Notes are unpaid and (ii) neither the Indenture Trustee nor the Noteholders will exercise any rights under our guaranty of the Notes until our obligations under the Webster Credit Agreement have been satisfied in full and the Webster Credit Agreement has been terminated, except that they are permitted to exercise their rights under our guaranty of the Notes to the extent necessary to exercise their rights with respect to the Manhattan Bridge Collateral, in which case our obligations under our guaranty of the Notes will be limited to the proceeds of any sale of the Manhattan Bridge Collateral until our obligations under the Webster Credit Agreement have been satisfied in full and the Webster Credit Agreement has been terminated. We are not prohibited from extending, renewing or increasing the Webster Credit Line.

No Sinking Fund

The Notes are not associated with any sinking fund. A sinking fund is generally any account to which contributions will be made, from which payments of principal or interest owed on the Notes will be made.

Restrictive Covenants

The Indenture contains covenants that restrict Funding from certain actions as described below. In particular, the Indenture provides that:

•	Funding will not declare or pay any dividends or other payments of cash or other property solely in respect of its capital stock to its shareholders unless no default and no event of default with respect to the Notes exists or would exist immediately following the declaration or payment of the dividend or other payment;
•	to the extent legally permissible, Funding will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, which may affect the covenants or the performance of the Indenture;
•	the aggregate principal amount of all mortgage loans owned by Funding plus cash on hand at any time shall at all times equal at least 120% of the outstanding principal amount of the Notes;
•	neither Funding’s board of directors nor our board of directors will adopt a plan of liquidation that provides for, contemplates or the effectuation of which is preceded by (a) the sale, lease, conveyance or other disposition of all or substantially all of its or our assets, as the case may be, otherwise than (i) substantially as an entirety, or (ii) in a qualified sales and financing transaction, and (b) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and of our remaining assets to the holders of our capital stock, unless, prior to making any liquidating distribution pursuant to such plan, Funding makes provision for the satisfaction of its obligations under the Notes; and
•	Funding may not incur any additional indebtedness; though it will guarantee our obligations under the Webster Credit Agreement pursuant to the terms set forth above under the caption “— Agreement with Webster Business Credit Corporation.”

Consolidation, Mergers or Sales

The Indenture generally permits a consolidation or merger between Funding and another entity. It also permits the sale or transfer by Funding of all or substantially all of its property and assets. These transactions are permitted if:

•	the resulting or acquiring entity, if other than Funding, is a United States corporation, limited liability company or limited partnership and assumes all of Funding’s responsibilities and liabilities under the Indenture, including the payment of all amounts due on the Notes and performance of the covenants in the Indenture; and
•	immediately after the transaction, and after giving effect to the transaction, no event of default exists under the Indenture.

If Funding consolidates or merges with or into any other entity or sells or leases all or substantially all of its assets, according to the terms and conditions of the Indenture, the resulting or acquiring entity will be substituted for Funding in the Indenture with the same effect as if it had been an original party to the Indenture. As a result, the successor entity may exercise Funding’s rights and powers under the Indenture in Funding’s name, and Funding (as an entity) will be released from all its liabilities and obligations under the Indenture and under the Notes. Nevertheless, no such transaction will by itself eliminate or modify the collateral that Funding has provided as security for its obligations under the Indenture.

Events of Default and Remedies

The Indenture provides that each of the following constitutes an event of default:

•	the failure to pay principal on any Note after it becomes due and payable;
•	the failure to pay interest on any Note or any other fees for a period of 30 days after they become due and payable;
•	a failure to observe or perform certain material covenants, conditions or agreements in the Indenture immediately upon such failure, and a failure to observe or perform certain other material covenants, conditions or agreements in the Indenture but only after notice of failure from the Indenture Trustee or from the holders of 25% in aggregate principal amount of the then outstanding Notes and such failure is not cured within 30 days;
•	any judgment is rendered or filed against us or Funding or with respect to any of our respective assets or which could reasonably be expected to have a material adverse effect (as defined in the Indenture);
•	any representation or warranty made by us or Funding in the Indenture or any related agreement, document or financial or other statement shall prove to have been incorrect or misleading in any material respect on the date when made or deemed to have been made;
•	any default, termination or material breach of the Indenture or any other agreement entered into in connection with this offering, including any agreement creating or granting a lien or other security interest in the Collateral, as well as any guaranty entered into in connection with the Notes or if any guarantor attempts to terminate, challenge the validity of or its liability under the related guaranty agreement or guarantor pledge agreement;
•	certain events of bankruptcy, insolvency or reorganization with respect to us or Funding;
•	any transfer of Collateral other than as explicitly permitted under the Indenture;
•	any default under the Indenture;
•	we fail to make a payment on any material indebtedness when due or any default or event of default has occurred under the Webster Credit Agreement or any extension or replacement thereof or successor thereto; or
•	the cessation of our business or the business of Funding.

The Indenture requires that Funding give immediate notice to the Indenture Trustee upon the occurrence of an event of default, unless it has been cured or waived. The Indenture Trustee may then provide notice to the Noteholders or withhold the notice if the Indenture Trustee determines in good faith that withholding the notice is in your best interest, unless the default is a failure to pay principal or interest on any Note.

If an event of default occurs, the Indenture Trustee, at the written direction of the holders of at least 50% in principal amount of the outstanding Notes, must declare the unpaid principal and all accrued but unpaid interest on the Notes to be immediately due and payable. The Pledge and Security Agreement permits the Indenture Trustee to exercise on behalf of the Indenture Trustee and the Noteholders all rights and remedies as are available to a secured creditor under applicable law, subject to any limitations in the Indenture.

Amendment, Supplement and Waiver

Except as provided in the Indenture, the terms of the Indenture or the Notes then outstanding may be amended, supplemented or waived with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (which consent will be presumed if a Noteholder does not object within 30 days of a request for consent), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the affirmative consent of the holders of a majority in principal amount of the then outstanding Notes.

Notwithstanding the foregoing, an amendment or waiver will not be effective with respect to the Notes held by a Noteholder who has not consented if such amendment or waiver:

•	reduces the principal of, or changes the fixed maturity of, any Note;
•	reduces the rate of or changes the time for payment of interest, including default interest, on any Note;
•	reduces the premium payable upon the redemption of any Note or changes the time at which any Note may be redeemed as described in the Indenture and the Notes;
•	waives a default or event of default in the payment of principal or interest on the Notes, except for a rescission or withdrawal of acceleration of the Notes made by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration;
•	changes the currency of principal or interest payments on the Notes;
•	impairs the rights of Noteholders to receive any payments when due pursuant to the terms of the Indenture;
•	releases any guarantors of their obligations in connection with the Notes or releases any collateral that secures the obligations under the Notes;
•	modifies any Change of Control Offer or Net Proceeds Offer; or
•	causes the Notes or our guaranty or any subsequent guarantors to become contractually subordinate to any other indebtedness;
•	reduces the percentage of the principal amount of outstanding Notes necessary to effectuate any amendments or waivers to the Indenture or the Notes; or
•	makes any change in the provisions of the Indenture relating to amendments or waivers or the rights of Noteholders to receive payments of principal of or interest on the Notes.

Notwithstanding the foregoing, the following kinds of amendments or supplements to the Indenture may be effected by Funding and the Indenture Trustee without the consent of any Noteholder:

•	to cure any ambiguity, defect or inconsistency;
•	to provide for assumption of Funding’s obligations to the Noteholders in the event of a merger, consolidation or sale of all or substantially all of Funding’s assets;
•	to provide for additional uncertificated or certificated Notes;
•	to make any change that does not materially and adversely affect the legal rights under the Indenture of any Noteholder;
•	to comply with requirements of the SEC in order to comply with applicable federal or state laws or regulations; or
•	to comply with the rules or policies of a depositary of the Notes.

Rights of Noteholders

As a Noteholder, you have limited rights to vote on our actions as set forth in the Indenture. In general, you will have the right to vote on whether or not to approve some amendments to the Indenture. For a description of these rights, see “— Amendment, Supplement and Waiver” above. You will also have the right to direct some actions that the Indenture Trustee takes if there is an event of default with respect to the Notes. For a description of these rights, see above under the caption “— Events of Default.” For a complete description of your rights as a Noteholder, we encourage you to read a copy of the Indenture, which is filed as an exhibit to the registration statement of which this prospectus is a part. We will also provide you with a copy of the Indenture upon your request.

Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for some of the remedies available, except as otherwise provided in the Indenture. The Indenture Trustee may require reasonable indemnity, satisfactory to the Indenture Trustee, from Noteholders before acting at their direction. You will not have any right to pursue any remedy with respect to the Indenture or the Notes unless you satisfy the conditions contained in the Indenture.

The Indenture Trustee

General

Worldwide Stock Transfer LLC (“Worldwide”) has been appointed and has agreed to serve as Indenture Trustee, Note Registrar and Paying Agent with respect to the Notes. In its capacity as such, duties include the following:

•	confirm that the Notes have been duly executed by an authorized officer of Funding;
•	receive, possess, hold, preserve and maintain the Collateral for the benefit of the Noteholders;
•	make, or cause to be made, all filings it deems required or necessary to preserve the liens created by the Indenture;
•	provide exception reports in the event there is any “defect” in the Collateral;
•	transfer, exchange or replace all or any specific item included in the Collateral Pool as appropriate or necessary;
•	maintain a current register for the Notes for the purpose of registering the Notes and transfers and exchanges of Notes;
•	collect payments of interest and principal due and with respect to the Notes from Funding;
•	make payments of interest and principal due and payable with respect to the Notes to the registered holders thereof (e.g., DTC); and
•	upon the occurrence of an Event of Default, exercise the rights and remedies of the Noteholders on their behalf.

Under the terms of the Indenture, Worldwide, in its capacity as Indenture Trustee is required to use the same degree of care with respect to the Collateral that a reasonable person would use with respect to its own property. Barring an Event of Default, Worldwide, in its capacity as Indenture Trustee, is not required to service the mortgage loans included in the Collateral or to make any determination regarding the quality of the Collateral or the security interest therein. Upon the occurrence of an Event of Default, Worldwide, in its capacity as Indenture Trustee, is responsible for preserving the Collateral, which may include in case of the mortgage loans, servicing the mortgage loans) and/or disposing of the Collateral for the benefit of the Noteholders.

The Indenture contains certain limitations on the rights of the Indenture Trustee, should it become one of Funding’s creditors, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The Indenture Trustee will be permitted to engage in other transactions with us or Funding.

Subject to certain exceptions, the holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Indenture Trustee. The Indenture provides that if an event of default specified in the Indenture shall occur and not be cured, the Indenture Trustee will be required, in the exercise of its power, to use the degree of care of a reasonable person in the conduct of his own affairs. Subject to such provisions, the Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Noteholder, unless the Noteholder shall have offered to the Indenture Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Resignation or Removal of the Indenture Trustee

Worldwide may resign at any time or may be removed by the holders of a majority of the aggregate principal amount of the outstanding Notes. In addition, Funding may remove Worldwide for certain failures in its duties, including the insolvency of Worldwide. Nevertheless, no resignation or removal of Worldwide may become effective until a successor Worldwide has accepted the appointment as provided in the Indenture.

Reports to the Indenture Trustee

Funding will provide the Indenture Trustee with (i) a calculation date report by the 15th day of each calendar quarter containing a calculation of the debt coverage ratio that includes a summary of all cash, mortgage receivables serving as collateral, as well as Funding’s total outstanding indebtedness including outstanding principal balances, interest credited and paid, transfers made, any redemption or repayment and interest rate paid; (ii) copies of our unaudited quarterly consolidated financial statements, no earlier than when the same become a matter of public record; (iii) copies of our audited consolidated annual financial statements no earlier than when the same becomes a matter of public record; and (iv) any additional information reasonably requested by the Indenture Trustee.

Certain Charges

Funding and its servicing agents, if any, may assess service charges for changing the registration of any Note to reflect a change in name of the holder, multiple changes in interest payment dates or transfers (whether by operation of law or otherwise) of a Note by the holder to another person. The Indenture permits Funding to set off, against amounts otherwise payable to you under the Notes, the amount of these charges.

Satisfaction and Discharge of Indenture

The Indenture shall cease to be of further effect upon the payment in full of all of the outstanding Notes and the delivery of an officer’s certificate to the Indenture Trustee stating that Funding does not intend to issue additional Notes under the Indenture or, with certain limitations, upon deposit with the Indenture Trustee of funds sufficient for the payment in full of all of the outstanding Notes.

CERTAIN PROVISIONS OF NEW YORK LAW AND OF OUR
RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS

The following summary of certain provisions of New York law and of our restated certificate of incorporation, does not purport to be complete and is subject to and qualified in its entirety by reference to the NYBCL and to our restated certificate of incorporation and bylaws. Copies of our certificate of incorporation and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.” Except as otherwise indicated, the description below is equally applicable to Funding.

Our Board of Directors

We have one class of directors. Each director serves for a one-year term or until his or her successor is elected and qualified. Our bylaws provide that our board of directors will consist of not less than one and not more than nine directors. At the present time our board of directors consists of five members. Funding’s bylaws provide for only one director.

Election of Directors; Removals; Vacancies

Directors are elected by a plurality of all of the votes cast in the election of directors.

Under our bylaws a director may be removed for cause by the board of directors or by the shareholders acting by a simple majority.

Our bylaws provide that vacancies on our board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum. However, only shareholders can fill a vacancy on our board of directors that is caused by the removal of a director by action of shareholders. Any director elected to fill a vacancy will serve for the remainder of the full term of the director he or she is replacing or until his or her successor is duly elected and qualifies.

Meetings of Shareholders

Our bylaws provide that a meeting of our shareholders for the election of directors and the transaction of any business will be held annually on such day during the period from May 1 through October 31, other than a legal holiday and at the time and place set by the board of directors. Our bylaws provide that a special meeting of shareholders may be called at any time by the president and must be called by the president at the request in writing of a majority of the directors then in office or at the request in writing filed with our secretary by the holders of a majority of our issued and outstanding shares of capital stock entitled to vote at such a meeting.

Shareholder Actions by Written Consent

Under Section 615 of the NYBCL and our restated certificate of incorporation, shareholder action may be taken without a meeting if a written consent, setting forth the action so taken, is given by the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.

Amendment of Certificate of Incorporation and Bylaws

Under the NYBCL, a New York corporation may amend its certificate of incorporation if such action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our bylaws provide that each of our board of directors and our shareholders has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Transactions Outside the Ordinary Course of Business

Under the NYBCL, a New York corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter, unless a greater percentage is specified in the corporation’s certificate of incorporation. Our restated certificate of incorporation does not provide for a super majority vote on any matter.

Business Combinations

Under the NYBCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a New York corporation and an “interested shareholder” (defined generally as any person who beneficially owns, directly or indirectly, 20% or more of the voting power of the corporation’s outstanding voting shares) or an affiliate of such an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of holders of a majority of the outstanding voting stock of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as described in the NYBCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

REIT Qualification

Our restated certificate of incorporation provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify to be taxed as a REIT. Funding is a “qualified REIT subsidiary” for federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Limitation on Directors’ Liability and Indemnification of Directors and Officers

The NYBCL permits a New York corporation to include in its certificate of incorporation a provision limiting the liability of its directors to the corporation and its shareholders for money damages, except if a judgment or other final adjudication establishes that (i) the director’s acts were committed in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) he personally gained a financial profit or other advantage to which he was not legally entitled or (iv) his act involves (A) the declaration of a dividend that violated section 510 of the NYBCL; (B) the purchase or redemption of our shares in violation of section 513 of the NYBCL; (C) the distribution of assets to shareholders after dissolution without paying or adequately providing for the payment of all known liabilities; and (D) the making of loans to a director in violation of section 714 of the NYBCL.

The NYBCL permits us to indemnify any present or former director or officer, against judgments, fines, settlements and reasonable expenses including attorney’s fees actually and necessarily incurred as a result of the action or proceeding, including any appeals, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

In addition, the NYBCL permits us to advance reasonable expenses to a director or officer upon our receipt of an undertaking by or on behalf of such officer or director to repay such amount as, and to the extent, such officer or director is ultimately found not to be entitled to indemnification or, if entitled to indemnification, to the extent the amount advanced exceeds the indemnification to which such officer or director is entitled.

Our restated certificate of incorporation and bylaws obligate us, to the fullest extent permitted by New York law in effect from time to time, to indemnify, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity and any individual who, while a member of our board of directors and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity authorized by;

•	by the board, acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in the NYBCL; or
•	by the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer; or
•	by the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our restated certificate of incorporation and bylaws are not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

There are no restrictions on the ownership of Funding’s capital stock. However, a change in control of Funding would trigger the Noteholders’ right to cause Funding to redeem the Notes prior to the stated maturity date. See “Description of the Notes”.

In order for us to qualify to be taxed as a REIT under the Code, shares of our capital stock must be owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to qualify to be taxed as a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify to be taxed as a REIT, we must satisfy other requirements as well.

Our restated certificate of incorporation provides that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 4.0%, by value or number of shares, whichever is more restrictive, of our outstanding capital stock. We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of shares as described below, would beneficially own or constructively own shares of our capital stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause shares owned beneficially or constructively by a group of related individuals and/or entities to be deemed owned beneficially or constructively by one individual or entity. As a result, even if a shareholder’s actual ownership does not exceed the share ownership limits described, on a constructive ownership basis such shareholder may exceed those limits.

The ownership limits described above do not apply to Assaf Ran, our current chief executive officer, who, as of the date of this prospectus, owns 34.57% of our outstanding common shares, or any other shareholder whose ownership exceeds the limit described above at the time we filed our restated certificate of incorporation. In addition, our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular shareholder from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if we obtain representations and undertakings from such shareholders as are reasonably necessary for the board of directors to determine that such shareholder’s beneficial or constructive ownership of our shares will not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT. Any violation or attempted violation of any such representations or undertakings will result in such shareholder’s shares being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.

In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common share ownership limit, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares or we would otherwise fail to qualify to be taxed as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common shares or our shares of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common shares or our shares of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares or shares of all other classes or series, as applicable, will violate the decreased ownership limit.

Thus, our restated certificate of incorporation prohibits:

•	any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify to be taxed as a REIT;
•	any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and
•	any person from beneficially or constructively owning shares of our capital stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of shares of our capital stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer of shares of our capital stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance with the restrictions and limits on ownership and transfer of shares of our capital stock described above is no longer required.

If any transfer of shares of our capital stock would result in shares of our capital stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violating transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify to be taxed as a REIT or as a “domestically controlled qualified investment entity,” then the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.

Shares of our capital stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our capital stock held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to New York law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any dividend or distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of shares of our capital stock. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.

In addition, if our board of directors determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares of our stock described above, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.

Every owner of 4% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our capital stock, within 30 days after the end of each taxable year, must give us written notice stating the shareholder’s name and address, the number of shares of each class and series of our capital stock that the shareholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of the shareholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the shareholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.

Certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership and transfer of shares of our capital stock described above.

The restrictions on ownership and transfer of shares of our stock described above could delay, defer or prevent a transaction or a change in control, including one that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax (and, with respect to non-U.S. Noteholders (as defined below) estate tax) consequences relating to the purchase, ownership and disposition of the Notes, but does not purport to be an analysis of all potential tax effects. This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all of which are subject to change (possibly with retroactive effect) or to different interpretations. This summary does not address the tax consequences to subsequent purchasers of the notes and is limited to persons who purchase the notes for cash at original issue, at the offering price, and hold the notes as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a Noteholder in light of such Noteholder’s particular circumstances (such as the application of the alternative minimum tax) or to Noteholders subject to special rules such as financial institutions, tax-exempt entities, U.S. Noteholders (as defined below) whose “functional currency” is not the U.S. dollar, insurance companies, partnerships, other pass-through entities and investors in those entities, dealers in securities or foreign currencies, persons holding Notes as part of a hedge, straddle, “constructive sale,” “conversion” or other integrated transaction, persons subject to U.S. federal estate or gift tax arising from the purchase, ownership, or disposition of Notes, or former U.S. citizens or long-term residents subject to taxation as expatriates under Section 877 of the Code or the effect of any state, local or foreign laws. In addition, this summary also does not discuss tax consequences to an owner of a Note held through any entity treated as a partnership for United States federal income tax purposes or other pass-through entity. We have not sought and will not seek any rulings from the Internal Revenue Service, which we refer to as the IRS, with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.

PLEASE CONSULT YOUR OWN TAX ADVISER REGARDING THE APPLICATION OF UNITED STATES FEDERAL INCOME AND MEDICARE TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, STATE, LOCAL AND FOREIGN TAX LAWS AND TAX TREATIES.

As used herein, the term “U.S. Noteholder” means a beneficial owner of a Note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a U.S. person.

Except as modified for estate tax purposes, as used herein, the term “non-U.S. Noteholder” means a beneficial owner of a Note that is, for United States federal income tax purposes, an individual, corporation, estate, or trust and is not a U.S. Noteholder.

In certain circumstances, we may be obligated to pay you amounts in excess of stated interest or principal on the Notes. For example, we will be obligated to pay a premium if we exercise our right to redeem the Notes before the stated maturity date. Our obligation to pay such excess amounts may implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, such contingencies in the aggregate are “remote” or are considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our determination is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS and if the IRS successfully challenged this determination, it could affect the timing and amount of your income and could cause the gain from the sale or other disposition of a Note to be treated as ordinary income rather than capital gain. This disclosure assumes that the Notes will not be considered contingent payment debt instruments. Noteholders are urged to consult with their own tax advisors regarding the potential application to the Notes of the contingent payment debt regulations and the consequences thereof.

Tax Consequences to U.S. Noteholders

This section applies to you if you are a U.S. Noteholder.

Payments of stated interest

Stated interest on a Note will be taxable to you as ordinary income at the time it either accrues or is received in accordance with your regular method of accounting for United States federal income tax purposes.

Original issue discount

It is expected that the Notes will not be issued with an issue price that is less than their stated redemption price at maturity by more than the statutory de minimis amount. As a result, the notes will not be subject to the original issue discount, which we refer to as OID, rules. If, however, the “stated redemption price at maturity” (generally equal to the sum of all payments required under the Notes other than payments of qualified stated interest) of the Notes exceeds the issue price by more than a de minimis amount, you will be required to include OID in income for United States federal income tax purposes as it accrues under a constant yield method, regardless of your method of accounting. As a result, you may be required to include OID in taxable income prior to the receipt of cash. OID that has been included in a Noteholder’s taxable income increases the basis in the Notes for purposes of computing gain or loss on a subsequent sale, exchange, redemption, or other taxable disposition of a Note.

Sales, exchange, retirement, redemption or disposition of the notes

Upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, you will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will generally equal the cost of the Note to you. The amount realized excludes any amounts attributable to accrued but unpaid stated interest, which will be includable in income as interest (taxable as ordinary income) to the extent not previously included in income. Any gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange, retirement, redemption or other table disposition, the Note has been held for more than one year. For non-corporate Noteholders, certain preferential tax rates may apply to gain recognized as long term capital gain. The deductibility of net capital losses is subject to limitation.

Medicare tax

A 3.8% Medicare tax will be imposed on a portion or all of the net investment income of certain individuals with a modified adjusted gross income of over $200,000 ($250,000 in the case of joint filers or $125,000 in the case of married individuals filing separately) and on the undistributed net investment income of certain estates and trusts. For these purposes, “net investment income” generally will include interest (including interest paid with respect to a Note), dividends, annuities, royalties, rents, net gain attributable to the disposition of property not held in a trade or business (including net gain from the sale, exchange, redemption or other taxable disposition of a Note) and certain other income, but will be reduced by any deductions properly allocable to such income or net gain. If you are a U.S. Noteholder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-US. Noteholder.

Payments of interest

Subject to the discussions below concerning effectively connected income and backup withholding, payments of interest on the Notes by us or any paying agent to you will not be subject to U.S. federal withholding tax, provided that (a) pursuant to the “portfolio interest” exception (i) you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) you are not a controlled foreign corporation (within the meaning of the Code) that is related, directly or indirectly, to us, (iii) you are not a bank receiving interest on the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business and (iv) you certify on IRS Form W-8BEN (or appropriate substitute form), under penalties of perjury, that you are not a U.S. person, provided that if you hold the Note through a financial institution or other agent acting on your behalf, you provide appropriate documentation to your agent and your agent provides certification under penalties of perjury to Funding or the paying agent that it has received such a Form W-8BEN (or suitable substitute form) from you or a qualifying intermediary and furnishes Funding or the paying agent with a copy or (b) you are entitled to the benefits of an income tax treaty under which such interest is exempt from U.S. federal withholding tax, and you or your agent provides Funding a properly executed IRS Form W-8BEN (or an appropriate substitute form evidencing eligibility for the exemption). Additional certifications and procedures may be required if the Notes are held through intermediaries. Payments of interest on the Notes that do not meet the above — described requirements and that are not effectively connected with your conduct of a U.S. trade or business will be subject to a United States federal income tax of 30% (or such lower rate as provided by an applicable income tax treaty), collected by means of withholding.

Sale, exchange, retirement, redemption or disposition of the Notes

Subject to the discussion below concerning effectively connected income and backup withholding, you generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, or other disposition of a Note unless you are an individual who is present in the United States for at least 183 days during the taxable year of disposition and certain other conditions are met, in which case you will be subject to a to a 30% United States federal income tax on the gain derived from the sale, which may be offset by certain U.S. source capital losses.

Effectively connected income

The preceding discussion assumes that the interest and gain received by the non-U.S. Noteholder is not effectively connected with the conduct by such non-US. Noteholder of a trade or business in the United States. If you are engaged in a trade or business in the United States and your investment in a Note is effectively connected with such trade or business, although you will be exempt from the 30% withholding tax (provided a required certification, generally on IRS Form W-8ECI, or an appropriate substitute, is provided), you generally will be subject to regular United States federal income tax at graduated rates on any interest and gain with respect to the Notes in the same manner as if you were a U.S. Noteholder, and if you are a foreign corporation you may also be subject to a branch profits tax at 30% (or such lower rate provided by an applicable income tax treaty) on your effectively connected earnings and profits (subject to adjustments) attributable to such interest and gain. If you are eligible for the benefits of a tax treaty, any effectively connected income or gain generally will be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States.

Foreign Account Tax Compliance Act

Under Sections 1471 through 1474 of the Code, which we refer to as FATCA, unless a “grandfather rule” applies to debt obligations issued by a U.S. issuer, a 30% withholding tax may be required on certain payments to holders of those obligations (including intermediaries) that do not provide certain information to the applicable withholding agent, which may include the name, address, taxpayer identification number and certain other information with respect to direct and certain indirect US. holders. Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting required under FATCA, which will reduce, but not eliminate the risk of FATCA withholding for investors in, or holding Notes through financial institutions in, such countries. If applicable, FATCA withholding applies to payments of U.S. source dividends, interest, and other fixed payments, and to payments from the disposition of property producing such payments (e.g., Notes) beginning January 1, 2019. If FATCA withholding were to apply, neither Funding nor any paying agent nor any other person would be required to pay additional amounts as a result of such withholding.

Information Reporting and Backup Withholding

If you are a U.S. holder, information reporting will generally apply to payments of interest on the Notes or the proceeds of the sale or other taxable disposition (including a retirement or redemption) of the Notes. Generally, backup withholding will apply to such payments and proceeds if:

•	you fail to furnish a taxpayer identification number, which we refer to as a TIN, in the prescribed manner;
•	the IRS notifies us that the TlN furnished by you is incorrect;
•	the IRS notifies us that you are subject to back up withholding because you previously failed to report properly the receipt of reportable interest or dividend payments; or
•	you fail to certify under penalties of perjury that you are not subject to backup withholding when such certification is required.

The present U.S. federal backup withholding rate is 28%.

If you are a non-U.S. Noteholder, generally, back-up withholding does not apply to payments of interest if the certification described under “— Tax consequences to non-U.S. Noteholders-Payments of interest” is provided to us (provided that we have no actual knowledge or reason to know that you are a U.S. person). Information reporting may still apply to payments of interest even if a certification is provided and interest is exempt from such withholding. Payments of proceeds made to a non-U.S. Noteholder upon a sale or other taxable disposition (including a retirement or redemption) of Notes by (i) a U.S. office of a broker will be subject to information reporting and backup withholding unless the above mentioned certification is provided to us and (ii) a foreign office of a foreign broker, will not be subject to information reporting or backup withholding, unless the broker has certain connections with the United States, in which case information reporting (but generally not backup withholding) will apply (except where the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption). Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. In addition to the foregoing, we must report annually to the IRS and to each non-U.S. holder on IRS Form 1042-S the entire amount of interest paid to you. This information may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other agreement.

Noteholders should consult their tax advisers regarding the application of information reporting and backup withholding to their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available. Any amounts, withheld from a payment to you under the backup withholding rules will be allowed as a refund or credit against your federal income tax liability, provided that the required information is timely furnished to the IRS. Some holders (including. among others, corporations) are generally not subject to information reporting and backup withholding.

U.S. Federal Estate Taxes

A Note held by an individual who is not a citizen or resident of the United States (as specifically defined for estate tax purposes) at the time of death will not be includable in the decedent’s gross estate for U.S. estate tax purposes, provided that such Noteholder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death payments with respect to such note would not have been effectively connected with the conduct by such holder of a trade or business in the United States.

Possible Legislative or Other Actions Affecting Tax Consequences

Prospective holders of the Notes should recognize that the present federal income tax treatment of investment in Funding may be modified by legislative, judicial or administrative action at any time and that any of these actions may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in Funding.

State and Local Taxes

You may be subject to state or local taxes in other jurisdictions such as those in which you are deemed to be engaged in activities or own property or other interests. The state and local tax treatment of Noteholders may not conform to the federal income tax consequences discussed above.

THE UNITED STATES FEDERAL INCOME AND ESTATE TAX SUMMARY SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated             with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per Note less the underwriting discounts set forth on the cover page of this prospectus, the principal amount of Notes listed next to its name in the following table:

Underwriter	Principal Amount of Notes
Aegis Capital Corp.
Total

The underwriters are committed to purchase all the Notes offered by us other than those covered by the option to purchase additional Notes described below, if they purchase any Notes. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

Our chief executive officer and chairman of the board of directors, Assaf Ran, has indicated an interest in purchasing up to $600,000 principal amount of Notes in this offering on the terms and conditions set forth herein and in the Indenture. The underwriters will receive the same underwriting discount on any Notes purchased by Mr. Ran, or any other of our existing shareholders, as they will on any other Notes sold to the public in this offering. As a result, Mr. Ran may be deemed a statutory underwriter.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Over-allotment Option.  We have granted the representative an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the representative to purchase additional Notes up to a maximum aggregate principal amount of $     (15% of the aggregate principal amount of the Notes sold in the firm commitment portion of this offering) from us to cover over-allotments, if any. If the representative exercises all or part of this option, it will purchase the Notes covered by the option at the public offering price per Note that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the aggregate principal amount of all the Notes sold in this offering to the public will be $     and the total net proceeds, before expenses, to us will be $    .

Discount.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Note	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discount ( %)	$	$	$
Non-accountable expense allowance ( %)(1)	$	$	$
Proceeds, before expense, to us	$	$	$

(1)	Non-accountable expense allowance shall not be payable with respect to any Notes sold pursuant to the representative’s exercise of the over-allotment option.

The underwriters propose to offer the Notes offered by us to the public at the public offering price per Note set forth on the cover of this prospectus. In addition, the underwriters may offer some of the Notes to other securities dealers at such price less a concession of up to $     per Note. If all of the Notes offered by us are not sold at the public offering price per Note, the underwriters may change the offering price per Note and other selling terms by means of a supplement to this prospectus.

We have agreed to pay the expenses relating to the offering, including the following: (a) all filing fees and communication expenses relating to the registration of the notes with the SEC; all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $5,000 per individual and $20,000 in the aggregate; (b) all filing fees associated with the review of this offering by FINRA and all fees relating to the listing of the Notes on the NYSE MKT; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) the cost (up to $5,000) associated with digital or bound volumes of the public offering materials as well as the cost of commemorative mementos and lucite tombstones up to $2,500; (e) the fees and expenses of underwriter’s legal counsel in an amount not to exceed $55,000 if the gross proceeds from this offering are less than $7 million which amount shall increase on a pro rata basis up to $110,000 of the gross proceeds are at least $10 million; (f) upon successfully completing this offering, up to $25,000 for the underwriters’ use of Ipreo’s book-building, prospectus tracking and compliance software for this offering; and (h) upon successfully completing this offering, up to $20,000 of the representative’s actual accountable road show expenses for the offering.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $    .

Discretionary Accounts.  The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Right of First Refusal.  Subject to certain limited exceptions, until six months from the effective date of the Offering, the representative has a right of first refusal to act as the sole investment banker, book runner and/or placement agent for each and every future public or private equity or debt offering, including all equity linked financings by us or any of our successors or subsidiaries during such six-month period. The representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in any such offering and the economic terms of any such participation. This right of first refusal will not apply to any non-convertible short-term loans issued in private transactions or to an unregistered credit facility.

Electronic Offer, Sale and Distribution of Securities.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a portion of this offering to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position that may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.
•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the Notes. These transactions may be effected on the NYSE MKT, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the Notes on the NYSE MKT or on the OTC QB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Notes and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Other Relationships

The underwriters and their affiliates have provided, or may in the future provide, various investment banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. Aegis Capital Corp. acted as underwriter in connection with public offerings of our common shares consummated on July 31, 2014 and May 29, 2015.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of other customers and such investments and securities activities may involve securities and/or instruments of MBC. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or investments and may at times hold, or recommend to clients that they acquire long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Notes in any jurisdiction where action for that purpose is required. The Notes may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

LEGAL MATTERS

The validity of the Notes will be passed upon for Funding by Morse, Zelnick, Rose and Lander LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Blank Rome LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2014 and 2015 included in this Prospectus have been audited by Hoberman & Lesser, LLP, an independent registered public accounting firm, in reliance on their report thereon, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We and Funding have filed with the SEC a joint registration statement on Form S-11 under the Securities Act with respect to the Notes offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Notes offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are a reporting company and file annual, quarterly and current reports, proxy statements and other material with the SEC. As we have guaranteed Funding’s obligations under the Notes, the Notes are also deemed registered under the Exchange Act. All information regarding the Notes and Funding will be incorporated into the reports we file with the SEC as set forth in the preceding sentence. You may read and copy our reports, proxy statements and other information, including the registration statement of which this prospectus is a part at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

MANHATTAN BRIDGE CAPITAL, INC.

Index to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Manhattan Bridge Capital, Inc.

We have audited the accompanying consolidated balance sheets of Manhattan Bridge Capital, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. Manhattan Bridge Capital, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Manhattan Bridge Capital, Inc. and Subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Hoberman & Lesser, CPA’s, LLP

New York, New York
March 8, 2016

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
December 31, 2015 and 2014

	2015	2014
Assets
Current assets:
Cash and cash equivalents	$106,836	$47,676
Short term loans receivable	20,199,000	19,138,426
Interest receivable on loans	382,572	213,766
Other current assets	32,865	26,995
Total current assets	20,721,273	19,426,863
Long term loans receivable	10,705,040	4,894,050
Property and equipment, net	8,771	19,088
Security deposit	6,816	6,816
Investment in privately held company	50,000	65,000
Deferred financing costs	164,510	32,500
Total assets	$31,656,410	$24,444,317
Liabilities and Stockholders’ Equity
Current liabilities:
Line of credit	$11,821,099	$7,700,000
Short term loans	1,095,620	2,469,465
Accounts payable and accrued expenses	99,643	163,622
Deferred origination fees	279,682	244,776
Dividends payable	617,443	—
Total liabilities, all current	13,913,487	10,577,863
Commitments and contingencies
Stockholders’ equity:
Preferred shares – $.01 par value; 5,000,000 shares authorized; no shares issued	—	—
Common shares – $.001 par value; 25,000,000 authorized; 7,441,039 and 6,260,689 issued; 7,264,039 and 6,083,689 outstanding	7,441	6,260
Additional paid-in capital	18,500,524	14,116,183
Treasury stock, at cost – 177,000	(369,335)	(369,335)
(Accumulated deficit) Retained earnings	(395,707)	113,346
Total stockholders’ equity	17,742,923	13,866,454
Total liabilities and stockholders’ equity	$31,656,410	$24,444,317

The accompanying notes are an integral part of these consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED December 31, 2015 and 2014

	2015	2014
Interest income from loans	$3,355,920	$2,401,150
Origination fees	644,706	502,515
Total Revenue	4,000,626	2,903,665
Operating costs and expenses:
Interest and amortization of debt service costs	691,392	563,368
Referral fees	2,356	2,244
General and administrative expenses	1,038,849	876,906
Total operating costs and expenses	1,732,597	1,442,518
Income from operations	2,268,029	1,461,147
Other income (Note 5)	—	21,197
Impairment loss on property and equipment (Note 6)	(13,863)	—
Loss on write-down of investment in privately held company (Note 7)	(15,000)	—
Total other (loss) income, net	(28,863)	21,197
Income before income tax expense	2,239,166	1,482,344
Income tax expense	(1,595)	(27,839)
Net income	$2,237,571	$1,454,505
Basic and diluted net income per common share outstanding:
– Basic	$0.33	$0.29
– Diluted	$0.33	$0.29
Weighted average number of common shares outstanding
– Basic	6,759,219	5,028,645
– Diluted	6,786,610	5,058,421

The accompanying notes are an integral part of these consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED December 31, 2015 and 2014

	Common Stock		Additional Paid-in Capital	Treasury Stock		(Accumulated Deficit)/Retained Earnings	Totals
	Shares	Amount		Shares	Cost
Balance, January 1, 2014	4,433,190	$4,433	$9,745,249	177,000	$(369,335)	$(487,660)	$8,892,687
Non cash compensation			28,767				28,767
Exercise of stock options	66,887	67	55,163				55,230
Exercise of warrants	6,226	6	(6)				0
Public offering	1,754,386	1,754	4,287,010				4,288,764
Dividends paid						(853,499)	(853,499)
Net income for the year ended December 31, 2014						1,454,505	1,454,505
Balance, December 31, 2014	6,260,689	6,260	14,116,183	177,000	(369,335)	113,346	13,866,454
Non cash compensation			13,664				13,664
Exercise of stock options	40,000	40	61,150				61,190
Exercise of warrants	20,350	21	73,449				73,470
Public offering	1,120,000	1,120	4,236,078				4,237,198
Dividends paid						(2,129,181)	(2,129,181)
Dividends declared and payable						(617,443)	(617,443)
Net income for the year ended December 31, 2015						2,237,571	2,237,571
Balance, December 31, 2015	7,441,039	$7,441	$18,500,524	177,000	$(369,335)	$(395,707)	$17,742,923

The accompanying notes are an integral part of these consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED December 31, 2015 and 2014

	2015	2014
Cash flows from operating activities:
Net income	$2,237,571	$1,454,505
Adjustments to reconcile net income to net cash provided by operating activities –
Amortization of deferred financing costs	39,542	—
Depreciation	5,714	—
Non cash compensation expense	13,664	28,767
Impairment loss on property and equipment (Note 6)	13,863	—
Loss on write-down of investment in privately held company (Note 7)	15,000	—
Changes in operating assets and liabilities
Interest receivable on loans	(168,806)	(42,283)
Other current and non current assets	(5,871)	(8,634)
Accounts payable and accrued expenses	(63,979)	106,556
Deferred origination fees	34,906	112,758
Income taxes payable	—	(373,219)
Net cash provided by operating activities	2,121,604	1,278,450
Cash flows from investing activities:
Issuance of short term loans	(21,609,000)	(22,585,990)
Collections received from loans	14,737,436	13,248,464
Proceeds from exercise of option (Note 5)	—	146,821
Purchase of fixed assets	(9,260)	(19,088)
Net cash used in investing activities	(6,880,824)	(9,209,793)
Cash flows from financing activities:
Proceeds from loans and line of credit, net	2,747,254	3,500,000
Proceeds from exercise of stock options and warrants	134,660	55,230
Proceeds from public offering, net	4,237,198	4,288,765
Dividends paid	(2,129,181)	(853,499)
Deferred financing costs incurred	(171,551)	(32,500)
Net cash provided by financing activities	4,818,380	6,957,996
Net increase (decrease) in cash and cash equivalents	59,160	(973,347)
Cash and cash equivalents, beginning of year	47,676	1,021,023
Cash and cash equivalents, end of year	$106,836	$47,676
Supplemental Cash Flow Information:
Taxes paid during the year	$56	$416,083
Interest paid during the year	$596,187	$563,368
Supplement Information – Noncash Information:
Dividend declared and payable	$617,443	$—

The accompanying notes are an integral part of these consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

1. The Company

Manhattan Bridge Capital, Inc. (“MBC”) and its wholly-owned subsidiaries DAG Funding Solutions, Inc. and MBC Funding II Corp. (collectively the “Company”), offer short-term, secured, non-banking loans (sometimes referred to as “hard money” loans) to real estate investors to fund their acquisition, renovation, rehabilitation or development of residential or commercial properties located in the New York metropolitan area.

2. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of Manhattan Bridge Capital, Inc., and its wholly-owned subsidiaries DAG Funding Solutions, Inc.(“DAG Funding”) and MBC Funding II Corp. (“MBC Funding”). All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management will base the use of estimates on (a) a preset number of assumptions that consider past experience, (b) future projections, and (c) general financial market condition. Actual amounts could differ from those estimates.

Cash and Cash Equivalents

For the purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. The Company maintains its cash and cash equivalents with one major financial institution. Accounts at the financial institution are insured by the Federal Deposit Insurance Corporation up to $250,000.

Credit risks associated with short term commercial loans the Company makes to small businesses and related interest receivable are described in Note 4 entitled Commercial Loans.

Impairment of long-lived assets

The Company continually monitors events or changes in circumstances that could indicate carrying amounts of long lived assets, may not be recoverable. When such events or changes in circumstances occur, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the undiscounted cash flows is less than the carrying amount of these assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Income Taxes

The Company accounts for income taxes under the provisions of FASB ASC 740, “Income Taxes”. Under the provisions of FASB ASC 740, deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred taxes of a change in tax rate is recognized in income in the period that includes the enactment date.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

2. Significant Accounting Policies - (continued)

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence including past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company follows ASC 740 rules governing tax positions which provide guidance for recognition and measurement. This prescribes a threshold condition that a tax position must meet for any of the benefits of the uncertain tax position to be recognized in the financial statements. It also provides accounting guidance on derecognition, classification and disclosure of these uncertain tax positions.

The Company is organized and conducts its operations to qualify as a real estate investment trust (“REIT”) for federal income tax purposes. The Company elected to be taxed as a REIT commencing with our taxable year ended December 31, 2014. A REIT calculates taxable income similar to other domestic corporations, with the major difference being a REIT is entitled to a deduction for dividends paid. A REIT is generally required to distribute each year at least 90% of its taxable income. If it chooses to retain the remaining 10% of taxable income, it may do so, but it will be subject to a corporate tax on such income. The Company may be subject to federal excise tax and minimum state taxes.

Revenue Recognition

The Company recognizes revenues in accordance with ASC 605, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. ASC 605 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue when (i) persuasive evidence of an arrangement exists, (ii) delivery of the product has occurred or services have been rendered, (iii) the sales price charged is fixed or determinable, and (iv) collectability is reasonably assured.

Interest income from commercial loans is recognized, as earned, over the loan period.

Origination fee revenue on commercial loans is amortized over the term of the respective note.

Deferred Financing Costs

Deferred financing costs at December 31, 2015 include costs incurred in connection with MBC Funding II Corp’s proposed public offering of the Company’s securities and costs incurred in connection with the Company’s Webster Credit Line, as discussed in Note 8, which are being amortized over three years using the straight-line method.

Earnings Per Share (“EPS”)

Basic and diluted earnings per share are calculated in accordance with ASC 260 “Earnings Per Share”. Under ASC 260, basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share include the potential dilution from the exercise of stock options and warrants for common shares using the treasury stock method.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

2. Significant Accounting Policies - (continued)

The numerator in calculating both basic and diluted earnings per common share for each year is the reported net income. The denominator is based on the following weighted average number of common shares:

	Years ended December 31,
	2015	2014
Basic weighted average common shares outstanding	6,759,219	5,028,645
Incremental shares for assumed exercise of options	27,391	29,776
Diluted weighted average common shares outstanding	6,786,610	5,058,421

77,778 and 51,224 vested options and warrants were not included in the diluted earnings per share calculation for the years ended December 31, 2015 and 2014, respectively, because their effect would have been anti-dilutive.

Stock-Based Compensation

The Company measures and recognizes compensation awards for all stock option grants made to employees and directors, based on their fair value in accordance with ASC 718 “Compensation — Stock Compensation”, which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. A key provision of this statement is to measure the cost of employee services received in exchange for an award of equity instruments (including stock options) based on the grant-date fair value of the award. The cost will be recognized over the service period during which an employee is required to provide service in exchange for the award (i.e., the requisite service period or vesting period). The Company accounts for equity instruments issued to non-employees in accordance with the provisions of ASC 718 and ASC 505-50, “Equity Based Payment to Non-Employees”. All transactions with non-employees, in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more appropriately measurable.

Fair Value of Financial Instruments

For cash and cash equivalents, short term loans, the line of credit and accounts payable, as well as interest bearing commercial loans held by the Company, the carrying amount approximates fair value due to the relative short-term nature of such instruments.

Recent Accounting Pronouncements

In January 2015, the FASB issued ASU 2015-01, “Income Statement — Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items.” This ASU eliminates the separate presentation of extraordinary items but does not change the requirement to disclose material items that are unusual or infrequent in nature. The ASU is effective for fiscal years beginning after December 15, 2015, as well as interim periods within those fiscal years. The ASU may be applied retrospectively to all prior periods presented in the financial statements, and early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In April 2015, the FASB issued ASU 2015-03, “Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs”. Under the ASU, an entity presents debt issuance costs in the balance sheet as a direct deduction from the related debt liability rather than as an asset. Amortization of the costs is reported as interest expense. The ASU is effective for public entities for fiscal years beginning after December 15, 2015, and interim periods therein. For private companies and not-for-profit organizations, the ASU is effective for fiscal years beginning after December 15, 2015, and interim periods within fiscal years beginning after December 15, 2016. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

2. Significant Accounting Policies - (continued)

In May 2015, the FASB issued ASU 2015-07, “Fair Value Measurement (Topic 820): Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (a consensus of the Emerging Issues Task Force)”. The ASU provides reporting entities with an option to measure the fair value of certain investments using net asset value instead of fair value. The ASU is effective for public entities for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2015, the FASB issued ASU 2015-15, “Interest — Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements — Amendments to SEC Paragraphs Pursuant to Staff Announcement at June 18, 2015 EITF Meeting”. The ASU incorporates the SEC staff’s announcement that clarifies the exclusion of line-of-credit arrangements from the scope of ASU 2015-03. Therefore, debt issuance costs related to line-of-credit arrangements can be deferred and presented as an asset that is subsequently amortized over the time of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The ASU should be adopted concurrent with adoption of ASU 2015-03. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes”. The ASU simplifies the presentation of deferred income taxes by requiring deferred tax liabilities and assets to be classified as noncurrent in a classified statement of financial position. This Update will align the presentation of deferred income tax assets and liabilities with International Financial Reporting Standards (IFRS). For public business entities, the ASU is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. For all other entities, the ASU is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities”. The ASU intends to provide users of financial statements with more useful information on the recognition, measurement, presentation, and disclosure of financial instruments. For public business entities, the ASU is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. For all other entities, the ASU is effective for fiscal years beginning after December 15, 2018, and for interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted for certain provisions. The adoption of this guidance is not expected to have a material impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effected, accounting standards if currently adopted would have a material effect on the Company’s consolidated financial statements.

3. Cash and Cash Equivalents

Effective January 1, 2008, the Company adopted ASC 820, Fair Value Measurements, which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. ASC 820-10 establishes a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1 — Quoted prices in active markets.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

3. Cash and Cash Equivalents - (continued)

Level 2 — Observable inputs other than quoted prices in active markets that are either directly or indirectly observable.

Level 3 — Unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

Cash equivalents and investment instruments are classified within Level 1 or Level 2 of the fair value hierarchy. The Company’s Level 1 investments are valued using quoted market prices in active markets. As of December 31, 2015 and 2014 the Company’s Level 1 investments consisted of cash and money market accounts in the amount of approximately $107,000 and $48,000, respectively, and were recorded as cash and cash equivalents in the Company’s consolidated balance sheets.

4. Commercial Loans

Short Term Loans Receivable

The Company offers short-term, secured, non-banking loans to real estate investors (also known as hard money) to fund their acquisition and construction of properties located in the New York Metropolitan area. The loans are principally secured by collateral consisting of real estate and, generally, accompanied by personal guarantees from the principals of the businesses. The loans are generally for a term of one year. The short term loans are initially recorded, and carried thereafter, in the financial statements at cost. Most of the loans provide for receipt of interest only during the term of the loan and a balloon payment at the end of the term. For the years ended December 31, 2015 and 2014 the total amounts of $21,609,000 and $22,585,990, respectively, have been lent, offset by collections received from borrowers, under the commercial loans in the amount of $14,737,436 and $13,248,464, respectively. The face amounts of the loans we originate historically have ranged from $14,000 to a maximum of $1,475,000. Our board of directors established a policy limiting the maximum amount of any loan to the lower of (i) 9.9% of the aggregate amount of our loan portfolio (not including the loan under consideration) and (ii) $1.5 million. Our loans typically have a maximum initial term of one year and bear interest at a flat rate of 12% to 15% per year. In addition, we usually receive origination fees, or “points,” ranging from 1% to 3% of the original principal amount of the loan as well as other fees relating to underwriting, funding and managing the loan. Interest is always payable monthly, in arrears. In the case of acquisition financing, the principal amount of the loan usually does not exceed 75% of the value of the property (as determined by an independent appraiser), and in the case of construction financing, up to 80% of construction costs.

The Company uses its own employees, outside lawyers and other independent professionals to verify titles and ownership, to file liens and to consummate the transactions. Outside appraisers are also used to assist the Company’s officials in evaluating the worth of collateral. To date, the Company has not experienced any defaults and none of the loans previously made have been non-collectable, although no assurances can be given that existing or future loans may not go into default or prove to be non-collectible in the future.

At December 31, 2015, the Company was committed to an additional $2,155,000 in construction loans that can be drawn by the borrower when certain conditions are met.

At December 31, 2015 and 2014, no one entity has loans outstanding representing more than 10% of the total balance of the loans outstanding.

At December 31, 2015, two of the loans in the Company’s portfolio were jointly funded by the Company and unrelated entities, for aggregate loans of $1,835,000. The accompanying balance sheet includes the Company’s portion of the loans in the amount of $1,230,000.

At December 31, 2014, eight of the loans in the Company’s portfolio were jointly funded by the Company and unrelated entities, for aggregate loans of $5,105,000. The accompanying 2014 balance sheet includes the Company’s portion of the loans in the amount of $2,665,000.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

4. Commercial Loans - (continued)

The Company generally grants loans for a term of one year. When a performing loan reaches its maturity and the borrower requests an extension we may extend the term of the loan beyond one year and reclassify it as part of long term loans receivable. Prior to granting an extension of any loan, we reevaluate the underlying collateral.

Long Term Loans Receivable

Long term loans receivable comprise the loans that were extended beyond the original maturity dates, unless it is clear that the loan will be paid back by December 31, 2016. At December 31, 2015, the Company’s loan portfolio consists of $20,199,000 short term loans receivable and approximately $10,705,000 long term loans receivable. At December 31, 2014, the Company’s loan portfolio consists of approximately $19,138,000 short term loans receivable and approximately $4,894,000 long term loans receivable.

Credit Risk

Credit risk profile based on loan activity as of December 31, 2015 and 2014:

Performing loans	Developers – Residential	Developers – Commercial	Developers – Mixed Used	Other	Total outstanding loans
December 31, 2015	$28,801,540	$1,000,000	$1,102,500	$—	$30,904,040
December 31, 2014	$22,360,040	$1,635,000	$20,000	$17,436	$24,032,476

At December 31, 2015, the Company’s long term loans receivable consists of loans in the amount of $179,050, $100,000, $225,000, $2,525,000 and $7,675,990, originally due in 2009, 2010, 2013, 2014 and 2015, respectively. At December 31, 2014, the Company’s long term loans receivable consists of loans in the amount of $179,050, $100,000, $120,000, $570,000 and $3,925,000, originally due in 2009, 2010, 2011, 2013 and 2014, respectively. In all instances the borrowers are currently paying their interest and, generally, the Company receives a fee in connection with the extension of the loans. Accordingly, at December 31, 2015 and 2014, no loan impairments exist and there are no provisions for impairments of loans or recoveries thereof included in operations for the years then ended.

Subsequent to the balance sheet date, $6,155,000 of the loans receivable at December 31, 2015 were paid off.

5. Investment in Real Estate

Other income for the year ended December 31, 2014 in the amount of $21,197 represents the aggregate monthly option fees paid to the Company by the option holder for the right to buy back the one remaining 2-family building located in the Bronx, New York then owned by the Company (the “Buy back Option”). On October 2, 2014, the option holder exercised the Buy Back Option at the exercise price of $146,821.

6. Impairment Loss on Property and Equipment

During the year ended December 31, 2015, the Company determined to terminate the use of a computer software, resulting in an impairment loss in the amount of $13,863.

7. Investment in Privately Held Company

The Company had an original investment in a privately held Israeli-based company in the amount of $100,000. The privately held company offers surgeons and radiologists the ability to detect cancer in real time. Due to the fact that the privately held company has experienced delays in executing its business plan, the Company determined to write down the value of its investment to $65,000 at December 31, 2013. The Company further wrote down the value of its investment to $50,000 at June 30, 2015, resulting in a charge to the statement of operations of $15,000 for the year ended December 31, 2015.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

8. Loans and Lines of Credit

Short Term Loans

At December 31, 2014, the Company owed an aggregate of $2,419,465 under eight separate short-term loans, bearing interest at rates ranging from 8% to 12% per annum. One of the loans in the amount of $160,000, bearing interest at the rate of 10% per annum, is from a parent of a former member of the board of directors. Interest expense on this loan amounted to $16,000 for the year ended December 31, 2014. The loans are secured by certain of the Company’s assets pursuant to a security agreement and two of the loans were also personally guaranteed by Mr. Ran, the Company’s CEO. In addition, Company also owed $50,000 to Mr. Ran pursuant to a short-term loan from him in 2014 bearing interest at a rate of 6% per annum.

At December 31, 2015, the Company owed an aggregate of $1,095,620 under five separate short-term loans, bearing interest at rates ranging from 8% to 12% per annum. Two of the loans in the aggregate amount of $335,000, bearing interest at the rate of 10% per annum, are from a parent of a former member of the board of directors. Interest expense on these two loans amounted to $31,118 for the year ended December 31, 2015. The loans are secured by certain of the Company’s assets pursuant to a security agreement, and one of the loans is also personally guaranteed by Mr. Ran. These short-term loans are required to be paid at maturity and may not be renewed or extended. However, its credit line lender has allowed the Company to extend these loans in the past and may, in its discretion, allow further extensions.

During 2014, the Company received four separate short-term loans from three different entities in the aggregate amount of $2,100,000, bearing interest at rates ranging from 12% to 14% per annum, and seven separate loans from Mr. Ran in amounts ranging from $50,000 to $250,000, bearing interest at a rate of 6% per annum. In addition, the Company modified one of its existing short-term loans to increase the principal amount borrowed from $100,000 to $200,000. By the end of December 31, 2014, the Company fully repaid two of the loans in the aggregate amount of $1,100,000 and all of the loans from Mr. Ran with the exception of $50,000. The aggregate interest expense attributable to the loans from Mr. Ran was $5,867.

During 2015, the Company received two separate short-term loans in the aggregate amount of $410,000, bearing interest at rates ranging from 10% to 12% per annum. One of the loans in the amount of $175,000, bearing interest at the rate of 10% per annum, is from a parent of a former member of the board of directors. In addition, Mr. Ran made three loans in the aggregate amount of $1,050,000 to the Company in January 2015, at an interest rate of 6% per annum. On February 27, 2015, the Company fully repaid the outstanding balance of the loans from Mr. Ran in the aggregate amount of $1,100,000, including the $50,000 outstanding balance remaining from 2014. The aggregate interest expense attributable to the loans from Mr. Ran was $8,817. In addition, the Company also fully repaid the outstanding balances on five other short term loans in the aggregate amount of $1,733,845. Such loans bore interest at rates ranging from 8% to 12% per annum.

Subsequent to the balance sheet date, the Company fully repaid the outstanding balance on one of its short-term loans in the amount of $235,000. Such loan bore interest at a rate of 12% per annum. As a result, the remaining outstanding principal balance of its short-term loans is currently $860,620.

Lines of Credit

On February 27, 2015, the Company entered into a Line of Credit Agreement with Webster Business Credit Corporation (“Webster”) pursuant to which it may borrow up to $14 million until February 27, 2018 (the “Webster Credit Line”) against assignments of mortgages and other collateral. The Webster Credit Line provides for an interest rate of either LIBOR plus 4.75% or the base commercial lending rate of Webster plus 3.25% as chosen by the Company for each drawdown. The Webster Credit Line contains various covenants and restrictions including, among other covenants and restrictions, limiting the amount that the Company can borrow relative to the value of the underlying collateral, maintaining various financial ratios and limitations on the terms of loans the Company makes to its customers, limiting the Company’s ability to pay dividends

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

8. Loans and Lines of Credit - (continued)

under certain circumstances, and limiting the Company’s ability to repurchase its common shares, sell assets, engage in mergers or consolidations, grant liens, and enter into transactions with affiliates. Mr. Ran has personally guaranteed all of the Company’s obligations to Webster. Total costs to establish the Webster Credit Line were approximately $144,000. These costs are being amortized over three years, using the straight-line method. The amortization costs for the year ended December 31, 2015 were $39,542.

The Webster Credit Line replaced the $7.7 million credit facility (the “Sterling Credit Line”) with Sterling National Bank (“Sterling”). The Company paid off the entire balance due to Sterling with proceeds from the Webster Credit Line and terminated the Sterling Credit Line on February 27, 2015. In addition, the Company utilized the Webster Credit Line to repay in full loans from Mr. Ran in the aggregate amount of $1,100,000, as well as two short-term loans, outstanding at December 31, 2014, in the aggregate amount of $1,000,000, which bore interest at the rate of 12% per annum. At December 31, 2015, the outstanding amount under the Webster Credit Line was $11,821,099. The interest rate on the amount outstanding fluctuates daily. The rate for December 31, 2015 was 5.1739%.

9. Income Taxes

Income tax expense consists of the following:

	2015	2014
Current Taxes:
Federal (refund)	$(1,137)	$8,539
State	2,732	19,300
Income tax expense	$1,595	$27,839

The income tax expense for the year ended December 31, 2014, represents the under accrual of the prior year’s income tax expense.

The Company had a capital loss carryover of $390,609, a portion of which it utilized to offset its other income in the amount of $21,197, in connection with the filing of its income tax returns for the year ended December 31, 2014. The remaining capital loss carryover expired in 2015.

The Company evaluates tax positions taken or expected to be taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more likely than not” of being sustained by the applicable tax authorities. Tax positions not deemed to meet the more likely than not threshold are recorded as tax benefits or expenses in the current year. Management has analyzed the Company’s tax positions taken on Federal, state and local tax returns for all open tax years, and has concluded that no provision for Federal income tax is required in the Company’s financial statements.

The Company elected to be taxed as a REIT commencing with its taxable year ended December 31, 2014. A REIT calculates taxable income similar to other domestic corporations, with the major difference being a REIT is entitled to a deduction for dividends paid. A REIT is generally required to distribute each year at least 90% of its taxable income. If it chooses to retain the remaining 10% of taxable income, it may do so, but it will be subject to a corporate tax on such income. The Company may be subject to federal excise tax and minimum state taxes.

The Company is no longer subject to U.S. federal and state and local income tax examinations by tax authorities for years prior to 2012, as these tax years are closed.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

10. Simple IRA Plan

On October 26, 2000, the board of directors approved a Simple IRA Plan (the “IRA Plan”) for the purpose of attracting and retaining valuable executives. The IRA Plan allows for participation by up to 100 eligible employees of the Company. Under the IRA Plan eligible employees may contribute a portion of their pre-tax yearly salary, up to the maximum contribution limit for Simple IRA Plans ($12,500 for 2015) as set forth under the Internal Revenue Code of 1986, as amended, with the Company matching on a dollar-for-dollar basis up to 3% of the employees’ annual pre-tax compensation. These thresholds are subject to change under notice by the trustee for the IRA Plan. The Company is not responsible for any other costs under the IRA Plan. For the years ended December 31, 2015 and 2014 the Company contributed $10,500 and $9,734, respectively, as matching contributions to the IRA Plan.

11. Stock-Based Compensation

On June 23, 2009 the Company adopted the 2009 Stock Option Plan (the “Plan”) and replaced the 1999 Stock Option Plan as amended (the “Prior Plan”), which expired in May of 2009. All options granted under the Prior Plan were expired, exercised or cancelled.

The purpose of the Plan is to align the interests of officers, other key employees, consultants and non-employee directors of the Company and its subsidiary with those of the stockholders of the Company, to afford an incentive to such officers, employees, consultants and directors to continue as such, to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The availability of additional shares will enhance the Company’s ability to achieve these goals. The basis of participation in the Plan is discretionary grants by the board of directors. The board of directors may at any time, and from time to time, suspend or terminate the Plan in whole or in part or amend it from time to time.

A maximum of 400,000 common shares were reserved for the grant of awards under the Plan, subject to adjustment as provided in Section 9 of the Plan. As of December 31, 2015, an aggregate of 376,000 options were granted under the Plan of which 224,000 options were cancelled or expired, and 248,000 are available for future grants under the Plan.

The exercise price of options granted under the Plan may not be less than the fair market value on the date of grant. Stock options under the Plan may be awarded to officers, key-employees, consultants and non-employee directors of the Company. Historically, until the year ended December 31, 2014, each non-employee director of the Company was granted an option for 7,000 common shares upon first taking office, and received an annual option grant for an additional 7,000 common shares for each additional year in office. Generally, options outstanding vest over periods not exceeding four years and are exercisable for up to five years from the grant date.

Share based compensation expense recognized under ASC 718 for the years ended December 31, 2015 and 2014 were $13,664 and $28,767, respectively.

The share based compensation expense for each of the years ended December 31, 2015 and 2014 includes $13,065 of amortization of the fair value of 1,000,000 restricted shares granted to the Company’s CEO on September 9, 2011 of $195,968, after adjusting for the effect on the fair value of the stock options related to this transaction. The fair value will be amortized over 15 years.

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average share assumptions used for grants in 2014: (1) expected life of 5 years; (2) annual dividend yield of 9.59%; (3) expected volatility 59.5%; (4) risk free interest rate of 1.71%.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

11. Stock-Based Compensation - (continued)

The following summarizes stock option activity for the years ended December 31, 2015 and 2014:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at January 1, 2014	285,000	$0.97	1.43	$147,656
Granted in 2014	21,000	2.92
Exercised in 2014	(77,000)	1.18
Forfeited or expired in 2014	(147,000)	0.75
Outstanding at December 31, 2014	82,000	$1.68	2.68	$59,115
Exercised in 2015	(40,000)	1.53
Forfeited or expired in 2015	(7,000)	1.34
Outstanding at December 31, 2015	35,000	$1.92	2.35	$24,876
Vested and exercisable at December 31, 2014	81,000	$1.69	2.69	$58,515
Vested and exercisable at December 31, 2015	35,000	$1.92	2.35	$24,876

The weighted-average fair value of options granted during the year ended December 31, 2014, estimated as of the grant date using the Black-Scholes option-pricing model, were $0.72 per option. There was no grant of options during the year ended December 31, 2015. All outstanding options at December 31, 2015 are vested and exercisable.

The following table summarizes information about stock options outstanding at December 31, 2015:

	Stock Option Outstanding			Exercisable
Range of Exercise Prices	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Number of Shares	Weighted Average Exercise Price
$1.01 – $2.00	21,000	$1.25	1.58	21,000	$1.25
$2.01 – $3.00	14,000	2.92	3.50	14,000	2.92
	35,000	$1.92	2.35	35,000	$1.92

In connection with the Company’s private placement of senior secured notes, the Company issued 20,000 warrants, at an exercise price of $2.50 per warrant, to the Placement Agent on December 28, 2010. The warrants are exercisable into the same number of common shares and exercisable over a five-year period. In December 2014, the Placement Agent exercised the warrant for all 20,000 common shares using the cashless exercise option under the warrant in lieu of paying cash in satisfaction of the exercise price, pursuant to which the Placement Agent received a lesser number of common shares. As a result, the Company issued 6,226 common shares to the Placement Agent.

On July 31, 2014, in connection with the Company’s public offering in July 2014, the Company issued warrants to purchase 87,719 common shares, with an exercise price of $3.5625 per common share, to the representative of the underwriters of the offering. The warrants are exercisable at any time, and from time to time, in whole or in part, commencing on July 28, 2015 and expire on July 28, 2019. The fair value of these warrants, using the Black-Scholes option pricing model, on the date of issuance was $42,224. In November 2015, the representative partially exercised the warrants to purchase 17,550 common shares.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

11. Stock-Based Compensation - (continued)

On May 29, 2015, in connection with the Company’s public offering in May 2015, the Company issued warrants to purchase 50,750 common shares, with an exercise price of $5.4875 per common share, to the representative of the underwriters of the offering. The warrants are exercisable at any time, and from time to time, in whole or in part, commencing on May 22, 2016 and expire on May 22, 2020. The fair value of these warrants, using the Black-Scholes option pricing model, on the date of issuance was $54,928.

12. Stockholders’ Equity

On July 31, 2014, the Company completed a public offering of 1,754,386 common shares at a price to the public of $2.85 per share, which raised gross proceeds of $5,000,000 and the net proceeds of approximately $4,289,000, after deducting the Company’s underwriting discounts and commissions and offering expenses payable in connection with the offering. The Company also granted the underwriters a 45-day option to purchase up to 263,157 additional common shares to cover over-allotments, if any. The option expired unexercised in September 2014.

On May 29, 2015, the Company completed another public offering of 1,015,000 common shares at a price to the public of $4.39 per share. The gross proceeds raised by the Company from the offering were approximately $4,460,000, before deducting underwriting discounts and commissions and other offering expenses. The Company also granted the underwriter a 45-day option to purchase up to 152,250 additional common shares to cover over-allotments, if any. In June 2015, the underwriter partially exercised its over-allotment option for an additional 105,000 common shares. The gross proceeds raised by the Company from the sale of the over-allotment option shares were approximately $460,000, resulting in total gross proceeds from the offering of approximately $4,920,000. The remaining over-allotment option of 47,250 shares expired unexercised in July 2015. The total net proceeds from the offering, including the sale of the over-allotment option shares, were approximately $4,240,000, after deducting underwriting discounts and commissions and offering expenses payable by us.

13. Commitments and Contingencies

Operating Leases

On June 9, 2011, the Company entered into a new lease agreement (the “Lease”) to relocate its corporate headquarters to 60 Cutter Mill Road, Great Neck, New York. The Lease is for a term of five years and two months commencing June 2011 and ending August 2016. The rent increases annually during the term and ranges from approximately $2,800 per month during the first year to approximately $3,200 per month during the fifth year.

At December 31, 2015, approximate future minimum rental, including utilities, payments under these commitments are $28,100.

Rent expense, including utilities, was approximately $42,000 in each of the years 2015 and 2014.

Employment Agreements

In March 1999, we entered into an employment agreement with Assaf Ran, our President and Chief Executive Officer pursuant to which: (i) Mr. Ran’s employment term renews automatically on June 30th of each year for successive one-year periods unless either party gives to the other written notice at least 180 days prior to June 30th of its intention to terminate the agreement; (ii) Mr. Ran receives an annual base salary of $225,000 and annual bonuses as determined by the Compensation Committee of the board of directors, in its sole and absolute discretion, and is eligible to participate in all executive benefit plans established and maintained by us; and (iii) Mr. Ran agreed to a one-year non-competition period following the termination of his employment.

MANHATTAN BRIDGE CAPITAL, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2015 and 2014

13. Commitments and Contingencies - (continued)

Mr. Ran’s annual base compensation was $225,000 for each of the years 2015 and 2014, and a bonus of $65,000 and $35,000, respectively, for the years 2015 and 2014 which was approved by the Compensation Committee. In 2015, the Compensation Committee also approved a special bonus of $30,000 to Mr. Ran for establishing the Webster Credit Line.

$6,000,000
__% Senior Secured Notes
Due         , 2026

MBC Funding II Corp

PROSPECTUS

Aegis Capital Corp

            , 2016

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which will be borne by Funding:

SEC registration fee	$1,006.00
Printing and engraving expenses	$35,000.00	*
Legal fees and expenses	$170,000.00	*
Accounting fees and expenses	$30,000.00	*
Miscellaneous	$50,000.00	*
Total	$286,006.00	*

*	To be supplied by amendment.

Item 15. Indemnification of Directors and Officers.

Sections 722 and 723 of the New York Business Corporation Law grant a corporation the power to indemnify its officers and directors as follows:

(a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

(b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

(c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court on which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

(d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person’s duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

Payment of indemnification other than by court award is as follows:

(a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

(b) Except as provided in paragraph (a), any indemnification under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

(1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

(2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

(A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

(B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(C) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amounts as, and to the extent, required by paragraph (a) of section 725.

Manhattan Bridge Capital’s Restated Certificate of Incorporation and Funding’s certificate of incorporation each provides as follows:

“TENTH: (a) Right to Indemnification.  Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigation (hereinafter a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Business Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall incur to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the corporation the expenses incurred in defending any such Proceeding in advance of its final disposition; provided, however, that if the Business Corporation Law requires, the payment of such expenses incurred by a director or officer (in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit.  If a claim under paragraph (a) of this Section is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the Business Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Business Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard or conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) Non-Exclusivity of Rights.  The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation, by-law, agreement, vote of shareholders or disinterested directors or otherwise.

(d) Insurance.  The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Business Corporation Law.

ELEVENTH:  A director of the corporation shall not be personally liable to the corporation or its shareholders for damages for any breach of duty in such capacity, except for the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law.”

Item 16. Exhibits.

The following is a complete list of exhibits filed as part of this registration statement. Some of the following exhibits were filed as exhibits to registration statements filed by the Registrant under the Securities Act of 1933, as amended, and reports filed under the Securities and Exchange Act of 1934, as amended, and are hereby incorporated by reference.

Exhibit No.
1.1	Form of Underwriting Agreement***
3.1	Restated Certificate of Incorporation of the Company(1)
3.2	By-laws of the Company, effective May 2014(2)
3.3	Certificate of Incorporation of MBC Funding II Corp***
3.4	Bylaws of MBC Funding II Corp***
4.4	Form of Note*** (Included in Exhibit 4.5)
4.5	Form of Indenture***
4.6	Form of Unconditional Continuing Guaranty***
4.7	Form of Stock Pledge Agreement***
4.8	Form of Guaranty (MBC Funding II Corp.)*
4.9	Form of Asset Purchase Agreement between Manhattan Bridge Capital, Inc. and MBC Funding II Corp., dated April , 2016*
5.1	Legal Opinion***
8.1	Form of Tax Opinion***
10.1	Employment Agreement dated as of March 1, 1999 by and between Assaf Ran and DAG Media, Inc.(3)****
10.2	Manhattan Bridge Capital, Inc. 2009 Stock Option Plan, as amended(4)
10.3	Credit and Security Agreement, dated as of February 27, 2015, between Manhattan Bridge Capital Inc. as Borrower, and Webster Business Credit Corporation, as Lender(5)
10.3.1	Amendment No. 1 to Credit and Security Agreement, dated as of May , 2015**
10.3.2	Amendment No. 2 to Credit and Security Agreement dated as of , 2016*
10.4	Lease Agreement by and between the Company and Majestic Neck Corp. for the premises located at 60 Cutter Mill Road, Great Neck, New York 11201(6)
23.1	Consent of Hoberman, & Lesser, LLP, dated March 21, 2016*
23.2	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)*
24.1	Power of Attorney of the officers and directors of Manhattan Bridge Capital, Inc.***
24.2	Power of Attorney of the officers and directors of MBC Funding II Corp.***
101.INS	XBRL Instance Document***
101.CAL	XBRL Taxonomy Extension Schema Document***
101.SCH	XBRL Taxonomy Extension Calculation Linkbase Document***
101.LAB	XBRL Taxonomy Extension Label Linkbase Document***
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document***
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document***

(1)	Previously filed as Exhibit 3.1 to Form 10-Q for the three and six month periods ended June 30, 2014 on August 13, 2014 and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.2 to Form 10-Q for the three and six month periods ended June 30, 2014 on August 13, 2014 and incorporated herein by reference.
(3)	Previously filed as Exhibit 10.2 to the Registration Statement on Form SB-2/A, File No. 333-74203 filed by DAG Media, Inc. on March 10, 1999 and incorporated herein by reference.
(4)	Previously filed as Appendix A to our definitive proxy materials filed on August 5, 2011 and incorporated herein by reference.
(5)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed on March 3, 2015 and incorporated herein by reference.
(6)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed on June 13, 2011 and incorporated herein by reference.
*	Filed herewith.
**	To be filed by amendment.

***	Previously filed.
****	Compensation arrangement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant hereby undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, such undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of such undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of such undersigned registrant or used or referred to by such undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of such undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by such registrant to the purchaser.

(b) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by such registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to Registration Statement No. 333-208894 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck, State of New York, on April 15, 2016.

MBC Funding II Corp.

By:	/s/ Assaf Ran Assaf Ran, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Date	Title
/s/ Assaf Ran ASSAF RAN	April 15, 2016	President, Chief Executive Officer (Principal Executive Officer) and Director
/s/ Vanessa Kao VANESSA KAO	April 15, 2016	Chief Financial Officer (Principal Financial and Accounting Officer)

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to Registration Statement No. 333-208894 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Great Neck, State of New York, on April 15, 2016.

Manhattan Bridge Capital, Inc.

By:	/s/ Assaf Ran Assaf Ran, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Date	Title
/s/ Assaf Ran ASSAF RAN	April 15, 2016	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)
/s/ Vanessa Kao* VANESSA KAO	April 15, 2016	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Eran Goldshmit* ERAN GOLDSHMIT	April 15, 2016	Director
/s/ Michael Jackson* MICHAEL JACKSON	April 15, 2016	Director
/s/ Mark Alhadeff* MARK ALHADEFF	April 15, 2016	Director
/s/ Lyron Bentovim* LYRON BENTOVIM	April 15, 2016	Director

*By:	/s/ Assaf Ran ASSAF RAN Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit No.
1.1	Form of Underwriting Agreement***
3.1	Restated Certificate of Incorporation of the Company(1)
3.2	By-laws of the Company, effective May 2014(2)
3.3	Certificate of Incorporation of MBC Funding II Corp.***
3.4	Bylaws of MBC Funding II Corp.***
4.4	Form of Note*** (Included in Exhibit 4.5)
4.5	Form of Indenture***
4.6	Form of Continuing Guaranty***
4.7	Form of Stock Pledge Agreement***
4.8	Form of Guaranty (MBC Funding II Corp.)*
4.9	Form of Asset Purchase Agreement between Manhattan Bridge Capital, Inc. and MBC Funding II Corp., dated April , 2016*
5.1	Legal Opinion***
8.1	Form of Tax Opinion***
10.1	Employment Agreement dated as of March 1, 1999 by and between Assaf Ran and DAG Media, Inc.(3)****
10.2	Manhattan Bridge Capital, Inc. 2009 Stock Option Plan, as amended(4)
10.3	Credit and Security Agreement, dated as of February 27, 2015, between Manhattan Bridge Capital Inc. as Borrower, and Webster Business Credit Corporation, as Lender(5)
10.3.1	Amendment No. 1 to Credit and Security Agreement, made as of May , 2015**
10.3.2	Amendment No. 2 to Credit and Security Agreement, made as of April , 2016*
10.4	Lease Agreement by and between the Company and Majestic Neck Corp. for the premises located at 60 Cutter Mill Road, Great Neck, New York 11201(6)
23.1	Consent of Hoberman, & Lesser, LLP, dated March 21, 2016*
23.2	Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)*
24.1	Power of Attorney of the officers and directors of Manhattan Bridge Capital, Inc.***
24.2	Power of Attorney of the officers and directors of MBC Funding II Corp.***
101.INS	XBRL Instance Document***
101.CAL	XBRL Taxonomy Extension Schema Document***
101.SCH	XBRL Taxonomy Extension Calculation Linkbase Document***
101.LAB	XBRL Taxonomy Extension Label Linkbase Document***
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document***
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document***

(1)	Previously filed as Exhibit 3.1 to Form 10-Q for the three and six month periods ended June 30, 2014 on August 13, 2014 and incorporated herein by reference.
(2)	Previously filed as Exhibit 3.2 to Form 10-Q for the three and six month periods ended June 30, 2014 on August 13, 2014 and incorporated herein by reference.
(3)	Previously filed as Exhibit 10.2 to the Registration Statement on Form SB-2/A, File No. 333-74203 filed by DAG Media, Inc. on March 10, 1999 and incorporated herein by reference.
(4)	Previously filed as Appendix A to our definitive proxy materials filed on August 5, 2011 and incorporated herein by reference.
(5)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed on March 3, 2015 and incorporated herein by reference.
(6)	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed on June 13, 2011 and incorporated herein by reference.
*	Filed herewith.
**	To be filed by amendment.
***	Previously filed.
****	Compensation Arrangement.